                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                ------------------------------------------------

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:
[ ]            Preliminary Proxy Statement
[ ]            Confidential, for Use of the Commission Only (as permitted by
               Rule 14a-6(e)(2))
[X]            Definitive Proxy Statement
[ ]            Definitive Additional Materials
[ ]            Soliciting Material Pursuant to Section 240.14a-11(c) or Section
               240.14a-12


                                H&R BLOCK, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                H&R BLOCK, INC.
                   -----------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


      1) Title of each class of securities to which the transaction applies:
      2)   Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      4)   Proposed maximum aggregate value of transaction:
      5)   Total Fee Paid:


[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      1)   Amount Previously Paid:
      2)   Form, Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:

                                 H&R BLOCK, Inc.
                                4400 Main Street
                          Kansas City, Missouri 64111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         to be held September 11, 1996

     The annual meeting of shareholders of H&R Block, Inc., a Missouri corporation (the "Company"), will be held at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri, at 9:00 a.m., Kansas City time, on Wednesday, September 11, 1996. Shareholders attending the meeting are asked to park on the east side of the parking lot that is north of the Museum and enter the Museum's east entrance. The meeting will be held for the purpose of considering and acting upon the following:

        1. The election of three Class I directors to serve three-year terms (See page 4);

        2.   The approval of the distribution to H&R Block, Inc.
             shareholders of the shares of common stock of CompuServe Corporation (the "CompuServe Shares") owned by H&R Block, Inc. by means of a pro rata dividend to all H&R Block shareholders of the CompuServe Shares (See page 22);

        3. The approval of an amendment to the Company's Articles of Incorporation in order to increase the number of authorized shares of Common Stock, without par value, from 200,000,000 to 400,000,000 (See page 46);

        4.   The adoption of the H&R Block Short-Term Incentive Plan
             (See page 49);

        5.   The ratification of the appointment of Deloitte & Touche
             LLP as the Company's independent auditors for the year ending April 30, 1997 (See page 52); and

        6. The transaction of such other business as may properly come before the meeting or any adjournments thereof;

all as set forth in the proxy statement accompanying this Notice.

     The Board of Directors has fixed the close of business on July 12, 1996 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors
                                             JAMES H. INGRAHAM
                                             Secretary
Kansas City, Missouri
August 7, 1996

     A PROXY FOR THE ANNUAL MEETING IS ENCLOSED HEREWITH. PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO VOTE IN PERSON, THE PROXY WILL NOT BE USED. THEREFORE, PLEASE RETURN THE SIGNED PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of H&R Block, Inc. ("H&R Block" or the "Company"), 4400 Main Street, Kansas City, Missouri 64111, for use at the annual meeting of shareholders to be held on September 11, 1996, or at any adjournment of that meeting, for the purposes set forth in the foregoing notice. All costs of solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by regular employees of the Company.
The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of $6,000, plus reimbursement of reasonable expenses. Further, brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so.

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. Subject to such revocation or suspension, shares represented by properly executed proxies received by the Board of Directors will be counted at the meeting and will be voted in accordance with the shareholder's directions. If the form of proxy is signed and returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted in accordance with the recommendations of the Board of Directors.

VOTING PROCEDURES

     Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. Shareholders do not have cumulative voting rights with respect to the election of directors. For Item 2 set forth in the foregoing notice, the approval of the distribution of the CompuServe Shares to the shareholders of the corporation (the "Distribution"), the affirmative vote of two-thirds of the shares entitled to vote at the annual meeting of shareholders is necessary for approval. For Item 3 set forth in the foregoing notice, the approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares, the affirmative vote of a majority of shares entitled to vote at the annual meeting of shareholders is necessary for approval. For all other matters to be voted upon at the meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For purposes of determining the number of shares present in person or represented by proxy on a voting matter, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter.

     H&R Block believes that under Missouri law, which governs the Distribution, a vote of shareholders is not required in connection with the Distribution. Missouri law requires the approval of the holders of at least two-thirds of a corporation's outstanding shares entitled to vote thereon for a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation. H&R Block believes that the Distribution is not an "other disposition" and, even if the Distribution were viewed as such, the CompuServe stock proposed to be distributed does not constitute "all or substantially all" of the assets of H&R Block. Although H&R Block believes that shareholder approval is not required, H&R Block is seeking such approval because this issue has not been definitively settled under Missouri law. H&R Block is seeking approval by the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting of a proposal (the "Distribution Proposal") to distribute all of the shares (the "CompuServe Shares") of common stock, par value $0.01 per share (the "CompuServe Stock") owned by H&R Block. However, if the Distribution Proposal is approved by the holders of less than two-thirds of the outstanding shares, but is approved by the holders of a majority of the shares voted at the meeting, H&R Block may request a court to rule that shareholder approval is not required and consummate the Distribution if all other conditions to consummation of the Distribution have been, or are reasonably expected to be, obtained.

APPRAISAL RIGHTS

     H&R Block shareholders who do not vote in favor of the Distribution may have the right to seek payment in cash of the fair value of their shares of H&R Block Common Stock, without par value ("H&R Block Stock") by complying with
Section 351.405 of the General and Business Corporation Law of Missouri (the "GBCL").

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the GBCL, and is qualified in its entirety by the full text of Section 351.405 of the General Business Corporation Law of Missouri, which is provided in its entirety as Appendix A to this proxy statement.

     If the Distribution Proposal is approved by H&R Block shareholders at the meeting and the Distribution is consummated, H&R Block shareholders who do not vote in favor of the Distribution Proposal and who at or prior to the meeting file with H&R Block a written objection to the Distribution may, within twenty days after the vote is taken, make written demand on H&R Block for the payment to him or her of the fair value of his or her shares of H&R Block Stock as of the day prior to the date of the meeting. Such demand shall state the number and class of the shares of H&R Block Stock owned by such dissenting shareholder. Any H&R Block shareholder failing to make such a demand within the twenty-day period shall lose any right to appraisal in respect of such shares of H&R Block Stock under the GBCL.

     If, within thirty days after the date of the meeting, the shareholder and H&R Block do not agree on the value of such shareholder's shares of H&R Block Stock, the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the corporation is situated asking for a finding and determination of the fair value of such shares of H&R Block Stock, and shall be entitled to judgment against H&R Block for the amount of such fair value as of the day prior to the date of the meeting, together with interest thereon to the date of such judgment. H&R Block and any such shareholder shall in such case have the rights and duties and shall follow the procedure set forth in Section 351.405 of the GBCL.

     If the Distribution Proposal is approved by the holders of less than two-thirds of the outstanding shares, but is approved by the holders of a majority of the shares voted at the meeting and H&R Block obtains a court ruling that shareholder approval of the Distribution Proposal is not required under the GBCL, H&R Block shareholders would not have the appraisal rights discussed above.

     If the holders of more than one percent (1%) of the outstanding H&R Block shares entitled to vote at the meeting purport to exercise their dissenters' rights, the H&R Block Board of Directors may elect not to proceed with the Distribution.

CERTAIN CONSIDERATIONS

     Before acting on the Distribution Proposal, shareholders should consider the factors discussed under "Certain Considerations" in this Proxy Statement and under the section entitled "Certain Factors Affecting CompuServe" in Appendix B ("INFORMATION WITH RESPECT TO COMPUSERVE"), as well as other information set forth herein.

OUTSTANDING VOTING SECURITIES AND DATE OF MAILING

     At the close of business on July 12, 1996, the Company's outstanding voting securities consisted of 103,992,072 shares of Common Stock.

     The proxy statement and accompanying form of proxy are first being sent to shareholders on or about August 7, 1996.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON FORM OF PROXY)

     The Company's Articles of Incorporation and Bylaws provide that the number of directors to constitute the Board of Directors shall be not less than nine nor more than 15, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the whole Board. The Board has most recently fixed the number of directors to constitute the Board of Directors at
10. The Articles of Incorporation and Bylaws further provide that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The term of office of one class of directors shall expire at each annual meeting of shareholders. Directors elected at an annual meeting of shareholders to succeed those whose terms expire shall be identified as being of the same class as those directors they succeed and shall be elected for a term to expire at the third annual meeting of shareholders after their election.

     Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders only (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the Company's Bylaws.

     At its meeting held on June 19, 1996, the Board of Directors accepted Richard H. Brown's resignation as a Class III director and as President and Chief Executive Officer of the Company and elected Frank L. Salizzoni, a director of the Company, as President and Chief Executive Officer on an interim basis. It is the intention of the Board of Directors to fill the vacancy on the Board created by Mr. Brown's resignation when a President and Chief Executive Officer is elected to replace Mr. Salizzoni in that capacity.

     At the annual meeting of shareholders to be held on September 11, 1996, three Class I directors will be elected to hold office for three years and until their successors are elected and shall have qualified. Henry W. Bloch, Robert E. Davis and Frank L. Salizzoni have been nominated for election as Class I directors of the Company. All nominees are currently Class I directors of the Company. The shares voted by the proxies will be voted for their election unless authority to do so is withheld as provided in the form of proxy. All nominees have consented to serve if elected and the Board of Directors has no reason to believe that any of the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.

     The nominees for election as Class I directors and the current Class II and Class III directors are listed in alphabetical order in the following table. G. Kenneth Baum, Henry F. Frigon and Roger W. Hale serve as Class II directors with terms scheduled to expire at the annual meeting of shareholders in 1997. Donna R. Ecton, Marvin L. Rich and Morton I. Sosland serve as Class III directors with terms scheduled to expire at the annual meeting of shareholders in 1998.

                                             COMMON STOCK
                                             (AND PERCENT      SOLE        SHARED
NAME, AGE AND PRINCIPAL                       OF CLASS)     VOTING AND   VOTING AND
OCCUPATION OR EMPLOYMENT           DIRECTOR  BENEFICIALLY   INVESTMENT   INVESTMENT
DURING THE PAST 5 YEARS             SINCE      OWNED(1)       POWERS       POWERS
- ---------------------------------  --------  ------------  ------------  ----------

G. Kenneth Baum (66)               1961      132,439(4)    132,439(4)    -0-
Chairman of the Board,                       (.10%)
George K. Baum Group, Inc.,
investment company(2)(3)

Henry W. Bloch (74)                1955      5,186,200(4)  4,920,500(4)  265,700
Chairman of the Board                        (5.01%)
of the Company(5)

Robert E. Davis (65)               1981      19,799(4)     19,599(4)     200
Managing Director, Axess                     (.02%)
Corporation, diversified
manufacturing(2)(6)

Donna R. Ecton (49)                1993      2,299(4)      2,299(4)      -0-
Chairman, President and                      (0%)
Chief Executive Officer of
Business Mail Express, Inc.,
expedited print and mail
service(2)(7)

Henry F. Frigon (61)               1992      11,999(4)     3,999(4)      8,000
Retired Chief Executive Officer,             (.01%)
BATUS Incorporated, and
Executive Vice President,
Hallmark Cards Incorporated(2)(8)

Roger W. Hale (53)                 1991      11,130(4)     11,130(4)     -0-
Chairman, President and Chief                (.01%)
Executive Officer, LG&E Energy
Corporation, a diversified
energy services company(2)(9)

Marvin L. Rich (62)                1961      66,479(4)     58,479(4)     8,000
Of Counsel, Craft, Fridkin &                 (.06%)
Rhyne, law firm

Frank L. Salizzoni (58)            1988      23,999(4)     23,999(4)     -0-
President and Chief Executive                (.02%)
Officer of the Company(2)(10)

Morton I. Sosland (71)             1963      280,397(4)    95,809(4)     184,588
Chairman of the Board, Sosland               (.28%)
Companies, Inc., publishers(2)(11)


(1) As of June 1, 1996. For purposes of this disclosure, the Securities and Exchange Commission has defined "beneficial ownership" to include securities over which the individual has sole or shared investment or voting power regardless of the economic incidents of ownership. The shares reported in the table include shares held by certain family members of the directors or in trusts or custodianships for such members (directly or through nominees). The reported shares also include 35,640 shares held by an estate of which Mr. Baum is the personal representative, 8,000 shares held by a charitable foundation of which Mr. Frigon is a director, 9,000 shares held by a charitable foundation of which Mr. Sosland is an officer and a director, and 104,592 shares held by a corporation of which Mr. Sosland is an officer and a director. The respective directors have disclaimed any beneficial ownership of those shares held by or for their family members, Mr. Baum has disclaimed any beneficial ownership of the shares held by the estate of which he is the personal representative, Mr. Frigon has disclaimed any beneficial ownership of those shares held in the name of the charitable foundation of which he is a director, and Mr. Sosland has disclaimed any beneficial ownership of those shares held in the name of the charitable foundation of which he is an officer and a director or by the corporation of which he is an officer and a director.

(2) With respect to other directorships held by the above persons in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of
     Section 15(d) of said Act, Mr. Baum is a director of Interstate Bakeries Corporation, Sealright Co., Inc. and Unitog Company; Mr. Davis is a director of Rheometric Scientific, Inc. and USF&G Corporation; Ms. Ecton is a director of Barnes Group, Inc., PETsMART, Inc., Tandy Corporation and Vencor, Inc.; Mr. Frigon is a director of Buckeye Cellulose Corp., CompuServe Corporation, Dimon, Inc. and Group Technologies Corp.; Mr. Hale is a director of CompuServe Corporation and PNC Bank Corp.; Mr. Salizzoni is a director of CompuServe Corporation and SKF USA Inc.; and Mr. Sosland is a director of CompuServe Corporation and Kansas City Southern Industries, Inc.

(3) Mr. Baum has served as Chairman of the Board of George K. Baum Group, Inc., Kansas City, Missouri, since May 1994. He was Chairman of the Board of George K. Baum & Company, an investment banking firm, from 1982 until May 1994.

(4) Includes shares which on June 1, 1996 the specified directors had the right to purchase as of June 30, 1996 pursuant to options granted in connection with the Company's stock option plans, as follows: Mr. Baum, 17,999 shares; Mr. Bloch, 21,000 shares; Mr. Davis, 13,999 shares; Ms. Ecton, 1,999 shares; Mr. Frigon, 3,999 shares; Mr. Hale, 9,999 shares; Mr. Rich, 17,999 shares; Mr. Salizzoni, 17,999 shares; and Mr. Sosland, 17,999 shares.

(5) Henry W. Bloch has served as Chairman of the Board of the Company since 1989. He was its Chief Executive Officer from 1974 through July 1992.

(6) Mr. Davis has served as Managing Director of Axess Corporation, West Palm Beach, Florida, since March 1991.

(7) Ms. Ecton has served as Chairman of Business Mail Express, Inc., Malvern, Pennsylvania, since June 1995, and as President and Chief Executive
     Officer of such corporation since February 1995. She was President and Chief Executive Officer of Van Houten North America, Inc. and Andes
     Candies Inc., Delavan, Wisconsin, chocolate and confections companies, from December 1991 until January 1994.

(8) Mr. Frigon has served as the interim Chairman of the Board of CompuServe Corporation since June 19, 1996. He served as Executive Vice President-Corporate Development & Strategy and Chief Financial Officer of Hallmark Cards Incorporated, Kansas City, Missouri, greeting card company, from January 1991 until his retirement in December 1994. He had previously served as President and Chief Executive Officer of BATUS Incorporated, Louisville, Kentucky.

(9) Mr. Hale has served as Chairman, President and Chief Executive Officer of LG&E Energy Corporation, Louisville, Kentucky, since August 1990. He has also served as Chairman of the Board of Louisville Gas & Electric Company since February 1990 and Chief Executive Officer of such company since June 1989.

(10) Mr. Salizzoni has served as the Company's interim President and Chief Executive Officer since June 19, 1996. He served as President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc., Pittsburgh, Pennsylvania, airline, from March 1994 until April 1996. He was Executive Vice President-Finance of USAir, Inc. from November 1990 until March 1994.

(11) Mr. Sosland has served as Chairman of Sosland Companies, Inc., Kansas City, Missouri, since January 1993. He served as President of such firm from July 1968 through December 1992. He has also served as Chairman of Sosland Publishing Company since 1984.

                DIRECTORS' MEETINGS, COMPENSATION AND COMMITTEES

     There were nine meetings of the Board of Directors held during the 1996 fiscal year, and 11 meetings of the standing Board committees held during such year. Each of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the time in which he or she served as a director in such year and (2) the total number of meetings of the Board committees on which he or she served that were held during the time in which he or she served on such committees in such year.

     Directors, excluding those who are employed by the Company or its subsidiaries, receive an annual director's fee of $25,200 and meeting fees of $1,700 for each Board meeting attended and $1,100 for each committee meeting attended. In accordance with the provisions of the H&R Block Deferred Compensation Plan for Directors, as amended, eligible non-employee directors may defer 100% of such fees. Deferrals are placed in an account maintained by the Company for each director and such deferrals are fully vested at all times. Gains or losses are posted to each account in accordance with the participant's election of a fixed rate investment option, a variable rate investment option or the Company's Common Stock as an investment alternative. Payment of benefits occurs upon the termination of the participant's services as a director, upon his or her death or, if he or she first became eligible to participate in the Plan at age 68 or older, upon attainment of age 75. The account balance is generally paid out in approximately equal monthly installments over a 10-year period commencing not later than six months after the occurrence of the event which results in the benefit distribution.

     If a non-employee director retires from the Board after attaining age 72 or after incurring a permanent and total disability, he or she may receive retirement income from the Company following such retirement. Pursuant to the H&R Block, Inc. Retirement Plan for Non-Employee Directors, a director who retires due to either such reason and who has served on the Board for at least five years prior to retirement may thereafter receive an annual benefit equal to the largest annual director's fee paid by the Company at any time during the year preceding the date of retirement. Such benefit is payable in quarterly installments during the life of the director. A non-employee director who ceases to be a director within one year after a "change in control of the Company" (as defined in the Plan) is also thereafter entitled under the Plan to such an annual benefit. In such circumstances, the benefit is payable in quarterly installments for a term equal to the shortest of the term during which the director served as a director of the Company or the life of the director.

     The 1989 Stock Option Plan for Outside Directors, as amended, provides for the grant of stock options to directors of the Company who are not employees of the Company or any of its subsidiaries. The amended Plan specifies that nonqualified stock options are to be automatically granted to outside directors of the Company serving as such on June 30 of each year in which the Plan is in effect. Each stock option granted to an outside director of the Company pursuant to the Plan, as amended, is for 2,000 shares of the Company's Common Stock, without par value, and the purchase price per share is equal to the last reported sale price for the Common Stock on the

New York Stock Exchange on the date of grant. The maximum number of shares of Common Stock as to which options may be granted under the Plan is 300,000 shares.

     Options for 2,000 shares each, with an option price of $41.00 per share, were granted to Ms. Ecton and to Messrs. Baum, Davis, Frigon, Hale, Rich, Salizzoni and Sosland on June 30, 1995. Subject to certain exceptions, the outstanding stock options may not be exercised until at least one year after the date of grant, and then may be exercised only in increments in any one year of up to one-third of the aggregate number of shares subject to the option.
All outstanding options expire 10 years after the date of grant.

     In addition to his annual director's fee and Board and committee meeting fees, the Company paid to Mr. Frigon a total of $15,300 in fees for attendance at nine meetings with the Company's management during fiscal year 1996 in connection with his position as Chairman of the Finance Committee of the Board of Directors. The fees were based upon the standard Board meeting rate.

     The Company also offers to its non-employee directors free access to CompuServe Incorporated's Information Service, free income tax return preparation services through H&R Block Tax Services, Inc.'s Executive Tax Service and free business travel insurance in connection with Company-related travel.

     The standing committees of the Board include the Executive Committee, the Audit Committee, the Compensation Committee, the Diversification Committee, the Finance Committee and the Nominating Committee. Mr. Bloch, Chairman of the Board of the Company, and Mr. Salizzoni, President and Chief Executive Officer of the Company, are nonvoting ex officio members of the Compensation, Diversification and Finance Committees.

     The Executive Committee, whose members are Mr. Bloch (Chairman) and Messrs. Baum, Salizzoni and Sosland, held no meetings during fiscal year 1996. The primary function of the Executive Committee is to control and manage, between meetings of the Board, the property and business of the Company in all matters in which exclusive authority has not been given to the entire Board of Directors or in which specific direction has not been given by the Board.

     The Audit Committee, whose members are Ms. Ecton (Chairman) and Messrs. Frigon, Hale and Rich, held three meetings during the 1996 fiscal year. The functions of the committee include, among other things, reviewing the various internal accounting controls of the Company; reviewing and approving the services and fees of the Company's independent auditors, including any non-audit services provided by them; making recommendations to the Board of Directors with respect to the employment, retention or replacement of such auditors, as well as monitoring the independence of such auditors; reviewing the scope of the annual audit; reviewing and approving the Company's internal audit plan and the appointment and replacement of the Director of Internal Audit; overseeing the Company's financial reporting process and related matters.

     The Compensation Committee, whose members are Mr. Baum (Chairman), Ms. Ecton and Messrs. Davis and Hale, held three meetings during fiscal year 1996. The functions of the committee primarily include reviewing the compensation of the Company's executive officers; recommending to the Board of Directors the salaries, and any bonus or cash incentive plans, for such executive officers; and administering the Company's long-term incentive compensation plans. See the Compensation Committee Report on Executive Compensation under "COMPENSATION OF EXECUTIVE OFFICERS," below.

     The Diversification Committee, whose members are Messrs. Hale (Chairman), Frigon, Rich and Sosland, held two meetings during fiscal year 1996. The functions of the committee include, among other things, determining appropriate areas of business development and diversification for the Company, investigating available opportunities for such development and diversification and recommending to the Board of Directors the acquisition of those businesses which in the committee's judgment would best serve the interests of the Company.

     The Finance Committee, whose members are Messrs. Frigon (Chairman), Baum, Davis, Rich and Sosland, held three meetings during the 1996 fiscal year. The primary duties of such committee are to provide advice to management and the Board of Directors concerning the financial structure of the Company, the funding of the operations of the Company and its subsidiaries, and the investment of Company funds.

     The Nominating Committee, whose members are Mr. Sosland (Chairman), Ms. Ecton and Messrs. Bloch, Davis and Salizzoni, held no meetings during the 1996 fiscal year. The Nominating Committee is responsible for the initiation of nominations for election as a director of the Company.

                     INFORMATION REGARDING SECURITY HOLDERS

PRINCIPAL SECURITY HOLDERS

     The following table sets forth the name, address and share ownership of the persons or organizations known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company. Unless otherwise indicated, information concerning share ownership is as of June 1, 1996. The percentage of ownership is based upon the number of shares of the Company's Common Stock issued and outstanding as of June 1, 1996.


                                                           PERCENT OF
                                             SHARES         COMMON
           NAME AND ADDRESS               BENEFICIALLY       STOCK
           OF BENEFICIAL OWNER                OWNED       OUTSTANDING
           ----------------------------  ---------------  -----------
           FMR Corp.                     9,650,053(1)        9.33%
           82 Devonshire Street
           Boston, Massachusetts  02109

           Henry W. Bloch                5,186,200(2)(3)     5.01%
           Marion H. Bloch
           4400 Main Street
           Kansas City, Missouri  64111

(1) Information as to number of shares is as of May 31, 1996, and is furnished in reliance on the representations of FMR Corp., a parent holding company. Such representations indicate that such number of shares includes 701,312 shares with sole voting power, 9,650,053 shares with sole dispositive power and no shares with either shared voting power or shared dispositive power. The relevant subsidiaries of FMR Corp. identified by FMR Corp. are Fidelity Management & Research Company (a registered investment adviser reporting beneficial ownership of 8,355,891 shares) and Fidelity Management Trust Company (a bank reporting beneficial ownership of 1,294,162 shares).

(2) Marion H. Bloch is the wife of Henry W. Bloch. Each spouse may be deemed under current rules and regulations of the Securities and Exchange Commission to be the beneficial owner of those shares of the Company's Common Stock held by his or her spouse. However, the Blochs have disclaimed ownership of shares held by or for each other and by or for their children.

(3) Includes 21,000 shares that Mr. Bloch has the right to purchase as of June 30, 1996 pursuant to options granted in connection with the Company's 1984 Long-Term Executive Compensation Plan and its 1993 Long-Term Executive Compensation Plan.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of Common Stock of the Company of those executive officers of the Company listed in the Summary Compensation Table, below, under "COMPENSATION OF EXECUTIVE OFFICERS," who are not directors of the Company, as well as the beneficial ownership of Common Stock of all directors and executive officers of the Company as a group as of June 1, 1996. Information regarding individual directors is contained in the table above, under "ELECTION OF DIRECTORS." No directors or executive officers of the Company own any shares of Preferred Stock of the Company.

                                            SHARES
                                         BENEFICIALLY     PERCENT OF
           NAME OF BENEFICIAL OWNER         OWNED           CLASS
           --------------------------  -----------------  ----------
           Richard H. Brown               24,807(1)          .02%
           William P. Anderson            20,376(2)          .02%
           George T. Robson                    0             .00%
           Ozzie Wenich                   36,086(2)          .03%
           Thomas M. Bloch               323,556(3)          .31%
           All directors and officers  5,834,971(4)(5)      5.63%
            as a group (16 persons)


(1) Does not include 28,217 restricted shares that were forfeited by Mr. Brown as a result of his resignation as an employee of the Company, effective July 1, 1996 (announced on May 15, 1996). Mr. Brown has sole voting and investment powers with respect to 19,307 shares and shared voting and investment powers with respect to 5,500 shares.

(2) Includes shares which the specified officers had the right to purchase as of June 30, 1996 pursuant to options granted in connection with the Company's 1984 Long-Term Executive Compensation Plan or its 1993 Long-Term Executive Compensation Plan, as follows: Mr. Anderson, 19,666 shares, and Mr. Wenich, 12,416 shares. All shares shown as beneficially owned by Messrs. Anderson and Wenich are considered to be held with sole voting and investment powers.

(3) Includes 263,500 shares for which Henry W. Bloch is also listed as the beneficial owner in the table above, under "ELECTION OF DIRECTORS."
     Thomas M. Bloch is the son of Henry W. Bloch. The shares reported for Thomas Bloch include shares held in trust for certain family members of Mr. Bloch and Mr. Bloch has disclaimed any beneficial ownership of such shares held in trust. Mr. Bloch has sole voting and investment powers with respect to 56 shares and shared voting and investment powers with respect to 323,500 shares shown as beneficially owned by him.

(4) Includes shares held by certain family members of such directors and officers or in trusts or custodianships for such members (directly or through nominees). Also includes 173,006 shares which such directors and officers have the right to purchase as of June 30, 1996 pursuant to options granted in connection with the Company's stock option plans. The figure does not include shares beneficially owned by Thomas M. Bloch, who was not an executive officer of the Company at the end of fiscal year 1996 or on June 1, 1996.

(5) Includes 5,362,753 shares held with sole voting and investment powers and 472,218 shares held with shared voting and investment powers.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF FRANK L. SALIZZONI

     Frank L. Salizzoni was elected President and Chief Executive Officer of the Company on June 19, 1996, effective that day. Mr. Salizzoni has agreed to serve in such capacity on an interim basis until the Board of Directors elects a new President, Chief Executive Officer and director to replace Richard H. Brown. Upon the recommendation of the Compensation Committee, the Board of Directors approved a salary of $40,000 per month for Mr. Salizzoni, commencing June 19, 1996. He will also be entitled to payment of his ordinary and necessary business expenses incurred in connection with his employment.

SUMMARY COMPENSATION TABLE

     The following table sets forth for the year ended April 30, 1996, and the two previous fiscal years, the annual, long-term and other compensation paid to the Company's Chief Executive Officer serving as such at the end of such year, to each of the four highest paid executive officers of the Company (other than the Chief Executive Officer), who was serving as an executive officer of the Company at the end of such year, and to the former Chief Executive Officer of the Company who resigned during such year.

                           SUMMARY COMPENSATION TABLE


                                                                               Long-Term Compensation
                                                                          -------------------------------
                                                                                                     Pay-
                                           Annual Compensation                    Awards             outs
- ---------------------------------------------------------------------------------------------------------
                                                                                       Securities
                                                           Other Annual   Restricted    Underly-     LTIP    All Other
                         Fis-                               Compensa-       Stock         ing        Pay-    Compensa-
Name and Principal        cal      Salary      Bonus           tion        Award(s)     Options      outs      tion
Position                 Year       ($)         ($)            ($)           ($)         (#)(1)      ($)       ($)
- ----------------------------------------------------------------------------------------------------------------------

Richard H. Brown         1996      477,917     577,664(3)    90,581(4)    1,956,190(5)  250,000       0     182,917(6)
President and Chief      1995            0           0            0               0           0       0           0
Executive Officer(2)     1994            0           0            0               0           0       0           0
- ----------------------------------------------------------------------------------------------------------------------
Henry W. Bloch           1996      651,500           0       53,450(7)            0       4,500       0      19,845(8)
Chairman of the Board    1995      628,333           0      133,249(7)            0       4,500       0      23,450(8)
                         1994      608,333           0       81,472(7)            0       4,500       0      22,520(8)
- ----------------------------------------------------------------------------------------------------------------------
William P. Anderson      1996      230,000     275,475(10)        0         114,750(12)  10,000       0      71,433(13)
President, Block         1995      221,667     135,000           72         127,500(12)   5,000       0      79,072(13)
Financial                1994      200,075     123,287       23,772(11)     103,875(12)   5,000       0      45,811(13)
Corporation(9)
- ----------------------------------------------------------------------------------------------------------------------
Ozzie Wenich             1996      149,000      55,222           76               0       8,500       0       7,981(15)
President, H&R Block     1995      140,900      61,400           72               0       3,000       0      36,595(15)
International(14)        1994      129,875      41,904           75               0       2,500       0      35,530(15)
- ----------------------------------------------------------------------------------------------------------------------
George T. Robson         1996      112,308     200,967            0               0     150,000       0      10,000(17)
Senior Vice              1995            0           0            0               0           0       0           0
President, Chief         1994            0           0            0               0           0       0           0
Financial Officer
and Treasurer(16)
- ----------------------------------------------------------------------------------------------------------------------
Thomas M. Bloch          1996      134,615           0          841(7)            0           0       0       5,663(19)
Former President and     1995      483,333     134,509       45,927(7)      170,000(12)   9,000       0      14,258(19)
Chief Executive          1994      433,333     293,785       18,885(7)      138,500(12)   9,000       0      14,349(19)
Officer(18)


NOTES TO SUMMARY COMPENSATION TABLE:

(1) Stock options were granted pursuant to the Company's 1984 Long-Term Executive Compensation Plan or its 1993 Long-Term Executive Compensation Plan.

(2) Mr. Brown resigned as President and Chief Executive Officer effective June 19, 1996.

(3) Includes a $250,000 signing bonus paid at the commencement of employment and $327,664 in bonus earned for fiscal year 1996 under the Management Incentive Plan.

(4) Includes $72,829 in payments by the Company of certain relocation-related expenses in fiscal year 1996 and reimbursement in such year for the payment of taxes incurred in connection with the payment of such relocation-related expenses. Also includes $17,752 in payments by the Company of fees incurred by Mr. Brown during fiscal year 1996 for personal income tax return preparation services and reimbursement in such year for the payment of taxes incurred in connection with the Company's payment of such fees.

(5) Includes the $1,715,690 value of 46,370 shares of restricted shares of the Company's Common Stock received by Mr. Brown on August 5, 1995, and the $240,500 value of 6,500 performance units awarded to Mr. Brown as of August 5, 1995. In each case, the dollar value of the award was calculated by multiplying $37.00, the fair market value of a share of Common Stock on the date of the award, by the number of shares or units awarded. Of the restricted shares, 18,153 shares vested on January 1, 1996. Mr. Brown earned dividends totalling $44,515 on the restricted stock (including the vested shares) during fiscal year 1996. Dividends are not paid with respect to the performance units, but, in determining the actual value of a performance unit at the end of the three-year performance period (based upon a comparison of cumulative total shareholder return on the Company's stock during such period to the cumulative total return of the Standard & Poor's 500 Stock Index during such period), it is assumed that dividends are reinvested. At April 30, 1996, Mr. Brown held 28,217 restricted shares with a fair market value of $1,005,231 at that time, and 6,500 performance units with a fair market value of $231,563 at that time. The 28,217 restricted shares and the 6,500 performance units were forfeited by Mr. Brown as a result of his resignation as President and Chief Executive Officer of the Company.

(6) Includes $102,917 in Company matching contributions under the Company's deferred compensation plan for executives ("DCP") and $80,000 paid by the Company to Mr. Brown during fiscal year 1996 for use by Mr. Brown in the payment of premiums for life insurance on the life of Mr. Brown obtained by him.

(7) Includes payments by the Company of fees incurred by Messrs. Bloch for personal income tax return preparation and tax consultation services, as well as amounts reimbursed for the payment of taxes incurred by such officers in connection with the Company's payment of such fees.

(8) Includes a contribution under the Company's profit-sharing plan in fiscal years 1996, 1995 and 1994 of $5,250, $11,000 and $11,000, respectively;
     Company matching contributions under the Company's 401(k) savings plan in fiscal years 1996, 1995 and 1994 of $2,250, $2,250 and $2,310, respectively; and the $12,345 (1996), $10,200 (1995) and $9,210 (1994)
     economic value of the death benefit provided by the Company's Executive Survivor Plan ("ESP"). The imputed income reported from the ESP represents the portion of the premium paid by the Company pursuant to the ESP that is attributable to term life insurance coverage for the executive officer. The ESP provides only an insurance benefit with no cash compensation element to the executive officer.

(9) Mr. Anderson served as Senior Vice President and Chief Financial Officer of the Company and President of Block Financial Corporation during the portion of fiscal year 1996 ended September 18, 1995, and as President, Block Financial Corporation, following such date.

(10) Includes a bonus of $75,000 paid to Mr. Anderson in January 1996 and a bonus in the amount of $200,475 earned under the fiscal year 1996 Management Incentive Plan.

(11) Includes payments by the Company of certain relocation-related expenses, as well as amounts reimbursed in such years for the payment of taxes incurred in connection with the payment of such relocation-related expenses. The total of such payments and reimbursements was $23,697.

(12) For fiscal year 1996 for Mr. Anderson, the figure represents the dollar value of performance units awarded to him as of June 20, 1995, calculated by multiplying $38.25, the fair market value of a share of the Company's Common Stock on June 20, 1995, the date that the award was granted, by 3,000, the number of performance units awarded to him. For fiscal year 1995, the figure represents the dollar value of performance units awarded to the specified executive officer as of May 1, 1994, calculated by multiplying $42.50, the last-quoted market price for the Company's Common Stock on April 29, 1994 (the last business day prior to May 1, 1994), by the number of performance units awarded to the officer (3,000 to Mr. Anderson and 4,000 to Mr. Thomas Bloch). For fiscal year 1994, the figure represents the dollar value of performance units awarded to the specified executive officer as of May 1, 1993, calculated by multiplying $34.625, the last-quoted market price for the Company's Common Stock on April 30, 1993 (the last business day prior to May 1, 1993), by the number of performance units awarded to the officer (3,000 to Mr. Anderson and 4,000 to Mr. Thomas Bloch). Except for Mr. Brown, none of the executive officers held other performance units or restricted stock at the end of fiscal year 1996. At April 30, 1996, Mr. Thomas Bloch held no performance units and Mr. Anderson held an aggregate of 6,000 units with a value of $213,750. The performance units held by Mr. Thomas Bloch were forfeited as a result of his resignation as President and Chief Executive Officer of the Company in August 1995.

(13) Includes contributions under the Company's profit-sharing plan in fiscal years 1996, 1995 and 1994 of $5,250, $11,000 and $7,793, respectively;
     Company matching contributions under the Company's 401(k) savings plan in fiscal years 1996, 1995 and 1994 of $2,587, $2,250 and $2,994, respectively; Company matching contributions under the Company's deferred compensation plan for executives ("DCP") of $62,455 in fiscal year 1996, $59,644 in fiscal year 1995 and $28,000 in fiscal year 1994; an additional Company contribution of $3,080 under the DCP in fiscal year 1994 to negate the effect of the deferral of income on the profit-sharing plan contribution in such year; and the $1,141 (1996), $6,178 (1995) and $3,944
     (1994) dollar value of "above-market" amounts earned on deferred compensation under the DCP.

(14) Mr. Wenich served as Vice President, Finance and Treasurer of the Company throughout fiscal year 1996. He became President, H&R Block
     International, effective June 1, 1996.

(15) Includes contributions under the Company's profit-sharing plan in fiscal years 1996, 1995 and 1994 of $4,459, $7,673 and $6,059, respectively;
     Company matching contributions under the Company's 401(k) savings plan in fiscal years 1996, 1995 and 1994 of $1,898, $1,897 and $1,674, respectively; Company matching contributions under the DCP in fiscal years 1995 and 1994 of $24,001 and $24,645, respectively; additional Company contributions under the DCP in fiscal years 1996, 1995 and 1994 of $791, $1,172 and $2,239, respectively, to negate the effect of the deferral of income on profit-sharing contributions in such years; the $136 (1996), $1,253 (1995) and $395 (1994) dollar value of "above-market" amounts earned on deferred compensation under the DCP; and the $697 (1996), $599
     (1995) and $518 (1994) economic value of the death benefit provided by the Company's ESP.

(16) Mr. Robson was elected Senior Vice President and Chief Financial Officer of the Company effective January 20, 1996, and Treasurer of the Company effective June 1, 1996.

(17) Consists of $10,000 in Company matching contributions under the DCP.

(18) Mr. Bloch served as President and Chief Executive Officer of the Company during the portion of fiscal year 1996 ending on August 5, 1995.

(19) Includes a contribution under the Company's profit-sharing plan in each of fiscal years 1996, 1995 and 1994 of $5,250, $11,000 and $11,000, respectively; Company matching contributions under the Company's 401(k) savings plan in fiscal years 1996, 1995 and 1994 of $120, $2,250 and $2,499, respectively; and the $293 (1996), $1,008 (1995) and $850 (1994)
     economic value of the death benefit provided by the Company's ESP.

STOCK OPTION GRANT TABLE

     The following table summarizes options to purchase the Company's Common Stock granted during the fiscal year ended April 30, 1996 to the executive officers named in the Summary Compensation Table, above (the "Named Officers"):


                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential Realizable Value at
                                                                                                   Assumed Annual Rates of Stock
                                              Individual Grants                                    Price Appreciation for Option
                                                                                                   Term(1)
                        ----------------------------------------------------------------------------------------------------------
                        Number of            % of Total Options
                        Securities               Granted to           Exercise
                        Underlying Options   Employees in Fiscal       Price    Expiration
Name                    Granted (#)(2)             Year                ($/Sh)      Date            5% ($)      10% ($)
- ----------------------------------------------------------------------------------------------------------------------------------
Richard H. Brown...        250,000                 7.05%               $37.00     08/05/05       5,817,275   14,742,118
Henry W. Bloch.....          4,500                 0.13%               $41.00     06/30/05         116,031      294,045
William P. Anderson         10,000                 0.28%               $41.00     06/30/05         257,847      653,434
Ozzie Wenich.......          3,500                 0.10%               $41.00     06/30/05          90,246      228,702
                             5,000                 0.14%              $34.625     01/19/06         108,877      275,917
George T. Robson...        150,000                 4.23%              $34.625     01/20/06       3,266,321    8,277,500
Thomas M. Bloch....              0                 0.00%                  N/A          N/A               0            0


NOTES:

(1) The amounts shown as potential realizable values on the options identified in the table are based on arbitrarily assumed annualized rates of appreciation in the price of the Company's Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission relating to proxy disclosure. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.

(2) Stock option grants consisted of nonqualified stock options, incentive stock options or a combination of the two types of options. No stock appreciation rights were granted during fiscal year 1995. Options were granted under the 1993 Long-Term Executive Compensation Plan. The exercise price for each option is the fair market value of a share of Common Stock on the date of grant. Options granted to the Named Officers become exercisable one year after the date of grant, at which time they are exercisable on a cumulative basis at a maximum annual rate of 33 1/3% of the total number of shares subject to the option. The stock options become fully exercisable at any time after the Named Officer reaches retirement age, retires and more than one year has elapsed since the date of grant. The Named Officer must be employed by the Company or one of its subsidiary corporations at the time of exercise, except that the exercise of the options may take place for limited time periods after the termination of employment in the event of death, retirement, disability or termination without cause. All options expire ten years after the date of grant.

OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table summarizes the value realized on the exercise of options during the fiscal year ended April 30, 1996 and presents the value of unexercised options as of such date for the Named Officers. The value realized on the exercise of options and the value of unexercised in-the-money options at fiscal year end are determined by subtracting the exercise price for the options from the fair market value of the shares subject to the options as of the date of exercise or fiscal year end, respectively.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES






                                                          Number of
                                                          Securities
                                                          Underlying           Value of Unexercised
                                                      Unexercised Options      In-the-Money Options
                                                        at FY-End (#)             at FY-End (#)
                         Shares
                      Acquired on      Value            Exercisable (E)/         Exercisable (E)/
Name                  Exercise (#)   Realized ($)      Unexercisable (U)        UnExercisable (U)
                      -----------    ------------      -----------------        -----------------
Richard H. Brown          0             0                        0(E)                  0(E)
                                                           250,000(U)                  0(U)
Henry W. Bloch            0             0                   16,500(E)             50,250(E)
                                                             9,000(U)                  0(U)
William P. Anderson       0             0                   12,999(E)             13,875(E)
                                                            15,001(U)                  0(U)
Ozzie Wenich              0             0                    9,416(E)             34,313(E)
                                                            11,334(U)              5,000(U)
George T. Robson          0             0                        0(E)                  0(E)
                                                           150,000(U)            150,000(U)
Thomas M. Bloch         5,500         9,906                      0(E)                  0(E)
                                                                 0(U)                  0(U)

LONG-TERM INCENTIVE PLAN AWARDS TABLE

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR


                                     NUMBER OF     PERFORMANCE OR
                                   SHARES, UNITS    OTHER PERIOD
                                     OR OTHER     UNTIL MATURATION
                    NAME            RIGHTS (#)     OR PAYOUT
              -------------------  -------------  ----------------
              Richard H. Brown       6,500          Three Years
              Henry W. Bloch          -0-            N/A
              William P. Anderson    3,000          Three Years
              Ozzie Wenich            -0-            N/A
              George T. Robson        -0-            N/A
              Thomas M. Bloch         -0-            N/A



     The awards in the foregoing table are awards of performance units granted by the Compensation Committee of the Board of Directors in June 1995 (August 1995 for Mr. Brown) under the 1993 Long-Term Executive Compensation Plan and the Long-Term Performance Program thereunder. Each performance unit has an initial value of one share of the Common Stock, without par value, of the Company. The recipient is entitled to receive whole shares of Common Stock after the end of the three-year performance period (from May 1, 1995 to April 30, 1998 in each case) equal to the actual value of the unit at such time. The actual value of a performance unit at the end of the performance period is determined by dividing the percentage change in cumulative total shareholder return on the Company's Common Stock during the performance period, assuming reinvestment of dividends, by the percentage change in the cumulative total return of the Standard & Poor's 500 Stock Index during such period, assuming reinvestment of dividends. If the performance ratio so determined is 1.0 (target), the actual value of each unit is one share, with the following other actual values prescribed by the Program: 1.5 or more (performance ratio)/1.5 shares (actual value of each unit); .85 (floor)/.5 share; below .85/0 shares. The actual value of a performance unit is computed by interpolation for performance ratios between .85 and 1.0 and between 1.0 and 1.5. Payments of performance units are made in whole shares of Common Stock after the completion of the performance period.

EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     An Executive Employment Agreement dated July 29, 1995, between the Company and Richard H. Brown had a term of three years and provided for annual renewal thereafter unless notice of non-renewal was delivered within 45 days prior to the anniversary date. As a result of his resignation, the Agreement has terminated. The Agreement provided for a base salary of $650,000 for the first year and for a bonus of $250,000 upon signing. In addition, Mr. Brown participated in the Company's 1996 fiscal year Management Incentive Plan as if he had been employed by the Company from the start of the fiscal year, with a preliminary target award of $375,000. After the first year, base salary and incentive bonus compensation were to be determined by the Compensation Committee.

     The Agreement provided for Mr. Brown to receive an award under the Company's 1993 Long-Term Executive Compensation Plan of 46,370 restricted shares of Block stock. Of such restricted stock, 18,153 shares vested on January 1, 1996 and one-third of the balance of such shares was to vest on each of the anniversary dates of the Agreement. Pursuant to the Agreement, Mr. Brown was granted an option to purchase 250,000 shares of stock at the last quoted market price ($37.00) for the Company's Common Stock on August 5, 1995, the date of grant. Mr. Brown also received an award of 6,500 performance units under the H&R Block Long-Term Performance Program for the performance period from May 1, 1995 through April 30, 1998. The Agreement provided that Mr. Brown would receive awards under the Program with respect to the performance periods commencing May 1, 1996, 1997 and 1998 with a market value of not less than $260,000 at the beginning of each period.

     The Agreement provided that it may be terminated by the Company for "cause" and by Mr. Brown for "good reason," in each case as defined in the Agreement. "Good reason" was defined to include a change of control. If the Agreement was terminated by the Company without "cause" or by Mr. Brown with "good reason," the Company was obligated to continue to pay Mr. Brown's salary and bonuses, all outstanding options were to vest and be exercisable for two years and all other benefits were to continue, in each case for a period of two years following such termination.

     George T. Robson, Senior Vice President, Chief Financial Officer and Treasurer of the corporation, has an arrangement with the Company negotiated in connection with the commencement of his employment in January 1996. Pursuant to such arrangement, Mr. Robson will continue to receive payment of his base salary for a two-year period following the termination of his employment after a change in control, he will be paid bonus compensation for the fiscal year in which such termination occurs and the subsequent fiscal year (in an amount equal to the target award for the fiscal year in which the termination occurs), nonvested stock options outstanding will vest 100% and health, life and disability insurance benefits will continue for up to two years following the termination of employment to the extent that he does not obtain similar benefits from another employer. Under the arrangement, a change of control includes (i) an acquisition of beneficial ownership of 50% or more of the Company's voting securities by a person or entity not affiliated with the Company, (ii) the approval by the Company's shareholders of certain reorganizations, mergers or consolidations of the Company, (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of its assets, or (iv) the turnover of more than a majority of the directors on the Board of Directors as a result of a proxy contest or series of contests. Any such event, transaction or series of transactions initiated by the Company will not constitute a change in control.


     Stock option agreements entered into on or after June 30, 1996, between the Company and the recipients of incremental stock options granted pursuant to the 1993 Long-Term Executive Compensation Plan contain limited change-in-control provisions that accelerate the vesting of options held more than six months in the event of certain changes in control. For purposes of such agreements, changes in control include (i) the purchase or other acquisition by a person, entity or group of persons of beneficial ownership of 20% or more of the Company's voting securities, (ii) the turnover of more than a majority of the directors on the Board of Directors as a result of a proxy contest or series of contests, or (iii) approval by the Company's shareholders of (A) a reorganization or consolidation such that the shareholders immediately prior to the reorganization or consolidation do not, immediately after such reorganization or consolidation, own more than 50% of the voting securities of the reorganized or consolidated organization, or (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company. The agreements expressly state that Distribution (see "THE DISTRIBUTION PROPOSAL," below) or any other sale, distribution or other disposition by the Company of all or substantially all of the common stock of CompuServe Corporation held by the Company shall not constitute a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors serve on the Compensation Committee of the Company's Board of Directors: G. Kenneth Baum, Robert E. Davis, Donna
R. Ecton and Roger W. Hale. Mr. Henry Bloch, Chairman of the Board of the Company, and Mr. Salizzoni, its President and Chief Executive Officer, are ex
officio members of the Compensation Committee.   Such ex officio status does
not entitle them to vote on matters submitted to the Compensation Committee. Mr. Salizzoni served as an outside director on the Compensation Committee during fiscal year 1996 and until his resignation from the Committee in June 1996 prior to becoming an employee of the Company.

PERFORMANCE GRAPH

     The graph on the following page sets forth for the five-year period ended April 30, 1996, the cumulative total shareholder return to the Company's shareholders, as well as the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Specialized Services Index, the published industry index to which the Company is currently assigned by Standard & Poor's. The performance graph assumes that $100 was invested at the market close on April 30, 1991 and that dividends were reinvested. The data for the graph was furnished by Standard & Poor's Compustat, a division of McGraw-Hill, Inc. The Company has been advised that the Standard & Poor's Specialized Services Group consists of eight corporations, including the Company.

                          TOTAL RETURN TO SHAREHOLDERS




                         Base
                         Period       Return      Return     Return     Return     Return
Company/Index Name       4/30/91      4/30/92     4/30/93    4/30/94    4/30/95    4/30/96
- -------------------------------------------------------------------------------------------
H&R BLOCK, INC.            100        128.77      141.49     178.53     182.25     157.57

S&P 500 INDEX              100        114.03      124.56     131.19     154.10     200.66

S&P SPECIALIZED SERVICES   100        104.12       87.55      84.15      93.13     117.08


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     COMPENSATION PHILOSOPHY

     The Company continues to be strongly committed to maximizing shareholder value through consistent growth and profitability. Superior performance by the executive officers and management team of the Company and its subsidiary corporations is an essential element to reaching that goal. As such, it is the philosophy of the Company to ensure that executive compensation is directly linked to sustained improvements in corporate performance and increases in shareholder value as measured by the Company's stock price and dividend history. It is the Compensation Committee's responsibility to review the Company's executive compensation program and policies each year and to recommend to the non-employee members of the Board of Directors the compensation of the Company's executive officers. The objectives that serve as guidelines for the Compensation Committee in connection with compensation decisions are as follows:

      (1) Provide a competitive total compensation program that enables the Company and its subsidiary corporations to attract and retain the key executives needed to accomplish the Company's goals.

      (2) Integrate executive compensation programs with the Company's annual and long-term business objectives and focus executive behavior on the fulfillment of those objectives.

      (3) Provide variable compensation opportunities that are directly related to the performance of the Company and that align executive compensation with the interests of the Company's shareholders.

     COMPENSATION PROGRAM

     The Company's executive compensation program has been designed to ensure that pay levels and incentive opportunities for executives are competitive and reflect the performance of both the individual executive and the Company. The Committee from time to time confers with outside compensation consultants concerning salaries, annual incentive compensation, long-term incentive programs and overall executive compensation. In designing compensation programs for executives and determining executive officer salaries, the Committee takes into consideration information provided by such consultants with respect to compensation paid to executives holding positions with similar responsibilities in organizations of comparable size. The components of the compensation program for executives are described below.

     BASE SALARY. Base salaries are determined by reference to an individual's salary grade and corresponding salary range. Several factors are considered in determining the appropriate salary grade for a particular officer, including level of responsibility, prior experience and accomplishments and the relative importance of the job in terms of achieving corporate objectives. Among the factors considered in determining the appropriate salary within a particular salary range are the experience and performance of the executive. The individual salaries of executive officers are reviewed annually by the Committee.


     SHORT-TERM INCENTIVE COMPENSATION. The Company's proposed short-term incentive plan is designed to specifically relate executive pay to Company performance. See the section of this proxy statement entitled "APPROVAL OF H&R BLOCK SHORT-TERM INCENTIVE PLAN" for a complete description of the proposed plan. Cash bonuses under such plan provide financial rewards solely for the achievement of substantive business results. Under the Management Incentive Plan in effect for fiscal year 1996, a portion of a participant's actual cash bonus may have been dependent upon the achievement of individual goals. Under the proposed Short-Term Incentive Compensation Plan, the Committee establishes performance goals for the Company and the subsidiaries and divisions thereof, as well as competitive target bonus awards for the participants. The Committee specifies the performance goals applicable to each participant and the portion of the target award to which each performance target shall apply.

     Bonuses are paid after the end of a fiscal year only if the Company (or a subsidiary or division of the Company) has met the performance goal, or performance goals, established by the Compensation Committee for such fiscal year and only if the executive remained in the employ of the Company or one of its subsidiary corporations at the end of such year. The primary factor upon which bonus compensation was dependent for the fiscal year 1996 under the Management Incentive Plan was the degree to which the Company (or a subsidiary of the Company) attained its budgeted fiscal year pretax profit. Among other performance factors upon which incentive awards for executive officers may depend are goals relating to specific business results for the executive's applicable business unit, and the degree to which the executive achieves certain individual management goals (under the fiscal 1996 Plan only). Participants can earn more than the target award if actual results exceed the performance targets.

     DEFERRED COMPENSATION. The Company offers to its executive officers and to key employees of its subsidiaries a deferred compensation plan and a supplemental deferred compensation plan, both of which are designed to enhance the participants' financial security upon retirement. The primary plan offers participants the opportunity to defer annually up to 35% of base salary over periods of four to eight years with an aggregate limit on deferrals of 280% of base salary. The Company contributes $.50 for each dollar deferred and vesting in such Company contributions is based on the length of employment with the Company following the commencement of participation in the plan. Gains or losses are posted to a participant's account in accordance with his or her election of a fixed rate, variable rate or Company stock investment option.
The supplemental plan offers participants an opportunity to defer an additional 280% of base salary after they have reached the aggregate deferral limit under the primary plan. Under the supplemental plan, there is no Company match and the Company's Common Stock is the sole benchmark for measuring gains and losses on deferral amounts. The plans are unfunded and benefits are paid upon termination of employment, except in cases of disability or hardship.

     STOCK OPTIONS. The Company encourages stock ownership by executive officers of the Company, but has not established target levels for equity holdings by executives. Long-term incentive awards which are tied to the Company's Common Stock, such as stock options, are designed to encourage stock ownership. Stock options provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with those of the Company's shareholders. Under the Company's 1993 Long-Term Executive Compensation Plan, option exercise prices are set at 100% of the fair market value of the stock on the date of grant and the options expire after 10 years. Options granted to executive officers provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 33 1/3% of the total number of shares subject to the option. The grant of options to executive officers of the Company is discretionary with the Compensation Committee and the Committee has generally awarded stock options on an annual basis. The number of shares subject to any stock option grant is determined by an analysis of the executive's applicable salary grade, level of responsibility and prior year's performance. The Compensation Committee believes that stock options have been effective in attracting, retaining and rewarding executives and key employees of the Company and its subsidiary corporations over the years.

     LONG-TERM PERFORMANCE PROGRAM. Senior executive officers of the Company and its subsidiary corporations may receive awards of performance units granted pursuant to the terms of the Company's 1993 Long-Term Executive Compensation Plan. The objectives of the Long-Term Performance Program are to provide a meaningful incentive to senior executives, encourage their continued employment and base the value of the compensation upon total shareholder return with respect to the Company's Common Stock, thereby again aligning their interests with those of the Company's shareholders. Each performance unit has an initial value of one share of the Company's Common Stock and is subject to a performance period of three years. The actual value of a performance unit at the end of a performance period is dependent upon the cumulative total shareholder return on the Company's Common Stock during the performance period, assuming reinvestment of dividends, as compared to the cumulative total return of the Standard & Poor's 500 Stock Index (which index was selected due to the diversified nature of the Company). Based upon such comparison, the actual value of a performance unit may be from 0% to 150% of one share of Common Stock with payments of performance units to be made in whole shares of Common Stock after the completion of the three-year performance period. The Compensation Committee has absolute discretion to determine the recipients and amounts of performance units to be awarded. The Committee's determination of the size of any award granted is subjective and not subject to any specific formula or criteria.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The salary, bonus, stock option awards and performance unit awards of the Chief Executive Officer are determined by the Committee substantially in conformity with the policies described above for all other executives of the Company.

     Richard H. Brown was elected President and Chief Executive Officer of the Company on July 29, 1995, effective on August 5, 1995. The compensation of Mr. Brown was determined by negotiation with Mr. Brown and was approved by the Board of Directors on July 29, 1995, upon recommendation of the Compensation Committee. Mr. Brown's employment agreement provided for a base salary of $650,000 for the first year and for a bonus of $250,000 upon signing. In addition, Mr. Brown participated in the Company's 1996 fiscal year Management Incentive Plan as if he had been employed by the Company from the start of the fiscal year, with a target award of $375,000. As Chief Executive Officer of the Company, Mr. Brown had responsibility for the general and active management of the business of the Company and its subsidiaries. Therefore, his management incentive compensation for fiscal year 1996 was based solely upon the Company's achievement of its budgeted fiscal year pretax profit. Based upon the results achieved by the Company, Mr. Brown was entitled to bonus compensation of $327,664.

     Mr. Brown also received an award under the Company's 1993 Long-Term Executive Compensation Plan of 46,370 restricted shares of H&R Block Common Stock. Of such restricted stock, 18,153 shares vested on January 1, 1996 and one-third of the balance of such shares were to vest on each of the anniversary dates of the employment agreement. Upon Mr. Brown's resignation, 28,217 restricted shares were forfeited by him and returned to the Company.

     Mr. Brown was granted an option to purchase 250,000 shares of stock at an option price of $37.00 per share, the last quoted market price for the Company's Common Stock on August 5, 1995, the date of grant. Such option had a term of 10 years and was to vest one-third on each of the anniversary dates of the employment agreement. Upon Mr. Brown's resignation, the option terminated.

     Mr. Brown also received an award of 6,500 performance units under the H&R Block Long-Term Performance Program for the performance period from May 1, 1995 through April 30, 1998. The performance units were forfeited by Mr. Brown as a result of the termination of his employment.

     Thomas M. Bloch, who resigned as President and Chief Executive Officer of the Company effective August 5, 1995, was compensated through such date in accordance with the Committee's annual review of his compensation that took
place in June 1994.   Pursuant to that review, his annual salary was $500,000.
Mr. Bloch did not participate in the fiscal year 1996 Management Incentive Plan and he was awarded no stock options or performance units during fiscal year 1996.

     TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations relating thereto limit to $1 million the Company's federal income tax deduction for compensation paid to any one executive officer named in the Summary Compensation Table of the Company's proxy statement, subject to certain transition rules and exceptions for specified types of compensation, such as amounts that are excludable from the employee's gross income, payments made to a tax-qualified retirement plan, and compensation that meets the Code definition of performance-based compensation.

     To date, Code Section 162(m) has not limited the deductibility of the Company's compensation of its executive officers under its current compensation policies. The Committee believes that it is in the Company's and shareholders' best interests to maximize tax deductibility only when practicable and consistent with the Committee's overall compensation philosophy, the needs of the Company, and shareholder interests. The Committee has determined that it will modify the Company's short-term incentive compensation program in order to meet the deductibility requirements of Section 162(m) and the proposed H&R Block Short-Term Incentive Program is being submitted to the shareholders of the Company at the annual meeting of shareholders scheduled for September 11, 1996.

                                     COMPENSATION COMMITTEE

                                     G. Kenneth Baum, Chairman
                                     Robert E. Davis
                                     Donna R. Ecton
                                     Roger W. Hale

                           THE DISTRIBUTION PROPOSAL
                           (ITEM 2 ON FORM OF PROXY)

                              GENERAL INFORMATION

BACKGROUND

     Decision to Separate and the Initial Public Offering

     On February 20, 1996, H&R Block, Inc. announced its intention to fully separate its wholly owned subsidiary, CompuServe Corporation ("CompuServe"). The initial phase of this separation involved the initial public offering ("IPO") of 18,400,000 shares of common stock of CompuServe on April 19, 1996 at $30.00 per share. The IPO reduced H&R Block's ownership interest in CompuServe to 80.1%. H&R Block's February 1996 announcement stated H&R Block's intention to distribute its remaining ownership interest in CompuServe by means of a spin-off or split-off within approximately twelve months of the IPO, subject to certain conditions, including the approval of such distribution by the shareholders of H&R Block.

     The Distribution

     On July 16, 1996, the Board of Directors of H&R Block announced that it had approved plans to spin-off to its shareholders the 80.1% of the outstanding CompuServe Shares held by H&R Block, subject to the approval of such plans by the shareholders of H&R Block at the annual meeting of shareholders in 1996 and other conditions. Under a "spin-off," the CompuServe Shares will be distributed by means of a pro rata dividend of such Shares payable on a specific date to all holders of H&R Block Stock as of an earlier specified record date. In its July announcement, the Board of Directors indicated that it expects to complete the spin-off on or about November 1, 1996, although the exact date of the Distribution will be determined following shareholder approval.

     Under the Distribution Proposal, H&R Block is seeking approval by the holders of at least two-thirds of the outstanding shares entitled to vote at the annual meeting of shareholders of the distribution of the CompuServe Shares by means of the spin-off.

     Competition in the Online Services Industry

     CompuServe operates in rapidly changing and highly competitive markets. The markets served by CompuServe are characterized by rapid technology changes resulting in dynamic customer demands and frequent new product and service introductions. CompuServe's markets can change rapidly as a result of innovation in computer hardware, software and communication technology. CompuServe's future results will depend in part on its ability to make timely and cost-effective enhancements and additions to its technology and to introduce new services that meet customer demands.

     CompuServe's primary competitors in the online services industry are America Online, Inc. ("AOL") and Prodigy Services Company ("Prodigy"). In addition to such proprietary online service providers, CompuServe also competes against a number of Internet-based online service providers which have recently entered the market. In August 1995, Microsoft Corporation introduced Microsoft Network, which provides its users with access to the Internet. Microsoft Network has spread rapidly through the market because it is bundled with Microsoft Corporation's Windows 95 operating system. Microsoft Network now competes with CompuServe as well as with AOL and Prodigy. With respect to the Internet business, AT&T Corp. ("AT&T") announced in February 1996 a new Internet service with an extremely aggressive pricing structure which would also compete with CompuServe. MCI Telecommunications Corporation ("MCI") recently began providing Internet services to businesses and has announced its intention to begin providing Internet services to consumers.

REASONS FOR THE DISTRIBUTION

     Generally

     Because of the recent and significant changes in the online and Internet industries, H&R Block's Board of Directors believes that the separation of H&R Block's tax services business and the CompuServe business is appropriate and the Distribution Proposal is in the best interests of the shareholders of H&R Block and CompuServe. Each of the businesses has its own financial, investment and operating characteristics. Separating the two businesses enables the management of each to concentrate attention and financial resources on its own business without regard to the objectives and policies of the other business. As completely separate businesses, the tax services business and CompuServe each would be able to offer employees stock plans tied directly to the results of their efforts, unaffected by the performance of the other business. The Board of Directors believes that the Distribution Proposal will allow investors to better evaluate each business, enhancing the likelihood that each would achieve appropriate market recognition for its performance.

     Substantial Need for Capital

     In fiscal year 1996, CompuServe, in response to marketplace developments, implemented a series of immediate major investment initiatives. Theseincluded the launch in March 1996 of the WOW!(SM) online service designed for families and children and intended to attract less experienced computer users to the online market; a program to expand its online services subscriber base through increased advertising and software distribution; substantial enlargement of its network infrastructure (for example, by significantly increasing the number of data transmission access ports); and migration to a full Internet transit network which will utilize ATM technology (i.e., a method of routing information between computers which would not require the routing of all information transmissions through a single processing point). As a result of the latter, CompuServe will be better able to move to higher-speed carrier services without changing to a new technology. In addition, CompuServe's major international efforts have included expansion of local content offerings, increased marketing and distribution, and introduction of new products. CompuServe is also continuing to upgrade its network by installing additional points of presence (i.e., physical locations where local telephone calls may be connected into the CompuServe system) in various European cities, including data transmission connections in some of these cities.

     As a result of these initiatives and other capital expenditures, CompuServe's projected subscriber acquisition, marketing and capital expenditure costs have been significantly higher than in recent years.
However, there has not been sufficient cash flow available to CompuServe from its own operations to fund these initiatives. CompuServe had no positive cash flow available from its own activities to fund its investments of $219 million for capital expenditures in fiscal year 1996. Through April 19, 1996, the date on which CompuServe completed its initial public offering (the "IPO"), CompuServe had borrowed from H&R Block and/or subsidiaries of H&R Block for purposes of funding these capital expenditures. The source of funds for such CompuServe borrowings was primarily the operating cash flow of H&R Block tax services businesses ("Tax Services"). In view of the highly seasonal nature of Tax Services' cash flow (the bulk of which is derived in the January through April period), Tax Services' ongoing expenses, and the need to have cash available to pay H&R Block's regular quarterly dividends, the H&R Block Board determined that H&R Block could not continue to make cash advances to CompuServe.

     In analyzing how to meet CompuServe's future financing needs, H&R Block's management and its financial advisors considered various alternatives and concluded that CompuServe's ability to raise additional equity capital through the IPO would be the best alternative. The H&R Block Board also concluded that the Distribution was a necessary factor in obtaining the highest possible price in the IPO.

     Acquisitions and Investments


     CompuServe, as an indirect wholly owned subsidiary of H&R Block, was unable to offer its shares as consideration in connection with acquiring additional technology companies and had been unable to offer its shares in equity exchanges with other technology companies. (The equity exchange is a commonly used method to form alliances in the technology industry.) These inabilities have limited CompuServe's opportunities, since technology companies commonly grow in large part through the acquisition of other technology companies rather than entirely through internal expansion. Furthermore, technology companies also commonly implement this growth through the creation of equity exchanges with other technology companies. As CompuServe's markets change and business developments arise, its inability to plan eventually for the consummation of such acquisitions and alliances could significantly hamper its long-term competitive viability.

     AOL, CompuServe's chief competitor, is a publicly traded company which has been growing rapidly by acquiring other technology companies and positions with its stock and by creating equity exchanges with other technology companies. Many of CompuServe's other competitors have also acquired other technology companies in stock deals or created equity exchanges. Recently, AT&T purchased Ziff-Davis' Interchange Online Service. News Corp. purchased Delphi Internet Services. MCI invested $2 billion in News Corp. for the purpose of cooperating on new technologies such as Digital Satellite T.V. and Internet access. Microsoft invested about $100 million into NBC's News Channel in order to acquire content usable for new media revenues.

     The Distribution will enable CompuServe, when confronted with new business developments in the future, to plan for and vigorously pursue the acquisition of other technology companies and the creation of equity exchanges on a more competitive footing because it will have the enhanced independence and trading liquidity of its stock which are critical in its industry.

     Attracting and Retaining Executives

     In order to attract and retain key executives prior to the IPO, CompuServe could only offer such executives stock options in H&R Block stock. Technology executives generally find such stock options substantially less attractive than options to purchase stock in companies that are solely involved in the technology field. Specifically, executives employed by a company such as CompuServe in the technology industry want their compensation to be tied as directly as possible to the company they manage, without being affected by the vicissitudes of a totally unrelated services business subject to very different economic and market forces.

     H&R Block's management, based in part on the opinion of a benefits consultant experienced in the technology field and on its prior experiences, thus concluded that to put CompuServe on a competitive basis in attracting and retaining executives, CompuServe needs to be able to provide options of a separate CompuServe, with a well-developed viable liquid market for the underlying stock which can only be achieved after the Distributions, when 100 percent of the CompuServe stock will be publicly traded.

THE H&R BLOCK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DISTRIBUTION PROPOSAL.

FACTORS CONSIDERED BY THE H&R BLOCK BOARD

     In reaching a decision to recommend the Distribution Proposal to H&R Block shareholders, the H&R Block Board considered: (i) the financial condition, results of operations, business and prospects of H&R Block and CompuServe; (ii) the economic and competitive environment in which H&R Block and CompuServe operate and the conditions in the tax services industry and the online services and network services industries, respectively; (iii) the fact that the Distribution will enable

H&R Block and CompuServe to operate as focused, independent companies;
(iv) the fact that the Distribution will enable CompuServe to better access the capital markets; (v) the enhanced ability of CompuServe to acquire or make investments in technology companies using its stock; (vi) the fact that the Distribution will improve the ability of each company to offer equity-based incentive plans to attract and retain employees; (vii) the beneficial effect of the Distribution on investors' ability to evaluate the performance and investment characteristics of each business, enhancing the likelihood that each will achieve appropriate market recognition of its performance; (viii) the benefits of creating an opportunity for shareholders (including participants in H&R Block's employee benefit plans) to make an investment in H&R Block's tax services business that would be unaffected by the interactive and network business and the market volatility related to that business; (ix) the fact that the Distribution will enable investors to purchase or sell shares in either of the companies without affecting their holdings in the other; (x) the possible effect of the Distribution on CompuServe and its stockholders, including the benefits of the removal of a control block overhang (the market uncertainty resulting from ownership of a substantial majority of a corporation's stock by a single shareholder) and a substantial increase in market liquidity, as well as any detriments resulting from the loss of tax consolidation with H&R Block;
(xi) the potential risks to completion of the Distribution; (xii) the terms of the Distribution Proposal; (xiii) the intended tax-free nature of the Distribution; and (xiv) the opinion of Goldman, Sachs & Co. that the Distribution is fair to H&R Block's shareholders. In view of the variety of the factors considered, the Board did not find it practical to, and did not, quantify or otherwise attempt to attach relative weights to the specific factors considered.

OPINION OF FINANCIAL ADVISOR

     In reaching a decision to recommend the Distribution Proposal, the Board of Directors of H&R Block considered the advice of its financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs was selected to act as financial advisor to H&R Block based on its qualifications, expertise and reputation, as well as its investment banking relationship and familiarity with H&R Block and CompuServe. As noted in the section entitled "Factors Considered by the H&R Block Board," above, the opinion of Goldman Sachs was among many factors considered by the Board in determining to approve the Distribution.

     A summary of the opinion rendered by Goldman Sachs with respect to the Distribution is set forth below. The full text of such opinion, dated July 16, 1996, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is included with this proxy statement as Appendix C and is incorporated herein by reference. H&R Block shareholders are urged to read such opinion carefully and in its entirety. The summary of the opinion of Goldman Sachs set forth herein is qualified by reference to the full text of the opinion.

     Goldman Sachs rendered to the Board of Directors of H&R Block its oral and written opinions on July 16, 1996 that, as of the date thereof and based upon the matters set forth in its written opinion, and in light of the fact that the Distribution will be on a pro rata basis to each of the holders of H&R Block Common Stock, the Distribution is fair to H&R Block shareholders.

     In arriving at its opinion, Goldman Sachs conducted discussions with members of senior managements of H&R Block and CompuServe with regard to the operations and prospects of each business; analyzed certain historical business and financial information related to H&R Block and CompuServe provided to Goldman Sachs by H&R Block and CompuServe managements; reviewed certain projections for H&R Block and CompuServe provided to Goldman Sachs by H&R Block and CompuServe managements; reviewed public information relating to H&R Block and its subsidiaries, including H&R Block's Annual Reports on Form 10-K for the three fiscal years ended April 30, 1995 and Quarterly Reports on Form 10-Q for quarters ended July 31, 1995, October 31, 1995 and January 31, 1996;
reviewed public information with respect to certain other companies in lines of business believed by Goldman Sachs to be generally comparable to certain of the businesses conducted by H&R Block and CompuServe; and conducted such other studies, analyses and investigations as it deemed appropriate.

     Goldman Sachs relied on the accuracy and completeness of the historical and projected financial and other information regarding H&R Block and CompuServe and their respective business lines and subsidiaries provided by H&R Block and CompuServe and did not undertake any independent verification of any such information. Goldman Sachs assumed and did not independently verify the reasonableness of the projections provided by management of H&R Block and CompuServe in connection with its analysis of such entities. Goldman Sachs did not make any appraisals, nor was it furnished with independent appraisals, of any of the assets of H&R Block or CompuServe. Goldman Sachs assumed projections will be realized in amounts shown and at times stated. The opinion of Goldman Sachs was based on economic, monetary and market conditions existing on the date of its opinion and Goldman Sachs has not undertaken to reaffirm or revise or supplement its opinion based on events occurring after the date of such opinion.

     In rendering its opinion, Goldman Sachs assumed that receipt of the CompuServe common stock will be tax-free for federal income tax purposes to the shareholders of H&R Block and that H&R Block will not recognize income, gain or loss as a result of the Distribution.

     Goldman Sachs' opinion constitutes neither a recommendation to any current or prospective shareholder of H&R Block or CompuServe as to any voting or investment decision or other action such person or party may take, nor an opinion or estimate as to the value or trading price of the H&R Block Common Stock or the CompuServe common stock prior to or following the Distribution.

     Goldman Sachs is an internationally recognized investment banking firm that specializes in providing financial advisory services in connection with mergers and acquisitions and corporate restructurings.

     H&R Block has agreed to pay Goldman Sachs fees in connection with the Distribution totalling $1,000,000. Such fees are to be paid upon completion of the Distribution. In addition, H&R Block has agreed, among other things, to reimburse Goldman Sachs for all reasonable out-of-pocket expenses (including additions to taxes, if any) arising in connection with its services. H&R Block has also agreed to indemnify and hold harmless Goldman Sachs and certain of its related parties from and against all liabilities, including certain liabilities under the federal securities laws, in connection with Goldman Sachs' engagement.

     In recent years, Goldman Sachs has provided a wide range of financial advisory services to H&R Block and CompuServe, including acting as lead manager of the initial public offerings of CompuServe in April 1996 and Interim
Services Inc. in January 1994.   From January 1994 to present, Goldman Sachs
has received fees and commissions of approximately $22.6 million in connection with such services, excluding the fees to be paid in connection with the Distribution described above.

CERTAIN CONSIDERATIONS

     H&R Block shareholders should consider the following factors, and those discussed under the section entitled "Certain Factors Affecting CompuServe" in Appendix B ("INFORMATION WITH RESPECT TO COMPUSERVE") to this proxy statement, as well as the other information in this proxy statement and in Appendices B and C.

     General Effects of the Distribution

     After the Distribution, H&R Block will no longer own any shares of CompuServe Stock and H&R Block's consolidated financial statements will no longer reflect H&R Block's 80.1% interest in CompuServe's shareholders' equity and results of operations. At April 30, 1996, H&R Block had total assets of $1.418 billion. After giving effect to the current assumptions relating to the Distribution, H&R Block would have had total assets of $790 million on such date. See "Pro Forma Condensed Consolidated Financial Statements of H&R Block", below. In addition, CompuServe will no longer have H&R Block available as a potential source of financial support. Exclusive of CompuServe's payment of $205 million from the IPO proceeds, H&R Block and its affiliates made net intercompany advances to CompuServe in the year ended April 30, 1996 of $170 million.

     Diversification

     The Distribution will reduce the diversification of H&R Block's current consolidated operations as H&R Block will no longer own its 80.1% interest in CompuServe. Although the Distribution will eliminate H&R Block's exposure to the trends and risks of the online and network services industry, H&R Block will remain subject to the trends and risks of the tax services industry (including seasonality). CompuServe's businesses will continue to be subject to the trends and risks of the online and network services industry. See the section entitled "Certain Factors Affecting CompuServe" in Appendix B to this proxy statement. In addition, after the Distribution, CompuServe's losses, including those resulting from catastrophes, will not be mitigated by earnings from H&R Block.

     Changes in Trading Prices of H&R Block Stock and CompuServe Stock

     The market price of H&R Block Stock and CompuServe Stock after the Distribution will be determined by the marketplace. It is expected that the market price of H&R Block Stock after the Distribution will decline to reflect the market value of the CompuServe Stock to be received in the Distribution for each share of H&R Block Stock. The market price of CompuServe Stock after the Distribution may be influenced by many factors, including, among others, the market impact of the substantial increase in the number of shares of CompuServe Stock available to trade in the market following the Distribution. See "Listing and Trading of H&R Block Stock" and "Listing and Trading of CompuServe Stock," each set forth below.

     Certain Tax Considerations

     H&R Block has conditioned the Distribution on the receipt of a favorable ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. The H&R Block Board has reserved the right to waive receipt of the ruling as a condition to consummation of the Distribution. The Board will not waive such condition unless, in the Board's judgment, based on an opinion of counsel, the receipt of shares of CompuServe Stock will be tax-free. See "Federal Income Tax Aspects of the Distribution," below. Such a ruling, while generally binding upon the Internal Revenue Service, is subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, such ruling would be jeopardized. H&R Block is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. H&R Block and CompuServe have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax-free.

     If the Distribution were not to qualify as a tax-free distribution under
Section 355 of the Code, then in general a corporate tax would be payable by the consolidated group, of which H&R Block is the common parent, based upon the difference between (x) the fair market value of the 80.1% of the outstanding CompuServe Stock owned by H&R Block and (y) the adjusted basis of such CompuServe Stock. Under certain limited circumstances, CompuServe has agreed to indemnify H&R Block for such tax liability. In addition, under the consolidated return rules, each member of the consolidated group (including CompuServe) is jointly and severally liable for such tax liability. Furthermore, if the Distribution were not to qualify as a tax-free distribution, each H&R Block shareholder receiving shares of CompuServe Stock in the Distribution would be treated as if such shareholder had received a taxable distribution in an amount equal to the fair market value of CompuServe Stock received, which would result in (x) a dividend to the extent of such shareholder's pro rata share of H&R Block's current and accumulated earnings and profits, (y) a reduction in such shareholder's basis in H&R Block shares to the extent the amount received exceeds such shareholder's share of earnings and profits and (z) a gain from the exchange of H&R Block shares to the extent the amount received exceeds both such shareholder's share of earnings and profits and such shareholder's basis in H&R Block shares.

     Dividend and Share Repurchase Policies

     H&R Block's Board of Directors publicly announced in February 1996 that, in connection with the Distribution, it will review H&R Block's dividend policy. On July 16, 1996, H&R Block announced its intent to reduce its quarterly cash dividend from $.32 per share to $.20 per share, beginning with the first dividend payable after the Distribution. The actual declaration and payment of dividends, however, will depend upon the future results of operations, capital requirements and financial condition of H&R Block, and such other factors as the H&R Block Board of Directors may consider appropriate.

     On July 16, 1996, H&R Block also announced that its Board of Directors had authorized the repurchase of up to 10 million shares of H&R Block Stock in the open market over a two-year period following the Distribution, in addition to the remaining five million shares authorized for repurchase pursuant to Board action taken in 1993. The timing and extent of any actual share repurchases are subject to the discretion of H&R Block's Board of Directors and management and there can be no assurance that any shares will be repurchased.

     CompuServe has indicated that it currently intends to retain its earnings to finance growth and, therefore, does not anticipate paying any dividends on its stock in the foreseeable future. The amount of any dividends will remain subject to the discretion of the respective boards of directors of the two companies and will depend on results of operations, cash requirements, future prospects and other factors.

     Relationships Between H&R Block and CompuServe After the Distribution

     For purposes of governing certain ongoing relationships between H&R Block and CompuServe after the Distribution, H&R Block and CompuServe are expected to enter into certain agreements. Under the provisions of a separation agreement, each party will indemnify the other party in the event of certain liabilities relating to the Distribution arising under federal securities laws and expenses related to the Distribution will generally be borne by H&R Block, except that expenses not specifically addressed will be charged to the party for whose benefit the expenses are incurred.

     Under the terms of a supplemental tax sharing agreement, CompuServe will indemnify H&R Block with respect to any tax liabilities resulting from (i) CompuServe's failure to comply in all material respects with certain written representations and statements made regarding it in the IRS ruling request (and related submissions) relating to the tax-free nature of the Distribution, (ii) certain errors or omissions contained in the ruling request, insofar as any such errors or omissions were made based on written statements that CompuServe has furnished to H&R Block in connection with the ruling request, or (iii) the taking by CompuServe or any affiliate thereof of any of the actions specified in the last sentence of this paragraph without obtaining a supplemental IRS ruling or opinion of counsel reasonably satisfactory to H&R Block to the effect that the proposed action would not impair the tax-free nature of the Distribution or related transactions and which action results in an adverse tax consequence to H&R Block or any subsidiary thereof. In addition, CompuServe has agreed to refrain from certain actions for the two-year period beginning on the Distribution Date, unless it obtains an opinion of counsel or a supplemental ruling from the IRS (which, in either case, shall be reasonably satisfactory to H&R Block) that such actions will not affect the qualification of the Distribution as a tax-free distribution under Section 355 of the Code. These actions include (i) the merger of CompuServe or any affiliate thereof with or into another entity or the merger of another entity into CompuServe or any affiliate thereof, (ii) a material disposition of assets by CompuServe or any affiliate thereof outside of CompuServe's affiliated group, by means of sale or exchange of assets or capital stock, (iii) the liquidation of CompuServe or any affiliate thereof, (iv) a distribution to its stockholders or otherwise of any of CompuServe's assets (other than ordinary dividends), (v) a repurchase of any CompuServe stock (excluding certain repurchases in connection with employee benefit plans), (vi) the issuance by CompuServe or any affiliate thereof of any shares of stock (other than pursuant to options existing at the time of the Distribution), and (vii) voluntarily ceasing the active conduct of a material portion of its business.

     In addition, H&R Block currently has, and after the Distribution will continue to have, various contractual and other relationships with CompuServe and its affiliates. Immediately after the Distribution, it is expected that H&R Block and CompuServe will continue to share four common directors: Henry F. Frigon, Roger W. Hale, Frank L. Salizzoni and Morton I. Sosland. Such common directors may have conflicting duties due to the ongoing relationships between the companies. The common directors will abstain from voting with respect to matters that present a significant conflict of interest between the companies. See the section entitled "Relationship with H&R Block and Certain Transactions" in Appendix B to this proxy statement.

MANNER OF EFFECTING THE DISTRIBUTION

     The Distribution of the CompuServe Shares will be accomplished through a pro rata distribution (commonly referred to as a "spin-off") of the CompuServe Shares to all holders of H&R Block Stock. The H&R Block Board of Directors will declare a pro rata dividend of the CompuServe Shares payable on a specific date (the "Distribution Date") to all holders of H&R Block Stock as of a specific record date (the "Distribution Record Date"). On the Distribution Date, all or substantially all CompuServe Shares owned by H&R Block will be delivered to H&R Block's agent for effecting the Distribution (the "Distribution Agent"). As soon as practicable thereafter, certificates representing shares of CompuServe Stock will be mailed by the Distribution Agent to holders of record of H&R Block Stock as of the Distribution Record Date on the basis of approximately seven shares of CompuServe Stock for every 10 shares of H&R Block Stock held on that date (computed by dividing the 74,200,000 shares of CompuServe Stock by 113,167,779, the number of shares of H&R Block Stock outstanding on July 12, 1996, and assuming all shares of H&R Block Stock presently subject to outstanding options are exercised prior to the Distribution Record Date). The actual number of shares of CompuServe Stock to be distributed with respect to each outstanding share of H&R Block Stock will depend on the number of shares of H&R Block Stock outstanding on the Distribution Record Date and the number of shares of CompuServe Stock owned by H&R Block on such date. In any event, all of the shares of CompuServe Stock owned by H&R Block would be included in the Distribution. All such shares of CompuServe Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See the section entitled "Description of CompuServe Capital Stock" in Appendix B to this proxy statement.

     No holder of H&R Block Stock would be required to pay any cash or other consideration for the shares of CompuServe Stock received in the Distribution or to surrender or exchange shares of H&R Block Stock in order to receive shares of CompuServe Stock.

     H&R Block has filed a no-action request with the Securities and Exchange Commission (the "Commission") to the effect that the Distribution may be effected without the registration of the CompuServe Shares under the Securities Act of 1933, as amended (the "Securities Act"), and that the CompuServe Shares distributed to H&R Block shareholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of H&R Block within the meaning of Rule 144 of the Securities Act. Persons who are affiliates of H&R Block within the meaning of Rule 144 are subject to such rule, except for the holding period requirement, and may not publicly offer or sell the CompuServe Shares received in connection with the Distribution except pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

     For purposes of the General and Business Corporation Law of Missouri, the Distribution will be deemed to be a dividend in an amount equal to H&R Block's proportionate share of CompuServe's total equity on the Distribution Date. H&R Block intends to treat $365.664 million of such dividend as a distribution from paid-in-capital and the remainder of such dividend as a distribution of retained earnings. The portion of the distribution from paid-in-capital represents the net amount of gain allocable to paid-in-capital as a result of the CompuServe IPO. Section 351.210 of the GBCL requires that H&R Block identify the portion of such dividend distributed from paid-in-capital as a "liquidating" dividend. If the Distribution had been made on July 12, 1996, the amount of the liquidating dividend would be $3.52 per share of H&R Block Stock based on the number of such shares outstanding on such date. The exact amount of the liquidating dividend per share relating to the Distribution will depend on the actual number of shares outstanding on the Distribution Record Date. A portion of the Distribution is being identified as a liquidating dividend solely to comply with the requirements of the GBCL. Such identification will not have any economic or tax consequences to H&R Block shareholders, and will not affect the accounting treatment of the Distribution under generally accepted accounting principles.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

     H&R Block has conditioned the Distribution on the receipt of a ruling from the Internal Revenue Service to the effect, among other things, that the Distribution will qualify as a tax-free distribution under Section 355 of the Code for federal income tax purposes and that, for federal income tax purposes:

     (1) No gain or loss will be recognized by (and no amount will be included in the income of) an H&R Block shareholder upon the receipt of CompuServe Stock in the Distribution, except in connection with cash received in lieu of fractional shares. An H&R Block shareholder who receives cash in lieu of fractional shares as a result of the sale of such shares by the Distribution Agent will be treated as if such fractional shares had been received by such shareholder as part of the Distribution and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash received and the amount of tax basis allocable (as described below) to such fractional share. Such gain or loss would be capital gain or loss if such fractional share would have been held by such shareholder as a capital asset.

     (2) The aggregate basis of H&R Block Stock and CompuServe Stock (including fractional shares) in the hands of an H&R Block shareholder immediately after the Distribution will be the same as the aggregate basis of H&R Block Stock held immediately before the Distribution, allocated in proportion to the fair market value of each.

     (3) The holding period applicable to the CompuServe Stock received by an H&R Block shareholder will include such shareholder's holding period for the H&R Block Stock with respect to which the Distribution will be made, provided that such shareholder held the H&R Block Stock as a capital asset on the Distribution Date.

     (4) No gain or loss will be recognized by H&R Block upon the Distribution.

     Application has been made to the Internal Revenue Service for a ruling to the foregoing effect. As of the date hereof, the Internal Revenue Service has not yet issued the ruling requested. H&R Block believes and has been advised by its outside tax advisors, Mayer, Brown & Platt, that the positions asserted by H&R Block in requesting the ruling are consistent with the Code and the rules and regulations promulgated thereunder. However, there can be no assurance that the Internal Revenue Service will issue a favorable ruling.
The H&R Block Board has reserved the right to waive the receipt of such a ruling as a condition to consummation of the Distribution. The H&R Block Board will not waive such condition unless, in the Board's judgment, based on an opinion of counsel, the receipt of shares of CompuServe Stock will be tax-free. See "Conditions; Termination," below.

     For a description of the consequences to H&R Block, its shareholders and CompuServe if the Distribution were not to qualify as tax-free, see "Certain Considerations - Certain Tax Considerations," above.

     The summary of federal income tax consequences set forth above is for general reference only and does not purport to cover all federal income tax consequences that may apply to all categories of shareholders. All shareholders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences of the Distribution to such shareholders.

     For a description of the tax sharing agreement pursuant to which H&R Block and CompuServe have provided for various tax matters, see "Relationships Between H&R Block and CompuServe After the Distribution," above.

CONDITIONS; TERMINATION

     The H&R Block Board of Directors has not given its final approval to the Distribution, nor has the H&R Block Board determined when the Distribution will actually occur, if at all. However, on July 16, 1996, the Board of Directors of H&R Block announced its intention to proceed with the Distribution, subject to certain conditions, by means of a pro rata distribution of the CompuServe Shares to H&R Block shareholders on or about November 1, 1996. H&R Block's Board of Directors has conditioned proceeding with, and the consummation of, the Distribution upon, among other things, (i) the Internal Revenue Service having issued a ruling in response to H&R Block's request, in form and substance satisfactory to the H&R Block Board (see "Federal Income Tax Aspects of the Distribution," above); (ii) the Distribution Proposal having been approved by the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting; (iii) any required third-party consents to the Distribution having been obtained, except for those that, if not obtained, would not have a material adverse effect on H&R Block or CompuServe; (iv) compliance with applicable law; (v) holders of not more than one percent (1%) of the outstanding shares of H&R Block Stock entitled to vote at the meeting having purported to exercise dissenters' rights to appraisal; and (vi) the absence of any change in the market conditions or other circumstances that causes the H&R Block Board of Directors to conclude that the Distribution is not in the best interest of H&R Block shareholders. H&R Block is not presently aware of any required third-party consents to the Distribution. In general, any of these conditions may be waived at the discretion of the H&R Block Board. H&R Block is seeking approval of the Distribution Proposal by the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting. However, if the Distribution Proposal is approved by the holders of less than two-thirds of the outstanding shares, but is approved by the holders of a majority of the shares voted at the meeting, H&R Block may request a court to rule that shareholder approval of the Distribution Proposal is not required and consummate the Distribution if a favorable ruling is obtained. Even if all of the above conditions are satisfied, the Board has reserved the right to abandon or defer the Distribution.

LISTING AND TRADING OF COMPUSERVE STOCK

     It is expected that CompuServe Stock will continue to be quoted on the NASDAQ Stock Market. The prices at which the CompuServe Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the market impact of the substantial increase in the number of shares of CompuServe Stock available to trade in the market following the Distribution, investor perception of the effects of the separation of CompuServe from H&R Block on CompuServe's future results of operations and financial condition, CompuServe's dividend policy, and general economic and market conditions. The substantial increase in the number of shares of CompuServe Stock which will be available to trade in the public market following the Distribution could adversely affect the prevailing market price.

     H&R Block has filed a no-action request with the Commission to the effect that the staff would not recommend enforcement action if the Distribution is effected without registration of the CompuServe Stock under the Securities Act. Shares of CompuServe Stock distributed to H&R Block shareholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of CompuServe within the meaning of Rule 144 promulgated under the Securities Act. Persons who are affiliates of H&R Block within the meaning of Rule 144 may not publicly offer or sell the CompuServe Stock received in the Distribution except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption, if any, under the Securities Act.

     The high and low sales prices for the CompuServe Stock as reported on the NASDAQ Stock Market for the period from April 19, 1996 through July 12, 1996 are $35.00 and $16.50, respectively. Following the Distribution, CompuServe initially will have approximately 37,000 stockholders of record based on the number of stockholders of record of each of CompuServe and H&R Block as of July 12, 1996.

LISTING AND TRADING OF H&R BLOCK STOCK

     It is expected that H&R Block Stock will continue to be listed and traded on the NYSE. It is expected that the market price of shares of H&R Block Stock after the Distribution will decline to reflect the market value of the CompuServe Stock to be received in the Distribution. The prices at which the H&R Block Stock will trade after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, investor perception of the effects of the separation of H&R Block from CompuServe on H&R Block's future results of operations and financial condition, H&R Block's dividend policy and general economic and market conditions.

     Pursuant to authorization provided by the Board of Directors of H&R Block in December 1993, H&R Block may repurchase up to approximately five million of its shares of H&R Block Stock. On July 16, 1996, the Board of Directors of H&R Block authorized the repurchase of up to 10 million shares of H&R Block Stock in the open market over a two-year period following the Distribution in addition to such five million shares. The timing and effect of any actual share repurchases are subject to the discretion of H&R Block's Board of Directors and management and there can be no assurance that any shares will be repurchased.

EFFECT OF THE DISTRIBUTION ON H&R BLOCK EMPLOYEE STOCK OPTIONS AND RESTRICTED SHARES


     The Distribution will not be made to holders of stock options under H&R Block employee stock plans. Pursuant to applicable anti-dilution provisions, it is expected that outstanding awards under such plans, and the number of shares remaining available for future grant (in the form of stock options, stock appreciation rights, performance units or other rights to the extent permitted under the provisions of the respective plans) under such plans, will be adjusted to reflect the dilutive effects of the Distribution.

     Awards held by H&R Block Employees

     In general, it is expected that the number of shares subject to each employee stock option will be increased, and the option price decreased, in order to preserve (i) the aggregate exercise price and (ii) the aggregate difference, or "spread," between the fair market value of the shares subject to the option and the option exercise price. The Distribution will have no effect on the exercisability of options held by H&R Block employees.

     Awards Held by CompuServe Employees

     As of April 30, 1996, there were outstanding stock options to purchase 6,413,928 shares of H&R Block Stock under its various stock option plans for employees and directors (of which options to purchase 1,947,091 shares were held by employees of CompuServe and its subsidiaries) and 13,554,594 shares were available for future grants under H&R Block stock option plans.
CompuServe employees holding stock options to purchase H&R Block Stock on the Distribution Date generally will be able to exercise such options for up to three months after the Distribution Date to the extent that such options are exercisable on the Distribution Date. It is expected that such options will be adjusted in the same manner that the options will be adjusted for H&R Block employees. At the end of the three-month period, the options will terminate. Nonvested stock options held by CompuServe employees will terminate on the Distribution Date.

REGULATORY APPROVALS

     H&R Block does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the distribution of CompuServe Stock to certain persons pursuant to the Distribution may require H&R Block and any such persons to file a Premerger Notification and Report Form (a "Report Form") with the Department of Justice and the Federal Trade Commission and be subject to the expiration or early termination of a specified waiting period. The waiting period under the HSR Act will expire 30 days after such filings are made, subject to extension if additional information is required by the government agencies.

     In general, if (i) a person receiving shares of CompuServe Stock pursuant to the Distribution would own, upon consummation of the Distribution, CompuServe Stock that exceeds $15 million in value, (ii) certain jurisdictional requirements are met, and (iii) no exemption applies, then the HSR Act would require that H&R Block and such person file a Report Form and observe the applicable waiting period. If such waiting period has not expired or been terminated by the Distribution Date with respect to any such recipient, H&R Block may be required to deliver such recipient's shares of CompuServe Stock into an escrow facility pending the expiration or termination of such waiting period.

     Exemptions from the requirements of the HSR Act that may be available to persons who receive shares of CompuServe Stock that exceed $15 million in value include: (i) an exemption for acquisition of voting securities made solely for the purpose of investment if, after the acquisition, the acquiring person would hold 10% or less of the outstanding voting securities of the issuer, regardless of the dollar value of voting securities so acquired or held; and (ii) an exemption for the acquisition of voting securities if (a) the securities are acquired by a trust that meets the qualifications of section 401 of the Code,
(b) the trust is controlled by a person that employs the beneficiaries, and (c) the voting securities acquired are those of that person or an entity within that person. Shareholders are urged to consult their legal counsel to determine whether the requirements of the HSR Act will apply to their receipt of CompuServe Stock pursuant to the Distribution.

ACCOUNTING TREATMENT

     Based upon the H&R Block Board's decision to effect the Distribution, the business of CompuServe and its subsidiaries is and will continue to be shown as a discontinued operation to the extent financial information for periods prior to the Distribution is required to be included in H&R Block's historical financial statements. After the Distribution, the business of CompuServe and its subsidiaries will continue to be reflected in the separate consolidated financial statements of CompuServe.















                     [This space intentionally left blank.]

                  SELECTED FINANCIAL INFORMATION OF H&R BLOCK
       In thousands, except per share amounts and number of shareholders

                                                                YEAR ENDED APRIL 30
                                            -----------------------------------------------------------
                                               1996        1995         1994        1993        1992
                                            ----------  -----------  ----------  ----------  -----------
FOR THE YEAR:
Total revenues                                $894,446     $790,026    $821,977    $774,668     $719,168
Net earnings from continuing operations
 before charge for purchased research and
  development                                 $125,089      $97,989    $128,124    $126,556     $120,423
Net earnings from continuing operations(1)    $125,089      $97,989    $103,052    $126,556     $120,423
Net earnings(1)                               $177,168     $107,259    $200,528    $180,705     $162,253
                                            ----------  -----------  ----------  ----------  -----------
AT YEAR END:
Total assets                                $1,417,561   $1,078,038  $1,074,704  $1,005,834     $962,664
Cash and marketable securities                $435,167     $444,981    $620,091    $439,526     $391,386
Stockholders' equity                        $1,039,593     $685,865    $707,875    $650,488     $613,713
Shares outstanding                             103,417      104,863     106,149     106,355      106,598
Number of shareholders                          35,634       38,053      35,514      33,457       31,520
                                            ----------  -----------  ----------  ----------  -----------
MEASUREMENTS:
Per share of common stock:
 Net earnings from continuing operations
  before charge for purchased research
   and development                               $1.18         $.92       $1.21       $1.18        $1.10
 Net earnings from continuing
  operations(1)                                  $1.18         $.92        $.97       $1.18        $1.10
 Net earnings(2)                                 $1.67        $1.01       $1.88       $1.68        $1.49
 Cash dividends declared                     $1.27 1/4    $1.21 3/4       $1.09        $.97    $.85  1/2
 Net tangible book value                         $9.64        $5.79       $6.03       $4.93        $4.61
Return on total revenues(2)                      14.0%        12.4%       15.6%       16.3%        16.7%
Return on beginning stockholders' equity         25.8%        15.2%       30.8%       29.4%        28.3%
                                            ----------  -----------  ----------  ----------  -----------

(1) Fiscal 1994 includes a charge to earnings from continuing operations of $25,072 ($.24 per share) for purchased research and development in connection with the acquisition of MECA Software, Inc. Fiscal 1995 includes a charge to earnings from discontinued operations of $83,508 ($.79 per share) for purchased research and development in connection with the acquisition of SPRY, Inc.

(2) Before charge for purchased research and development.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  OF H&R BLOCK

INTRODUCTION

     The following pro forma condensed balance sheet of H&R Block, Inc. is as of April 30, 1996 and assumes that the CompuServe Shares owned by H&R Block are distributed by means of a pro rata dividend to all H&R Block shareholders on such date.

     A pro forma condensed consolidated statement of earnings is not included since the Distribution by means of a pro rata dividend has no effect upon the Company's net earnings from continuing operations as reported in H&R Block's Annual Report on Form 10-K for the year ended April 30, 1996, wherein CompuServe is reflected as a discontinued operation.

                                H&R BLOCK, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 1996
                             (Amounts in thousands)


                                                                   PRO FORMA
                                                 AS REPORTED      ADJUSTMENTS            PRO FORMA
                                                 -----------  --------------------       ---------
Cash and marketable securities                $      418,626                          $    418,626
Receivables and other current assets                 226,774                               226,774
Net assets of discontinued operations                617,510         (617,510) (A)           -
                                              --------------                          ------------

TOTAL CURRENT ASSETS                               1,262,910                               645,400
Investments and other assets                         154,651          (10,365) (B)         144,286
                                              --------------                          ------------
TOTAL ASSETS                                  $    1,417,561                          $    789,686
                                              ==============                          ============

Notes payable                                 $       72,651                          $     72,651
Other current liabilities                            267,095                               267,095
                                              --------------                          ------------
TOTAL CURRENT LIABILITIES                            339,746                               339,746
OTHER NONCURRENT LIABILITIES                          38,222          (10,365) (B)          27,857

Common stock                                           1,089                                 1,089
Convertible preferred stock                                4                                     4
Additional paid-in capital                           504,694                               504,694
Retained earnings                                    747,212         (617,510) (A)         129,702
                                              --------------                          ------------
                                                   1,252,999                               635,489
Treasury stock                                       213,406                               213,406
                                              --------------                         -------------
TOTAL STOCKHOLDERS' EQUITY                         1,039,593                               422,083
                                              --------------                          ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $    1,417,561                          $    789,686
                                              ==============                          ============


          See notes to pro forma condensed consolidated balance sheet.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A) Adjustment is made to reflect the pro rata dividend of the CompuServe Shares owned by H&R Block as of April 30, 1996, at historical cost. See the discussion regarding the treatment of the pro rata dividend under Missouri corporation law under "Manner of Effecting Distribution," above.

(B) Certain CompuServe employees participate in H&R Block's deferred compensation plans for executives under which eligible participants defer portions of their compensation, receive matching of deferred salaries and earn interest on the deferred amounts. According to the provisions of the plans, in the event of a change in control of a subsidiary of H&R Block, participants employed by such subsidiary are immediately 100% vested in their account balances, and the account balances are distributed via lump-sum payments to those participants within 90 days after the date of the change in control. Adjustment is made to reflect the payout of H&R Block's obligation, which was fully accrued at April 30, 1996, to participating CompuServe employees as a result of the Distribution.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS AFTER THE DISTRIBUTION

     The Distribution of CompuServe Shares owned by H&R Block by means of a pro rata dividend has no effect upon the Company's net earnings from continuing operations as reported in H&R Block's Annual Report on Form 10-K for the year ended April 30, 1996, as CompuServe is reflected therein as a discontinued operation.

     Subsequent to fiscal year 1996, H&R Block's liquidity will not be affected by CompuServe's funding needs. CompuServe will use the remaining net proceeds from its IPO and, if necessary, financing from sources other than H&R Block to meet its capital expenditure and funding requirements.

     H&R Block announced in July 1996 that it intends to reduce its quarterly cash dividend from $.32 per share to $.20 per share, beginning with the first dividend payable after the Distribution. The actual declaration and payment of dividends, however, will depend upon the future results of operations, capital requirements and financial condition of H&R Block and such other factors as the H&R Block Board of Directors may consider appropriate.

     H&R Block's business has historically been highly seasonal, with peak activity in the fourth quarter due to timing of the tax preparation, electronic filing and other tax-related services it provides. CompuServe's business, which is not seasonal by nature, has reduced the effects of seasonality on H&R Block's operating results in the past. As a result of the Distribution, H&R Block's operating results will become more seasonal, with nearly all of H&R Block's revenues being generated in the fourth quarter of each fiscal year.

                  BUSINESS OF H&R BLOCK AFTER THE DISTRIBUTION

DIVERSIFIED SERVICES

     Following the Distribution, H&R Block will remain a diversified services corporation providing to the public income tax return preparation, electronic filing and other services related to income tax return preparation, as well as technology-driven financial services.

INCOME TAX RETURN PREPARATION AND RELATED SERVICES

     Generally. The income tax return preparation and related services business is the original core business of H&R Block. These services are provided to the public through a system of offices operated by H&R Block or by others to whom H&R Block has granted franchises. H&R Block and its franchisees provide income tax return preparation services, electronic filing services and other services relating to income tax return preparation in many parts of the world. For U.S. returns, H&R Block and its franchisees offer a refund anticipation loan service in conjunction with its electronic filing service. H&R Block and its franchisees also market knowledge of how to prepare income tax returns through income tax training schools. As discussed below, H&R Block introduced new products and services to its tax customers during fiscal year 1996.

     Following the end of fiscal year 1996, the Company announced that its tax operations will be divided structurally into three areas, each targeting specific markets and focusing on new products and services and areas for expansion. H&R Block Tax Services, Inc., will focus on tax business operations
in the United States.   H&R Block Premium, a division of H&R Block Tax
Services, Inc., will compete for those clients who typically employ accounting
firms to prepare their tax returns.   H&R Block International will focus on
strengthening current foreign markets, such as Canada and Australia, and identify and develop new ones.

     References in this section to "Tax Services" include H&R Block Tax Services, Inc., and its subsidiaries involved in the income tax return preparation business (including those foreign subsidiaries now operating as a part of H&R Block International). References in this section to "Block" include both Tax Services and its franchisees.

     Taxpayers Served. Block served approximately 17,415,000 taxpayers worldwide during fiscal year 1996, an increase from the 17,060,000 taxpayers
served in fiscal year 1995.   The number of taxpayers served by Block in the
United States alone was approximately 14,800,000. "Taxpayers served" includes taxpayers for whom Block prepared income tax returns as well as taxpayers for whom Block provided only electronic filing services.

     Tax Return Preparation. During the 1996 income tax filing season (January 2 through April 30), Block offices prepared approximately 13,360,000 individual United States income tax returns, compared to the preparation of 12,918,000 such returns in fiscal year 1995. These U.S. returns constituted about 12% of an Internal Revenue Service ("IRS") estimate of total U.S. individual income tax returns filed during fiscal year 1996.

     During the tax season, most Block offices are open from 9:00 a.m. to 9:00 p.m. weekdays and from 9:00 a.m. to 5:00 p.m. Saturdays and Sundays. Office hours are often extended during peak periods. Most tax preparation business is transacted on a cash basis. The procedures of Tax Services have been developed so that a customer's tax return is prepared in his or her presence, in most instances in less than one hour, on the basis of information furnished by the customer. In all company-owned offices and most franchised offices, tax returns are prepared with the assistance of a computer. After the customer's return has been initially prepared, he or she is advised of the amount of his or her tax due or refund. The return, however, is retained and reviewed for accuracy. After completion of this review and after copies of the return have been made, the return is presented to the customer for signature and filing. These post-preparation procedures must be modified somewhat for customers who desire to have their returns electronically filed (see "Electronic Filing," below).

     If a Block preparer makes an error in the preparation of a customer's tax return that results in the assessment of any interest or penalties on additional taxes due, while Block does not assume the liability for the additional taxes (except under its "Peace of Mind" Program described under "New Products and Services," below), it guarantees payment of the interest and penalties.

     H&R Block Premium. In addition to its regular offices, Block offers tax return preparation services at H&R Block Premium offices in the United States and Canada. Appealing to taxpayers with more complicated returns, H&R Block Premium, formerly known as Executive Tax Service, stresses the convenience of appointments, year-round tax service from the same preparer and private office interviews. The number of H&R Block Premium offices increased from 528 in fiscal year 1995 to 576 in 1996. In fiscal 1996, the number of H&R Block Premium clients increased to approximately 643,200, compared to approximately 552,800 in 1995. The
Company plans to continue to expand the H&R Block Premium segment of its tax return preparation business.

     Electronic Filing. Electronic filing reduces the amount of time required for a taxpayer to receive a federal tax refund and provides assurance to the client that the return, as filed with the Internal Revenue Service, is mathematically accurate. If the customer desires, he or she may have his or her refund deposited by the Treasury Department directly into his or her account at a financial institution designated by the customer.

     An eligible electronic filing customer may also apply for a refund anticipation loan ("RAL") at a Block office. Under the 1996 RAL program, Tax Services' electronic filing customers who meet certain eligibility criteria are offered the opportunity to apply for loans from Beneficial National Bank in amounts based upon the customer's anticipated federal income tax refunds. Income tax return information is simultaneously transmitted by Block to the Internal Revenue Service and the lending bank. Within a few days after the date of filing, a check in the amount of the loan, less the bank's transaction fee and Block's tax return preparation fee and electronic filing fee, is received by the RAL customer. The IRS then directly deposits the participating customer's actual federal income tax refund into a designated account at the bank in order for the loan to be repaid.

     Tax Services and its franchisees filed approximately 6,298,000 U.S. tax returns electronically in 1996, compared to 5,941,000 in fiscal 1995 and 7,538,000 in fiscal 1994. Approximately 2,361,000 refund anticipation loans were processed in 1996 by Block, compared to 2,325,000 in fiscal 1995 and 5,554,000 in 1994.

     In 1996, Block offered a service to transmit state income tax returns electronically to state tax authorities in 33 states (compared to 28 states in fiscal 1995) and plans to continue to expand this program as more states make this filing alternative available to their taxpayers.

     Income Tax Courses. Block offers to the public income tax return preparation courses that teach taxpayers how to prepare their own income tax returns, as well as provide Tax Services with a source of trained income tax return preparers. During the 1996 fiscal year, 123,159 students enrolled in Block's basic and advanced income tax courses, compared to 118,316 students during fiscal year 1995.

     New Products and Services. In fiscal year 1996, Block introduced five new products and services. Under the "Peace of Mind" Program, customers are essentially offered an extended warranty with respect to their tax returns. In addition to the Company's standard guarantee to pay penalty and interest attributable to errors made by a Block preparer, under the Peace of Mind Program, the Company agrees to pay any additional taxes owed by the customer (for which liability would not ordinarily accrue) resulting from such errors, from tax law changes or from revised interpretations of Treasury Regulations. The Company also offered "Block at Home," an in-home tax preparation service for those customers who prefer both convenience and privacy, and the Last Will and Testament Kit, a simple, self-service instrument. "BlockCheck" was a new service aimed at self-preparers desiring a second opinion about their tax returns. Finally, "Block Value Club," a consumer-friendly packaging of new services, was offered during fiscal year 1996. For a single, low fee, Value Club members received a discount on tax return preparation fees, personal copy and faxing services, a CompuServe trial membership, a discount on the Block income tax return preparation course and travel discounts.

     Owned and Franchised Offices. Most Block offices are similar in appearance and usually contain the same type of furniture and equipment, in accordance with the specifications of Tax Services. Free-standing offices are generally located in business and shopping centers of large metropolitan areas and in the central business areas of smaller communities. All offices are open during the tax season. During the balance of the year only a limited number of offices are open, but through telephone listings, Block personnel are available to provide service to customers throughout the entire year.

     In fiscal year 1996, Block also operated 910 offices in department stores, including 765 offices in Sears, Roebuck & Co. stores operated as "Sears Income Tax Service by H&R Block." Tax Services is a party to a license agreement with Sears under which Tax Services will continue to operate in Sears locations throughout the United States. Such license agreement expires on December 31, 2004. Tax Services believes its relations with Sears to be excellent and that both parties to the license arrangement view the operations thereunder to date as satisfactory.

     On April 15, 1996, there were 9,678 Block offices in operation principally in all 50 states, the District of Columbia, Canada, Australia and Europe, compared to 9,703 offices in operation on April 15, 1995. Of the 9,678 offices, 4,738 were owned and operated by Tax Services and 4,940 were owned and operated by independent franchisees. Of such franchised offices, 3,341 were owned and operated by "satellite" franchisees of Tax Services (described below), 925 were owned and operated by "major" franchisees (described below) and 674 were owned and operated by satellite franchisees of major franchisees. In the United States alone, Block operated 8,308 offices.

     Two types of franchises have principally been granted by the Company and its subsidiaries. "Major" franchisees entered into agreements with the Company (primarily in the Company's early years) covering larger cities and counties and providing for the payment of franchise royalties based upon a percentage of gross revenues of their offices. Under the agreements, the Company granted to each franchisee the right to the use of the name "H&R Block" and provided a Policy and Procedure Manual and other supervisory services. Tax Services offers to sell furniture, signs, advertising materials, office equipment and supplies to major franchisees. Each major franchisee selects and trains the employees for his or her office or offices.

     In smaller localities, Tax Services has granted what it terms "satellite" franchises. A satellite franchisee receives from Tax Services signs, designated equipment, specialized forms, local advertising, initial training, and supervisory services and, consequently, pays Tax Services a higher percentage of his or her gross tax return preparation and related service revenues as a franchise royalty than do major franchisees. Many of the satellite franchises of Tax Services are located in cities with populations of 15,000 or less. Some major franchisees also grant satellite franchises in their respective areas.

     From time to time, Tax Services has acquired the operations of existing franchisees and competing tax return preparation businesses and it will continue to do so if future conditions warrant such acquisitions and satisfactory terms can be negotiated.

     International Operations. Block prepares U.S. income tax returns in other countries, Canadian tax returns in Canada and Australian tax returns in Australia. The returns prepared at offices in countries outside of the United States constituted 16.4% of the total returns prepared by Block in the last fiscal year.

     Block also offered the electronic filing of U.S. income tax returns at franchised offices located in Europe and the electronic filing of Australian and Canadian income tax returns at Block offices in Australia and Canada, respectively.

     Canadian Operations. H&R Block Canada, Inc., a Tax Services' subsidiary, and its franchisees prepared approximately 2,223,000 Canadian returns filed with Revenue Canada during the 1996 income tax filing season, compared with 2,141,000 Canadian returns prepared in the previous year. The number of offices operated by Block in Canada decreased from 1,054 in fiscal year 1995 to 1,016 in fiscal year 1996.

     The Company and its franchisees offer a refund discount ("Cash Back") program to their customers in Canada. The procedures which Block must follow in conducting the program are specified by Canadian law. In accordance with current Canadian regulations, if a customer's tax return indicates that such customer is entitled to a tax refund, a check is issued by Block to the customer for an amount which is equal to the sum of (1) 85% of that portion of the anticipated refund which is less than or equal to $300 and (2) 95% of that portion of the refund in excess of $300. The customer assigns to Block the full amount of the tax refund to be issued by Revenue Canada. The refund check is then sent by Revenue Canada directly to Block and deposited by Block in its bank account.
In accordance with the law, the discount is deemed to include both the tax return preparation fee and the fee for tax refund discounting. This program is financed by short-term borrowing. The number of returns discounted under the Cash Back program increased to approximately 681,000 in fiscal year 1996 from 638,000 in fiscal year 1995.

     Australian Operations. The number of returns prepared by H&R Block Limited, the Company's subsidiary in Australia, and by franchisees in Australia, increased to approximately 389,000 in fiscal year 1996 from 362,000 in fiscal year 1995. The number of offices operated by Block in fiscal year 1996 was 297, compared to 293 offices operated in fiscal 1995.

     Seasonality of Business. Since most of the customers of Tax Services file their tax returns during the period from January through April of each year, substantially all of Tax Services' revenues from income tax return preparation, related services and franchise royalties are received during this period. As a result, Tax Services operates at a loss through the first nine months of its fiscal year. Historically, such losses primarily reflect payroll of year-round personnel, training of income tax preparers, rental and furnishing of tax offices, and other costs and expenses relating to preparation for the following tax season.

     Competitive Conditions. The tax return preparation and electronic filing business is highly competitive. Tax Services considers its primary source of tax return preparation competition to be the individual who prepares his own tax return. In addition, there are a substantial number of tax return preparation firms. Many of these firms and many firms not otherwise in the tax return preparation business are involved in providing electronic filing and refund anticipation loan services to the public. Commercial tax return preparers and electronic filers are highly competitive with regard to price, service and reputation for quality. Tax Services believes that in terms of the number of offices and tax returns prepared it is the largest tax return preparation firm in the United States. Tax Services also believes that in terms of the number of offices and tax returns electronically filed in fiscal year 1996, it is the largest provider of electronic filing services in the United States.

TECHNOLOGY-DRIVEN AND OTHER SERVICES

     Generally. Block Financial Corporation ("BFC") is involved in the following businesses:

      (1) financial services delivered by technology and financial service delivery technology;

      (2) financial services associated with Tax Services and its typical customer; and

      (3) software.


     BFC developed the CONDUCTOR(R) service, a technology that delivers financial services online through existing commercial online services, the Internet or directly through leased networks. CONDUCTOR provides a national online electronic credit card statement that furnishes the cardholder with access to transaction records and credit availability and the ability to download transactions from the Internet into a personal financial software program. A similar service that allows cardholders access online is offered on CompuServe's information service. Through alliances formed by BFC with various financial services providers, CONDUCTOR subscribers will use the service for electronic bill payment and discounted brokerage services, and to review other financial account statements. Financial institutions will use the system to communicate directly with their customers.

     In excess of 113,400 CompuServe Visa credit cards were issued by the end of fiscal year 1996, compared to 88,600 accounts at the end of fiscal 1995. Such cards are issued under a co-branding agreement between BFC and Columbus Bank and Trust Company, Columbus, Georgia. The portfolio for such card increased from approximately $107 million at the end of fiscal year 1995 to more than $162 million by the end of fiscal year 1996. BFC introduced the WebCard(SM) Visa in January 1996, focusing its marketing efforts toward Internet/World Wide Web users. The number of WebCard accounts at year end was approximately 6,000.

     BFC has developed a nonconforming mortgage origination and funding operation in which fixed and adjustable rate mortgages, including purchase money first mortgages, refinance first mortgages and second mortgages are offered to the public. Nonconforming mortgages are those that may not be offered through government-sponsored loan agencies. The loans are processed and serviced by third-party service providers. At present, BFC offers mortgages through brokers and through a few H&R Block franchisees. BFC plans to expand this business, including offering these products through Tax Service's network of company-owned offices.

     BFC offers to franchisees of either H&R Block Tax Services, Inc. or one of its subsidiary corporations lines of credit with reasonable interest rates under a program designed to better enable the franchisees to refinance existing business debt, expand or renovate offices or meet off-season cash flow needs.
A franchise equity loan is a revolving line of credit secured by the H&R Block franchise and the underlying business.

     BFC's software business develops and markets the Kiplinger TaxCut(R) tax preparation software package, as well as markets the Kiplinger Home Legal Advisor(SM) and Kiplinger Small Business Attorney(SM) software products.

     Competitive Conditions. The financial services, online financial services delivery technology and software businesses are highly competitive and consist of a large number of companies. In the software industry, Intuit, Inc. is a dominant supplier of personal financial software. In the other businesses in which BFC competes, no single supplier can be considered to occupy a dominant position.

                 MANAGEMENT OF H&R BLOCK AFTER THE DISTRIBUTION

     The Distribution will not have any effect on the management of H&R
Block. Those persons identified as "Executive Officers of the Registrant" in
Item 4a of H&R Block's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 are expected to remain in their present positions. The sole exception is with respect to the President and Chief Executive Officer of H&R Block, Inc. Effective June 19, 1996, Richard H. Brown resigned as President and Chief Executive Officer of H&R Block, Inc. and Frank L. Salizzoni was elected President and Chief Executive Officer on an interim basis. A search for a new President and Chief Executive Officer is being conducted by the Board of Directors and it is expected that a new President and Chief Executive Officer will be elected in the near future. See Item 4a of H&R Block's Annual Report on Form 10-K for the fiscal year ended April 30, 1996, which is incorporated herein by reference.

                    COMPARISON OF RIGHTS OF SHAREHOLDERS OF
                            H&R BLOCK AND COMPUSERVE

DIFFERENCES IN CORPORATION LAWS

     As a result of the Distribution, shareholders of H&R Block, whose rights are governed by Missouri law, will also become shareholders of CompuServe, with their rights governed by Delaware law. The statutes and court decisions with respect to rights of shareholders of corporations incorporated under the laws of those two jurisdictions reflect several differences.

     The following discussion is intended only to highlight certain statutory differences between the rights of H&R Block shareholders and the rights of CompuServe shareholders. The discussion does not purport to constitute a detailed comparison of the provisions of Missouri and Delaware law. Shareholders are referred to those laws for further information.

     Certain significant differences which affect the rights of shareholders are as follows:

     Shareholder Vote for Mergers

     Corporations incorporated under Delaware law must obtain the affirmative vote (except as indicated below) of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger of the corporation into another corporation, the sale of substantially all of the corporation's assets or the voluntary dissolution of the corporation. In the same situations, Missouri law requires the approval of two-thirds of the outstanding shares entitled to vote thereon.

     Delaware law does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. Missouri law has no such exception.

     Appraisal Rights

     Generally, Missouri law gives appraisal rights in more situations than does Delaware law. Both Delaware law and Missouri law provide such rights to shareholders entitled to vote in merger transactions (except as indicated below). Missouri law also provides for such rights in a sale of assets requiring shareholder approval and in connection with certain charter amendments, whereas Delaware law does not.

     Subject to certain exceptions, Delaware law does not recognize dissenters' rights of appraisal in a merger or consolidation if the shares of the corporation are either listed on a national securities exchange or held of record by more than 2,000 shareholders unless stockholders are required to accept for their shares in the merger or consolidation anything other than common stock of the surviving or resulting corporation or common stock of another corporation that is so listed or held (and cash in lieu of fractional shares), or if the corporation is the surviving corporation and no vote of its shareholders is required.

     Inspection of Shareholders' List

     Missouri law provides for a right of inspection of the shareholders' list and books of the corporation by a shareholder subject to such regulations as may be prescribed by the corporation's bylaws. Delaware law allows any shareholder to inspect the shareholders' list and books of the corporation for a purpose reasonably related to such person's interest as a shareholder.

     Payment of Dividends

     Under Missouri law, the board of directors of a corporation may declare and the corporation may pay dividends so long as the net assets of the corporation are not less than its stated capital and the payment of the dividend would not reduce the net assets of the corporation below its stated capital. Under Delaware law, generally a corporation may pay dividends out of the corporation's net profits for the fiscal year in which the dividend is declared or from the preceding fiscal year, even if the corporation has no available surplus.

     Corporate Action Without a Shareholders' Meeting

     Under Missouri law, action may be taken by shareholders without a meeting only upon the written consent of all shareholders. Delaware law permits corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation expressly provides otherwise.

     Regulation of Business Combinations

     Both Missouri and Delaware have provisions regulating business combinations such as mergers. The GBCL contains a control share acquisition provision applicable to the acquisition or proposed acquisition of beneficial ownership of shares having voting power within any of the following ranges: (x) one-fifth or more but less than one-third; (y) one-third or more but less than a majority; or (z) a majority or more. Acquisitions directly from the corporation or pursuant to an agreement with the corporation are excepted. Shares acquired or to be acquired in a control share acquisition have no voting rights unless voting rights are granted by a majority of all votes which could be cast in an election of directors other than the interested shares. An acquiror may compel a corporation to call a meeting of its shareholders to restore or pre-approve its voting rights by filing an acquiring person statement with the corporation. No other matters can be considered at the special meeting called for this purpose. If the acquiror requests a special meeting and undertakes to pay the corporation's expenses of a special meeting, the corporation must call a special meeting within 10 days and the special meeting must be held within 50 days after receipt of the request. If the request for a special meeting is not made, the voting rights to be accorded the shares acquired in the control share acquisition would be presented at the special or annual meeting of shareholders.

     Also under the GBCL, a corporation may not engage in any business combination with a 20 percent shareholder for five years following the 20 percent acquisition unless the business combination or the purchase of stock by such interested shareholder was approved by the board of directors of such corporation before the date of the interested shareholder's share acquisition. If the combination was not previously approved, the interested shareholder may effect a combination after a five-year period only if (a) the shareholder receives approval from the majority of the outstanding shares not controlled by the interested shareholder; or (b) the aggregate amount of the offer meets certain fair price criteria.

     In Delaware under Section 203 of the Delaware General Corporation Law, generally a stockholder who acquires 15% or more of a corporation's stock (an "interested stockholder") cannot engage in a business combination (as defined) with that corporation for a period of three years unless: (i) the board of directors of the corporation approves the combination or acquisition of stock resulting in the stockholder becoming interested before the stockholder acquires 15% or more of the corporation's stock, (ii) the stockholder's stockholdings in the corporation increase from less than 15% to more than 85% in one transaction, or (iii) the board of directors of the corporation and at least two-thirds of the corporation's disinterested stockholders approve the business combination.

SIGNIFICANT DIFFERENCES IN CORPORATE CHARTERS AND BY-LAWS

     The Articles of Incorporation and Bylaws of H&R Block and the Certificate of Incorporation and By-laws of CompuServe also differ in several respects.
The following discussion is intended only to highlight material differences between the Articles of Incorporation and Bylaws of H&R Block and the Certificate of Incorporation and By-laws of CompuServe. The discussion does not purport to constitute a detailed comparison of the provisions of those charter documents, which are included or incorporated by reference in documents incorporated by reference in this

Proxy Statement.  See "INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE," below.

     Authorized Capital Stock

     The Articles of Incorporation of H&R Block and the Certificate of Incorporation of CompuServe authorize the boards of directors of H&R Block and CompuServe, respectively, to establish series of preference and preferred stock and to determine, with respect to any such series, among other things: the dividend rates; liquidation and dividend preferences; provisions respecting redemptions; terms, if any, upon which the shares are convertible; voting rights; and other rights thereof.

     The Articles of Incorporation of H&R Block authorize the issuance of 200,000,000 shares of Common Stock, without par value, and 6,000,000 shares of Preferred Stock, without par value. The shareholders will consider at the annual meeting of shareholders to be held on September 11, 1996, a proposal to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock, without par value, from 200,000,000 to 400,000,000. See "AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK," below. The Certificate of Incorporation of CompuServe presently authorizes the issuance of 250,000,000 shares of CompuServe common stock and 10,000,000 shares of preferred stock.

     Special Meetings of Shareholders

     H&R Block's Bylaws provide that a special meeting of shareholders may be called only by (i) a majority of the H&R Block Board, (ii) by shareholders holding not less than 80% of all outstanding shares of H&R Block Stock entitled to vote at an annual meeting, (iii) by the Chairman of the Board or (iv) by the President.

     CompuServe's By-laws presently provide that a special meeting of stockholders may be called only by (i) a majority of the CompuServe board, (ii) by the Chairman of the Board, if one is elected, or (iii) by the President.

     Advance Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors

     H&R Block's Bylaws provide that in order to nominate a slate of directors, a person must provide written notice to H&R Block not less than 50 days nor more than 75 days prior to the annual meeting; provided, however, that if fewer than 65 days notice is provided for the annual meeting, notice by the acquiror to be timely must be received not later than the 15th day following the date on which such notice was mailed.

     CompuServe's By-laws provide that in order for business to be properly brought before a meeting of stockholders by a stockholder, prior written notice (generally, 60 days prior to the date of an annual stockholders meeting and 10 days before the date of a special stockholders meeting), including, among other things, a brief description of the matter, must be delivered to the secretary of CompuServe. CompuServe's By-laws also provide that a stockholder seeking to nominate persons for election as directors must provide prior written notice (generally, 60 days prior to the date of an annual stockholders meeting and 10 days before the date of a special stockholders meeting), of such stockholder's intent to make such nomination. Such notice must include, among other things, such information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the CompuServe board of directors.

     Amendment by Stockholders of Certain Charter and By-law Provisions

     The Articles of Incorporation of H&R Block provide that the affirmative vote of not less than 80% of the shares entitled to vote in the election of directors is required to amend, modify, alter or repeal provisions of H&R Block's Articles of Incorporation relating to the authorized shares of the Company; the number, classification, term of office, election, and removal of the Company's directors; the filling of director vacancies; special meetings of the shareholders of the Company; the approval or authorization of certain business transactions; and the amendment of those articles containing the aforementioned provisions, provided that the affirmative vote of a majority of the votes entitled to be cast is sufficient to approve any such amendment, modification, alteration or repeal that has been adopted by at least 80% of the members of the Company's Board of Directors.

     CompuServe's Certificate of Incorporation and By-laws provide that the affirmative vote of at least 80% of the shares entitled to vote is required to alter, amend or repeal or adopt provisions of CompuServe's Certificate of Incorporation relating to the removal of directors or, unless amended by the CompuServe board of directors, of CompuServe's By-laws.

               AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                           (ITEM 3 ON FORM OF PROXY)

DESCRIPTION OF THE PROPOSED AMENDMENT

     The Board of Directors has determined that it is advisable to amend the Amended and Restated Articles of Incorporation of the Company (the "Articles"). On June 19, 1996, the Company's Board of Directors approved an amendment to the Articles (the "Amendment") to increase the number of shares of Common Stock, without par value, authorized for issuance from 200,000,000 to 400,000,000. As more fully described below, the proposed Amendment is intended to provide the Company flexibility to meet future needs for unreserved Common Stock. The Board has directed that the Amendment be submitted to the shareholders for their consideration.

REASONS FOR THE PROPOSED AMENDMENT

     The number of authorized shares of Common Stock of the Company has remained at 200,000,000 since 1991. Of the 200,000,000 currently authorized shares of Common Stock, as of July 12, 1996, 103,992,072 were outstanding, and 20,011,866 shares were reserved for issuance under various stock options and other stock-related incentive benefit plans which have previously been approved by the Company's shareholders. The number of shares of Common Stock remaining available for issuance is not considered adequate for the Company's future possible requirements.

        Although the Company has no specific plans to use the additional authorized shares of Common Stock, the Company's Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock to the proposed level in order to provide flexibility with respect to other possible matters such as shareholder rights plans, financings, corporate mergers, acquisitions of property, establishing strategic relationships with corporate partners, employee benefit plans, and for other general corporate purposes. The Amendment will also provide a reserve of shares available for issuance in connection with possible stock splits or stock dividends if the Board of Directors were to determine that it would be desirable to facilitate a broader base of shareholders. Currently there are no plans, agreements or arrangements in place requiring the utilization of these additional shares for shareholder rights plans, financings, corporate mergers, acquisitions of property, establishment of strategic relationships with corporate partners, employee benefit plans, stock splits, stock dividends, or other general corporate purposes. However, having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock without the delay and expense associated with seeking shareholder approval. Elimination of such delays and expense occasioned by the necessity of obtaining shareholder approval will better enable the Company, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the Board of Directors.

     The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding. Any future issuance of Common Stock will be subject to the rights of holders of any outstanding shares of any Preferred Stock which the Company may issue in the future.

POSSIBLE EFFECTS OF THE AMENDMENT

     If the proposed Amendment is approved, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the shareholders of the Company, except as may be required by applicable laws or under the rules of any national securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or like rights, which means that current shareholders do not have a prior right to purchase any new issue of stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of Common Stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of dividends and liquidation proceeds available to the holders of currently outstanding stock.

     In addition, the Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. For example, the proposed increase in authorized shares would provide a sufficient number of shares of Common Stock for the Company to exchange Common Stock for rights under the Company's shareholder rights plan (described below), or provide a substantial base of shares of Common Stock to enable holders of rights to purchase such Common Stock under such plan upon the exercise of rights. Accordingly, the increase in the number of authorized shares of Common Stock may deter a future takeover attempt which holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price.

     The Board of Directors is not currently aware of any attempt to takeover or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed Amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management. Moreover, management does not currently intend to propose additional anti-takeover measures in the foreseeable future.

CORPORATE ACTION REGARDING TAKEOVER ATTEMPTS

     The Company has a shareholder rights plan intended to deter coercive or unfair takeover tactics and to prevent a potential acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The plan provides a strong incentive for anyone interested in acquiring the Company to negotiate directly with the Board of Directors. Under the plan, adopted in 1988 and amended in 1990, 1991 and 1995, one right ("Right") has attached to each share of Common Stock. Each Right becomes exercisable when a person or group acquires beneficial ownership of 10% or more of the outstanding Common Stock without the prior written approval of the Board of Directors (an "Unapproved Acquisition"), and 10 business days following the commencement of a tender offer not approved by the Board. When exercisable, the holder of each Right may purchase from the Company 1/200 of a share of a class of Participating Preferred Stock at an exercise price of $60.00, subject to adjustment. The holder of each Right also has the right (the "Subscription Right") to purchase for the exercise price of a Right, in lieu of shares of Participating Preferred Stock, a number of shares of the Company's Common Stock having a market price equal to twice the exercise price. If an Unapproved Acquisition takes place and the Company is involved in a merger, or 50% or more of the Company's assets or earning power are sold, the holder of each Right has the right (the "Merger Right") to purchase for the exercise price a number of shares of the common stock of the surviving or purchasing company having a market value equal to twice the exercise price.

     After an Unapproved Acquisition, but before the acquiring person or group acquires 50% or more of the outstanding shares, the Board of Directors may exchange all or part of the then outstanding and exercisable Rights for Common Stock at an exchange ratio of one share of Common Stock per Right (the "Exchange"). Upon any such Exchange, the right of any holder to exercise a Right terminates. Upon the occurrence of any of the events giving rise to the exercisability of the Subscription Right or the Merger Right or the ability of the Board of Directors to effect the Exchange, the Rights held by the acquiring person or group involved in the Unapproved Acquisition become void as they relate to the Subscription Right, the Merger Right or the Exchange.

     The Company may redeem the Rights at a price of $.005 per Right at any time prior to an Unapproved Acquisition. The Rights expire on July 25, 1998, unless extended by the Board of Directors. Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including the right to vote or to receive dividends. The issuance of Rights alone has no dilutive effect and does not affect reported earnings per share.

     The Company's Articles of Incorporation also contain provisions designed to apply in the event of takeover attempts. The general purpose of such provisions is to ameliorate the time constraints and pressure tactics often associated with takeover attempts and to encourage potential takeover bidders to seek approval of the Board prior to attempting a takeover. Certain business transactions between the Company and a person or entity owning more than 15% of the Company's outstanding voting stock require approval of the holders of 80% of the Company's outstanding voting stock. Such business transactions include (a) a merger or consolidation involving the Company or any of its subsidiary corporations; (b) the sale or exchange of more than 20% of the assets of the Company or 20% of the assets of any of its subsidiary corporations; (c) the issuance, transfer, or other disposition of any securities of the Company or any of its subsidiary corporations; (d) any recapitalization or reclassification of securities of the Company; and (e) any liquidation, spin-off or other dissolution of the Company. Approval by 80% of the shareholders is not necessary when certain procedural and price safeguards designed to protect all of the Company's shareholders are observed or when the business transaction receives the approval of two-thirds of the directors. The Articles authorize the issuance of up to 6,000,000 shares of Preferred Stock on such terms as may be determined by the Board. The Articles provide for a classified board of directors in order to extend the time necessary to elect a majority of the Board. The entire Board may not be removed except by the affirmative vote of 80% of each class of stock of the Company entitled to elect directors. Shareholders' meetings may be called only by the holders of at least 80% of the stock of the Company, a majority of the Board of Directors, the Chairman of the Board or the President. The foregoing Article provisions may not be amended or repealed except upon the approval of 80% of the stock of the Company, unless at least 80% of the members of the Board recommend such a change.

RESOLUTION AND VOTE REQUIRED

     The following resolution will be submitted for approval at the meeting:

           "RESOLVED, That ARTICLE THREE of the Articles of
      Incorporation of H&R Block, Inc., as heretofore amended, be further amended by deleting the first sentence thereof in its entirety and substituting therefor the following:

                                 'ARTICLE THREE

           The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 406,000,000 divided into two classes as follows:

           (i) 400,000,000 shares of a class designated Common Stock, without par value; and

           (ii) 6,000,000 shares of a class designated Preferred Stock, without par value.'"

     The affirmative vote of the holders of a majority of the Company's outstanding shares of Common Stock is required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE THREE OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 400,000,000 SHARES, AND PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

                APPROVAL OF H&R BLOCK SHORT-TERM INCENTIVE PLAN
                           (ITEM 4 ON FORM OF PROXY)

INTRODUCTION

     The Board of Directors adopted the H&R Block Short-Term Incentive Plan (the "Plan") effective June 19, 1996, subject to its approval by the Company's shareholders at the 1996 annual meeting of shareholders. The Board recommends such approval as it believes that the Plan will enable the Company and its subsidiaries to attract and retain highly qualified individuals as executive officers, to obtain from such officers the best possible performance in order to achieve particular business objectives established for the Company, and to include in their compensation package a bonus component intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Changes in the Code enacted in 1993 affect the deductibility of awards paid under bonus and other compensation plans. Code Section 162(m) provides that compensation in excess of $1 million paid for any tax year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible by the corporation for federal income tax purposes unless certain conditions are met. Two such conditions are that the compensation must qualify as "performance-based compensation" and that the shareholders of the corporation must approve the material terms of the performance goals under which such compensation is to be paid. For these reasons, the Board of Directors adopted the Plan and is submitting the Plan and the performance goals set forth therein to the shareholders for their approval.

SUMMARY OF PLAN

     The primary features of the Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Appendix D to this proxy statement.

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of "outside directors" within the meaning of Section 162(m) of the Code. The Committee has authority to determine the terms and conditions of awards granted to eligible persons under the Plan.

     Awards under the Plan are in the form of cash compensation and may be granted only to employees of the Company or its subsidiaries who are at the level of Assistant Vice President or at a more senior level and who are selected for participation by the Committee. At present, a total of 53 officers are eligible for selection by the Committee for participation. The Committee may grant annual performance-based awards with respect to each fiscal year of the Company, or a portion thereof (a "Performance Period"). Within 90 days after the beginning of a Performance Period, the Committee establishes performance goals for the Company and its subsidiaries for the Performance Period and specific target awards for each participant selected by the Committee. The Committee specifies the goals applicable to each participant for each Performance Period, as well as the portion of the target award to which each performance goal applies. Awards are nontransferable otherwise than by will or the laws of descent and distribution.

     Performance goals established by the Committee each year must be based of one or more of the following business criteria: (a) earnings, (b) revenues,
(c) sales of products, services or accounts, (d) numbers of income tax returns prepared, (e) margins, (f) earnings per share, and (g) total shareholder return. For any Performance Period, performance goals may be measured on an absolute basis or relative to internal goals, or relative to levels attained in fiscal years prior to the Performance Period. In addition, a participant must remain in the continuous employ of the Company or one or more of its subsidiaries through the end of a Performance Period in order to be eligible to receive payment of an award.

     Following the end of a Performance Period, the Committee will certify the extent to which each performance goal has been achieved and then, in order to arrive at the actual award payout, determine a performance percentage for each goal to be multiplied by the portion of the target award to which the goal relates. The performance percentage may be from 0% to 200% of the target award, in accordance with the following schedule:





                         % of Performance    Performance
                          Target Achieved     Percentage
                        -------------------  -----------

                             Under 90%            0%
                                90%              50%
                                95%              90%
                               100%             100%
                               105%             120%
                               110%             140%
                               115%             170%
                          120% and above        200%




     The aggregate amount of all awards under the Plan to any one participant for any Performance Period shall not exceed $1,000,000. Payment of awards takes place as soon as administratively feasible following the certification by the Committee of the extent to which performance goals have been achieved and the determination of the actual awards payable.

     In the event of a recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event; changes in applicable tax laws or accounting principles; or any unusual, extraordinary or nonrecurring events involving the Company that distort the performance criteria applicable to any performance goal, the Committee must adjust the calculation of the performance criteria and the applicable performance goals as is necessary to prevent reduction or enlargement of participants' awards under the Plan for such Performance Period attributable to such transaction or event.

     NEW PLAN BENEFITS

     The Committee has designated the eligible officers of the Company who will participate in the Plan for the fiscal year 1997 Performance Period as those persons who have been designated by the Board of Directors as executive officers of the Company pursuant to the provisions of Rule 3b-7 under the Securities Exchange Act of 1934, as amended. The Committee has also established target awards for fiscal year 1997 for those executive officers serving as such as of June 19, 1996. The following table sets forth the amounts which would be paid to the individuals and groups referred to below pursuant to awards made under the Plan at the specified levels of attainment of performance goals established by the Committee, provided that such awards will be void if the proposal to approve the Plan and goals as described above is not approved by the shareholders at the 1996 annual meeting. No awards have been paid under the Plan at the date of this proxy statement. Non-employee directors of the Company and employees who are not "executive officers" of the Company, as designated by the Board of Directors do not participate in the Plan.

                              PLAN BENEFITS TABLE

                                    ESTIMATED FUTURE PAYOUTS
                                 ------------------------------
                                   BELOW
    NAME AND PRINCIPAL POSITION  THRESHOLD  THRESHOLD   TARGET    MAXIMUM
    ---------------------------  ---------  ---------  --------  ----------

    George T. Robson             $0         $115,000   $230,000  $460,000
    Senior Vice President, CFO
    and Treasurer

    William P. Anderson          $0         $38,000    $76,000   $152,000
    President, Block
    Financial Corporation

    Ozzie Wenich                 $0         $38,000    $76,000   $152,000
    President, H&R Block
    International

    All Executive Officers       $0         $286,350   $572,700  $1,145,400



NOTE: Threshold represents 50% actual payout upon accomplishment of 90% of the performance goal, and maximum represents 200% actual payout upon accomplishment of 120% of the performance goal.

SHAREHOLDER APPROVAL REQUIREMENTS; RECOMMENDATION OF THE BOARD OF DIRECTORS "FOR" THIS PROPOSAL

     Pursuant to regulations promulgated under Section 162(m) of the Code, the material terms of the performance goals must be reapproved by the shareholders five years after initial shareholder approval, if the Committee retains authority to change the objectives under the performance goals from year to year. Otherwise, the Board of Directors of the Company may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, without shareholder approval.

     The Board of Directors has adopted the Plan subject to shareholder approval. If the proposal is not approved by a majority of the shares present in person or represented by proxy at the meeting, then the Plan shall not be effective and any award made on or after June 19, 1996, will be void.

     The Board believes that the approval of the Plan will assist the Company in the manner specified above and, as a result, will promote the interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE H&R BLOCK SHORT-TERM INCENTIVE PLAN AND PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

                            APPOINTMENT OF AUDITORS
                           (ITEM 5 ON FORM OF PROXY)

     Deloitte & Touche LLP has audited the accounts of the Company since 1965. It has offices or affiliates convenient to most of the Company's operations in the United States and other countries and is considered to be well qualified. The Board of Directors has appointed such firm as the Company's independent auditors for the year ending April 30, 1997 and recommends that the shareholders ratify such appointment. Representatives of Deloitte & Touche LLP expect to attend the annual meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by the shareholders.

     PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

                             SHAREHOLDER PROPOSALS

     Recommendations for nominees to be elected to the Board of Directors and proposals of shareholders intended to be presented at the next annual meeting scheduled to be held on Wednesday, September 10, 1997 must be submitted in writing to the Secretary of the Company, H&R Block, Inc., 4400 Main Street, Kansas City, Missouri 64111. Shareholder proposals must be received by the Secretary no later than April 14, 1997 in order to be included in next year's proxy statement and form of proxy.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     H&R Block's Annual Report on Form 10-K for the year ended April 30, 1996 is incorporated by reference herein.

     H&R Block will provide without charge to each person to whom a copy of this proxy statement is delivered, on the written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the foregoing document incorporated herein by reference (other than any exhibits to such documents which are not specifically incorporated herein or into such documents by reference). Requests should be directed to: Investor Relations, H&R Block, Inc., 4400 Main Street, Kansas City, Missouri 64111, telephone: (816) 753-6900.

     All documents filed by H&R Block with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the date of the meeting or any adjournment thereof shall be deemed to be incorporated by reference herein.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed to constitute a part hereof except as so modified or superseded.

                             AVAILABLE INFORMATION

     H&R Block and CompuServe are subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by H&R Block and CompuServe may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Reports and other information concerning H&R Block may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.


                                     By Order of the Board of Directors
                                     JAMES H. INGRAHAM
                                     Secretary

August 7, 1996

                                                                    APPENDIX A


      Section 351.405 OF THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

RIGHTS OF DISSENTING SHAREHOLDER -- SALE OR EXCHANGE OF ASSETS

     1. In the event that a sale or exchange of all or substantially all of the property and assets of a corporation, otherwise than in the usual and regular course of its business, is authorized by a vote of the shareholders of the corporation, except as provided in subsection 6 of this section, any shareholder who shall not have voted in favor thereof and who at or prior to the meeting at which said sale or exchange is submitted to a vote shall file with the corporation written objection thereto may, within twenty days after the vote was taken make written demand on the corporation for the payment to him of the fair value of his shares as of the day prior to the date on which the vote was taken authorizing the sale or exchange. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty-day period shall be conclusively presumed to have consented to the sale or exchange and shall be bound by the terms thereof.

     2. If, within thirty days after the date on which such vote was taken, the value of such shares is agreed upon between the dissenting shareholder and the corporation, the corporation shall make payment of the agreed value within ninety days after the date on which the vote was taken authorizing the sale or exchange, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the corporation is situated asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the corporation for the amount of such fair value as of the day prior to the date on which such vote was taken together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in the corporation. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the sale or exchange and shall be bound by the terms thereof.

     4. The rights of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the sale or exchange or the shareholders shall revoke the authority to make such sale or exchange.

     5. Shares acquired by the corporation pursuant to the payment of the agreed value thereof or to the payment of judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as it shall see fit.

     6. This section shall not apply to any sale, exchange or other disposition of assets of a corporation authorized by a vote of the shareholders of the corporation if, prior to or in connection with such authorization, the shareholders have consented to or approved the voluntary dissolution of the corporation pursuant to section 351.464 or 351.466, if the sale, exchange or other disposition is made in liquidation of the corporation's business and affairs as provided in section 351.476.

                                                                    APPENDIX B

                     INFORMATION WITH RESPECT TO COMPUSERVE

                      CERTAIN FACTORS AFFECTING COMPUSERVE


COMPETITION

     CompuServe Corporation ("CompuServe") competes in the online services industry as well as in the Internet and networking services industries. Each of these industries is highly competitive and includes a number of significant participants. CompuServe's primary direct competitors in the proprietary online services industry are America Online, Inc. ("AOL") and Prodigy Services Company. In the Internet-based online services industry, CompuServe has several competitors, principally Microsoft Network ("MSN"), a venture led by Microsoft Corp. ("Microsoft"). Among the larger Internet service providers ("ISPs") competing with CompuServe in the Internet-access-only business are AT&T Corp. ("AT&T"), MCI Telecommunications Corporation ("MCI"), NETCOM On-Line Communications Services, Inc., Earthlink, BBN Corporation, AOL's GNN service, PSINet Inc. and UUNET Technologies, Inc. CompuServe's Network Services business competes with local and international telecommunications companies and other data communications services, including AT&T, MCI, Sprint Corp., Advantis, a joint venture of IBM and Sears, Electronic Data Systems, Inc. and British Telecom plc. An increasing number of publishing, broadcasting and other media and technology companies are expected to enter the online services market, either directly or through alliances, in order to enhance distribution of their content and programming. Regional telephone operating companies, long distance carriers and cable companies may also enter the markets served by CompuServe. Many of the competitors and possible future competitors referred to above have significantly greater financial, technical, marketing and personnel resources than CompuServe.

     Microsoft's position as the leading personal computer operating system software company may continue to give MSN certain competitive advantages, including distribution and marketing synergies. CompuServe's management believes that MSN may yet enjoy a cost advantage relative to other online services, including CompuServe's, in terms of distribution through computer manufacturers, as the MSN software is included with Microsoft's Windows 95 operating system. Other online services, including CompuServe, traditionally have needed to make payments to manufacturers to have their software pre-loaded onto new personal computers ("PCs"). It is unclear whether Microsoft incurs any costs for the distribution of MSN through the computer manufacturer channel. Microsoft has agreed to bundle CompuServe's icons and interface software for the CompuServe Information Service ("CIS") and WOW!(SM) (a consumer online service targeted to the home market) with Windows 95. CompuServe cannot predict the extent to which technical, economic, competitive or other pressures will arise to affect the relative benefits of this development.

     CompuServe recently entered into a non-exclusive agreement with AT&T pursuant to which WorldNet subscribers will be offered discounted access to CompuServe. CompuServe also signed license and marketing agreements with Microsoft and Netscape Communications, Inc. ("Netscape") under which CompuServe will license the Microsoft and Netscape browsers. Under the arrangements between CompuServe and Microsoft, CompuServe will place two icons in the Windows 95 desktop folder for online services -- one for CIS and one for WOW! These arrangements will help provide simple and widespread access to CompuServe's CIS and WOW! services. CompuServe has also recently entered into an agreement with Time Inc. New Media, an affiliate of Time Warner Inc., whereby CompuServe will begin offering to CIS, SPRYNET (an Internet-access-only service offered by Spry, Inc. ("SPRY"), a CompuServe subsidiary) and WOW!

subscribers, at no charge, access to two new Time Inc. New Media Internet services that will be available to non-members on a paid subscription basis. See "Business of CompuServe -- Competition," below.

     CompuServe believes that the principal competitive factors in the consumer online services industry include the ability to aggregate engaging content, ease of use, established user base, brand name awareness, competitive pricing, customer service, and a low cost and reliable network infrastructure. CompuServe believes that its extensive existing network infrastructure and reliability, breadth and depth of content for CIS, brand name recognition and large user base have been its competitive advantages in the consumer online services industry. Recent changes to CompuServe's pricing structure, the introduction of WOW! and a new proprietary interface (CIM 3.0), customer care initiatives and infrastructure improvements are expected to enhance CompuServe's position as a leader in the consumer online industry. The main competitive factors in the Network Services business are the number and location of POPs (points of presence), speed, bandwidth (the number of bits of information that can move through a communications medium in a given amount of time) and reliability of the network, sales and support able to meet the needs of the customers and competitive pricing. CompuServe believes that its ability to meet the needs of its customers with respect to these factors, as well as its ability to differentiate itself by providing value-added services to its customers, have been its competitive advantages in the Network Services business.

     In addition to competing against other online service providers ("OSPs") and ISPs to attract subscribers, CompuServe also competes to retain subscribers once they have signed with one of CompuServe's services. Industry subscriber attrition rates, or the rates at which subscribers leave an online service, continue to be high. CompuServe is introducing a number of initiatives to reduce attrition and increase usage. See "Business of CompuServe -- Marketing and Distribution," below. There can be no assurance that these initiatives will be successful. Sustained high rates of attrition would materially and adversely affect CompuServe's business, financial condition and results of operations. See "Business of CompuServe -- Competition."

     CompuServe's management believes that competitive pressures on pricing will continue as current and new Internet and online providers seek to increase market share. Price changes and possible increased spending in areas, such as marketing and product development, could limit CompuServe's opportunities to enter into and renew agreements with content providers and distribution partners, develop new products and services, and continue to grow its subscriber base, all of which could result in increased attrition of CompuServe's subscribers. Any of these events could have a material adverse effect on CompuServe's business, financial condition and results of operations. See "Business of CompuServe -- Competition."

RAPIDLY CHANGING MARKETS AND TECHNOLOGY

     The markets served by CompuServe are characterized by rapid technological change resulting in dynamic customer demands and frequent new product and service introductions. CompuServe's markets can change rapidly as a result of innovation in computer hardware, software and communication technology. CompuServe's future results will depend in part on its ability to make timely and cost-effective enhancements and additions to its technology and introduce new services that meet customer demands. Maintaining flexibility to respond to technological and market dynamics may require substantial expenditures.

     An integral part of CompuServe's technology has been its proprietary software. Early releases of software often contain errors or defects. There can be no assurance that, despite extensive testing by CompuServe, errors will not be found in CompuServe's new product releases and services prior to or after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance. Similar experiences could occur with CompuServe's recently announced initiative to use an Internet-based, open-standards architecture for delivery and support of its online information services. Furthermore, any of these possibilities could result from CompuServe's own activities or those of its suppliers. Once these products, processes and initiatives are introduced, no assurance can be given that they will be generally accepted and used, or that they will fill the strategic role that CompuServe intends for them.

SUBSTANTIAL PLANNED INVESTMENTS

     CompuServe has begun a number of marketing and capital expenditure programs that will require substantial amounts of capital over the next few years. CompuServe invested approximately $160 million in fiscal year 1996 for subscriber acquisition and marketing, a fourfold increase over 1995. CompuServe also invested $219 million for capital expenditures in 1996 and expects to invest up to $190 million for capital expenditures in 1997. The planned expenditures for 1997 include approximately $50 million for full deployment of TCP/IP (Transmission Control Protocol/Internet Protocol, a suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet) across CompuServe's network. In addition, CompuServe estimates that the full deployment of TCP/IP across its network will cost approximately $200 million over the next three years beginning in 1997. While CompuServe believes that these programs will improve its overall market position and its long-term profitability, there can be no assurance that this will occur.

     In the past, CompuServe has been able to finance its capital expenditures from internally generated cash as well as from intercompany borrowings. With CompuServe's recent initial public offering ("IPO") and the announced intention of H&R Block, Inc. ("H&R Block") to distribute its remaining 80.1% ownership of CompuServe common stock, no such financing from H&R Block is available to CompuServe. CompuServe has signed a commitment letter with Bank One, Columbus, NA for an unsecured $25 million revolving credit facility. Borrowings under the credit facility may be used for general corporate purposes. If the proceeds from the recent IPO and internally generated cash are insufficient to meet CompuServe's capital needs, CompuServe may be required to seek additional sources of financing. There can be no assurance that external sources of financing will be available to CompuServe or the terms upon which they would be available.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," below.

INTRODUCTION OF WOW!

     In March 1996, CompuServe introduced WOW! -- a new online service. See "Business of CompuServe -- Interactive Services -- WOW!," below. CompuServe has invested substantial amounts of capital in the research, development, marketing, distribution and support of WOW!. The success of WOW! will depend upon CompuServe's ability to sustain it in the market in a cost-effective manner, the acceptance of this new product by the target audience, and CompuServe's ability to improve initial problems encountered with WOW! regarding software bugs and other technical difficulties, connections reliability and network speed, ease of use and customer service. There can be no assurance that WOW! will be generally accepted and used, or that it will fill the strategic role that CompuServe intends for it. Furthermore, WOW! currently is available only for computers using Microsoft's Windows 95 operating system and in CD-ROM format. While CompuServe believes that most new computers are being sold with Windows 95 operating systems and CD-ROM drives, a substantial number of existing PCs are not so equipped. See "Business of CompuServe -- Delivery of Interactive Services," below.

ACCESS TO CONTENT PROVIDERS; INTERNET CONTENT AND COMPETITION

     As competition in the online services market continues to intensify, it is becoming more difficult and expensive to secure and retain content and content providers. CompuServe generally pays royalties to its content providers under short-term renewable agreements. While CompuServe does not believe that any single content provider is material to its operations, there can be no assurance that the loss of a number of content providers or significantly increased costs to maintain certain content providers would not have a material adverse effect on CompuServe's business. In addition, with the increasing popularity of the Internet and the ease of establishing a presence thereon, content providers may choose to distribute or otherwise make available their content on the Internet directly rather than through OSPs. Although CompuServe believes that OSPs offer advantages to content providers that the Internet does not, there can be no assurance that content providers will continue to distribute their content through OSPs and that current and prospective online customers will not look to Internet access alone to satisfy their electronic information and interactive demands.

ACQUISITIONS AND INVESTMENTS

     To stay at the forefront of the rapidly changing business and technological environment in which CompuServe operates, CompuServe may need to acquire technology, products or services, through acquisitions or take majority or minority equity positions in software, hardware or content providers. Such acquisitions may not be available to CompuServe, or may not be available at the times or on terms acceptable to CompuServe. In order for the Distribution to qualify as a tax-free distribution under the Internal Revenue Code of 1986, as amended (the "Code"), H&R Block must control 80% of the total voting power of CompuServe's outstanding voting stock at the time of the Distribution. As a result, CompuServe's ability to effect acquisitions and mergers using CompuServe's Common Stock will be severely limited until after the Distribution.

     In addition, many of the acquisitions which CompuServe might make could involve risks, including the successful integration and management of acquired technology, operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management attention from other ongoing business concerns. In addition, acquisitions may result in significant charges for in-process research and development or other matters.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     In the United States, CompuServe is not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications and media industry, including the areas of privacy and regulation of content deemed to be inappropriate for children, indecent or in any other way improper, could affect CompuServe's business. A portion of the recently adopted telecommunications reform legislation in the United States, the Communications Decency Act of 1996 (the "Communications Decency Act"), generally makes it illegal for persons to knowingly use an interactive computer service to send or display "indecent" communications to minors or to knowingly and intentionally permit a telecommunications facility controlled by such person to be used for such purposes. There are a number of defenses expressly provided for in the Communications Decency Act that may be available to OSPs and ISPs. Soon after its enactment on February 8, 1996, the Communications Decency Act was challenged in federal court on constitutional grounds. Such challenge has caused its enforcement to be halted for the time being, although it is not certain that such cessation will continue throughout the entire litigation process. A special three-judge panel in June 1996 found that the Communications Decency Act was in large part unconstitutional. That decision is currently under appeal. CompuServe cannot predict whether the Communications Decency Act will ultimately be upheld or how a court would interpret the Communications Decency Act, including its defenses.
There also are laws that make it illegal to traffic in obscene or child pornographic materials, including by a computer. While CompuServe does not believe that its activities will violate any of these laws, it cannot predict how a court would interpret these laws in the online or Internet context or whether a court would hold that there is a duty on CompuServe to monitor material being transmitted or, if notified that illegal material is being transmitted, to attempt to stop or restrict such transmissions.

     In response to market needs and CompuServe's desire to place greater access control capabilities in the hands of adults, and in contemplation of content regulation initiatives under way both in the United States and abroad, including the Communications Decency Act, CompuServe makes available at no additional charge to subscribers parental control tools that assist parents in controlling their children's access to content. CompuServe cannot predict whether providing parental control capabilities will satisfy present or future laws for regulating access to indecent communications or other types of content.

     Additionally, the applicability to OSPs and ISPs of existing laws governing issues such as intellectual property ownership, defamation and personal privacy is uncertain. Courts have indicated that, under certain circumstances, OSPs and ISPs could be held responsible for the publication of defamatory material or for failure to prevent the distribution of material that infringes on others' copyrights. While CompuServe historically has generally avoided editing or otherwise monitoring the content accessed by its customers, it intends to engage more actively in the selection, presentation and editing of relevant content in connection with its information services, especially WOW!. The future interpretation by the courts relating to online defamation, privacy, copyright infringement and other legal issues is uncertain.

     CompuServe is aware of certain industry requests of the Federal Communications Commission (the "FCC") to review the impact of Internet usage on U.S. telecommunications service providers, in particular, the generally lower cost structure for data transmission versus voice. FCC regulatory review and rulemaking could result in new regulation of the Internet and online industry, changes in current rules governing telecommunications or both. In turn, this could result in increased telecommunications costs for the Internet and online industry, including CompuServe. CompuServe cannot predict whether or to what extent any such new rulemaking will occur.

     The online and Internet industry currently is under close scrutiny and inquiry by the Federal Trade Commission, taxing authorities and a number of state attorneys general. It is likely to be under scrutiny and inquiry by additional federal, state and local government agencies as well. Costs incurred as a result of government inquiries, initiatives, investigations or lawsuits relating to any of the foregoing, as well as those incurred with respect to process or business changes that could be necessitated as a result, could have a material adverse effect on CompuServe's business, financial condition or results of operations. See "Business of CompuServe -- Government Regulation and Legal Uncertainties," below.

RELIANCE ON KEY PERSONNEL

     CompuServe's success depends in part upon the performance of its executive officers and other key employees. The loss of the services of one or more of its key personnel could have a material adverse effect on CompuServe's business, financial condition and results of operations. None of CompuServe's executive officers is a party to a comprehensive employment agreement. As CompuServe continues to grow, and as a new public company, CompuServe will need to hire additional executive officers and other key personnel. CompuServe depends on its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense, and there can be no assurance that CompuServe will be successful in attracting and retaining such personnel.

INTERNATIONAL

     Approximately 20% of CompuServe's revenues are generated from sources outside of the United States and future growth potential for CompuServe's services is located outside of the United States. As a result, CompuServe's business is subject to risks of doing business abroad, including exchange rate fluctuations (which CompuServe seeks to mitigate through hedging transactions), limits on repatriation of funds and political risks, and the significance of such risks to CompuServe may increase in the future. In addition, content may be subject to regulation by various foreign countries pursuant to laws which may vary widely from those in the United States. CompuServe may incur substantial expense in complying with such laws. See "Business of CompuServe
- -- Government Regulation and Legal Uncertainties," below.

ANTI-TAKEOVER PROVISIONS

     CompuServe's stockholder rights plan and certain provisions of CompuServe's Certificate of Incorporation and By-laws allow CompuServe to issue preferred stock with rights senior to those of the Common Stock, require the Board of Directors to be divided into three classes of directors serving three-year staggered terms, require stockholder actions to be effected only at annual or special stockholder meetings, but not by written consent, require an affirmative vote of 80% of the stockholders entitled to vote to remove directors, to amend certain provisions of the Certificate of Incorporation or to repeal or amend CompuServe's By-laws and impose various other procedural requirements on the taking of certain actions. The provisions may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of CompuServe. In addition, certain provisions of Delaware law restrict the ability of certain stockholders of CompuServe to enter into a merger or other business combination with CompuServe. The foregoing could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of CompuServe Capital Stock," below.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                        AND OTHER DATA OF COMPUSERVE

     Set forth on the following pages are selected consolidated financial and other data of CompuServe for the periods indicated. This information should be read in conjunction with CompuServe's consolidated financial statements and the notes thereto included elsewhere in this Appendix, Management's Discussion and Analysis of Financial Condition and Results of Operations and other information set forth herein. The selected consolidated financial information for each of the years in the three-year period ended April 30, 1996 and the information as of April 30, 1994 and 1995 have been derived from CompuServe's audited financial statements included elsewhere in this Appendix. All other financial information has been derived from CompuServe's audited (1993) or unaudited
(1992) consolidated financial statements.

           Summary Consolidated Financial Information and Other Data

                                                                      Year Ended April 30,
                                                    -------------------------------------------------------
                                                    1996         1995        1994           1993       1992
                                                    ----         ----        ----           ----       ----
                                                             (in thousands, except per share data)
OPERATING RESULTS:
Revenues:
  Online Services revenues                        $561,428     $395,954     $266,919      $174,882   $124,559
  Network Services revenues                        198,828      147,673      109,402        81,740     63,097
  Other revenues (a)                                32,909       39,166       53,565        58,777     78,808
                                                   ----------------------------------------------------------
Total revenues                                     793,165      582,793      429,886       315,399    266,464
                                                   ----------------------------------------------------------
Costs and expenses:
  Costs of revenues                                387,470      231,189      179,366       125,642    122,974
  Marketing (c)                                    175,213      104,828       65,591        51,542     41,763
  General and administrative                        39,634       30,750       32,641        30,199     24,972
  Depreciation and amortization                     74,708       45,310       31,447        22,198     13,679
  Product development                               28,304       18,929       16,101        10,403      8,499
  Purchased research and development (b)            ---          83,508       ---           ---         ---
                                                   ----------------------------------------------------------
Total costs and expenses                           705,329      514,514      325,146       239,984    211,887
                                                   ----------------------------------------------------------
Operating earnings                                  87,836       68,279      104,740        75,415     54,577
Interest expense to Parent                           5,555       ---         ---            ---        ---
                                                    ---------------------------------------------------------
Earnings before taxes                               82,281       68,279      104,740        75,415     54,577
Taxes on earnings                                   33,187       59,481       42,647        29,838     21,591
                                                    ---------------------------------------------------------
Net earnings (c)                                    49,094        8,798       62,093        45,577     32,986
                                                    =========================================================
Earnings per share                                    $.66         $.12         $.84          $.61       $.44
                                                    =========================================================


                                                                      As of  April 30,
                                                    -------------------------------------------------------
                                                    1996         1995        1994           1993       1992
                                                    ----         ----        ----           ----       ----
                                                                       (in thousands)
BALANCE SHEET DATA:
Total assets                                      $965,828     $323,557     $330,867      $240,365   $174,173
Cash, cash equivalents and investments            $310,991     $  4,913       $3,633        $3,669     $5,158
Due to Parent                                                  $142,400
Stockholders' equity                              $770,666     $ 79,858     $241,677      $179,389   $133,780


                                                                 Year Ended April 30,
                                                    ----------------------------------------------------
                                                    1996         1995        1994        1993       1992
                                                    ----         ----        ----        ----       ----
                                                       (in thousands, except Network Services customers)

OTHER DATA:
Online subscribers:
  North America                                     2,336        1,765        1,139         780        612
  International                                     1,016          456          239         144        114
                                                    ------------------------------------------------------
  Total USA hosted                                  3,352        2,221        1,378         924        726
  Licensee                                          1,674          809          640         480        350
                                                    ------------------------------------------------------
Total online subscribers                            5,026        3,030        2,018       1,404      1,076
Total online subscriber hours                     123,023       50,326       27,271      14,123      8,646
Network Services customers                            966          743          586         484        377
Total network customer hours                       45,146       31,539       20,058      14,149     10,283



QUARTERLY FINANCIAL DATA:
(In thousands, except per share data)


                                                                 Fiscal 1996 Quarter Ended
                                                   -------------------------------------------------------
                                                  July 31,       October 31,      January 31,     April 30,
                                                    1995            1995             1996           1996
                                                   -------------------------------------------------------
Revenues                                         $186,549        $188,374         $203,032        $215,210
Costs and Expenses                                140,944         164,639          185,785         213,961(d)
Net earnings (Loss) (c)                            26,835          13,966           9,398           (1,105)
Earnings (Loss) per share                            $.36            $.19            $.13            $(.02)





                                                                 Fiscal 1995 Quarter Ended
                                                   -------------------------------------------------------
                                                  July 31,       October 31,      January 31,     April 30,
                                                    1994            1994             1995           1995
                                                   -------------------------------------------------------

Revenues                                          $127,896(a)      $136,631         $154,172       $164,094
Costs and Expenses                                  93,855          101,771          112,500        206,388
Net earnings (Loss) (c)                             20,699           21,196           25,320        (58,417)(b)
Earnings (Loss) per share                             $.28             $.29             $.34          $(.79)


- ------------

(a) Other revenues include the operations of, and the gain of $2,680 on the sale of, Collier-Jackson, Inc. sold in June 1994, and the operations of other businesses sold in 1993 and 1994 which are not considered significant.

(b) The Company recorded a charge for purchased research and development of $83,508 in connection with the acquisition of SPRY in April 1995, which is not deductible for income tax purposes. See note 3 of notes to the consolidated financial statements.

(c) On May 1, 1995, the Company changed its method of accounting for direct response advertising costs to conform with the American Institute of Certified Public Accountants Statement of Position 93-7, "Reporting on Advertising Costs." Effective February 1, 1996, the Company changed further the method of accounting for these costs. The net effect of these changes in accounting was to increase assets by $96,636 as of April 30, 1996. Net earnings increased $6,271, $9,310, $23,587, and $18,524 for the quarters ended July 31, 1995, October 31, 1995, January 31, 1996 and April 30, 1996 and $57,692 for the year ended April 30, 1996. See note 2 of notes to the consolidated financial statements and "New Accounting Standards" under "Management's Discussion and Analysis of Financial Condition and Results of Operations of CompuServe," below.

(d) During the fourth quarter of fiscal 1996, the Company reduced certain accruals for incentive compensation and value added taxes totalling $7,000.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF COMPUSERVE

OVERVIEW

     CompuServe Corporation is a majority owned subsidiary of H&R Block Group, Inc. (Parent), which is a wholly owned subsidiary of H&R Block, Inc. (H&R Block). On April 4, 1995, H&R Block acquired SPRY for $101.6 million. On January 30, 1996, H&R Block contributed its interest in SPRY to the Company. The Company's consolidated financial statements include the accounts of SPRY since the date of acquisition by H&R Block. For additional information relating to this acquisition, see note 3 of notes to the consolidated financial statements.

        On April 19, 1996, the Company completed an initial public offering of 18,400,000 shares of its common stock at $30 per share. This transaction reduced Parent's ownership to 80.1%. On July 16, H&R Block announced that its Board of Directors had approved plans to Spin-off H&R Block's remaining 80.1% interest in CompuServe. The Spin-off is subject to, among other things, shareholder approval at H&R Block's annual meeting expected to take place in September 1996 and a favorable ruling from the Internal Revenue Service as to the tax-free nature of the Spin-off. H&R Block announced that it expects the Spin-off to be completed on or about November 1, 1996.

        The Company's revenues have increased significantly over the last three years, primarily because of the growth in subscriber count driven by the rapidly expanding market for consumer online and Internet services, and because of Network Services revenue growth due to market and market share increases. Online Services revenues are generated principally from subscribers paying a monthly membership fee and charges based on usage. Since these members pay a monthly fee, the Company considers them to be active. The usage of the service by members who have a complimentary account is not material. Royalties received from NiftyServe, a licensee of the

Company's online technology, represent less than 1% of the Online
Services revenues. The Company does not expect royalties received from NiftyServe to materially change in the future. Network Services revenues are generated based upon terms negotiated as to price and duration. Other revenues consist primarily of computer hosting services to certain corporate customers and network services to H&R Block.

     Traditionally both the acquisition and usage patterns of Online Services subscribers were seasonal from October to March. However, because of the increase in acquisition rates due to both the Company's continuing promotional activities throughout the year and the overall growth in the industry, the effect of this seasonality in the last year was offset somewhat as a significant factor in the business. Historically, there has been no seasonality in the Company's Network Services business.

PRICING

     Competitive dynamics in the online services market have resulted in a series of price decreases by the major online service providers over the last three years. Historically, CompuServe has made these price adjustments in February and the adverse impact of such price reductions on earnings has been more than offset by increased volume and economies of scale.

     In September 1995, CompuServe introduced a new pricing schedule for CIS intended to encourage subscribers to explore more features of the service, stay on the service longer and increase CIS's price competitiveness with the other major consumer online services. The new pricing schedule has reduced revenue per subscriber but has contributed to significant increases in subscriber acquisitions and usage.

     The change in pricing in September 1995 followed a change in pricing the preceding February, the month in which the Company had typically reviewed and adjusted pricing in previous years. The two price changes in less than 12 months affect the comparison of revenues, earnings and revenues per customer compared to the preceding year. Historically, declines in pricing have been offset by increased usage and economies of scale. However, increased usage and economies of scale have not yet fully offset the impact of the September 1995 price change. Management believes that competitive pressures on pricing will continue as current and new Internet and online providers seek to increase market share. Management believes that potential new sources of revenues such as advertising and transaction processing will help offset the effects of potential future price decreases and declines in revenue per customer.

     In addition, the Company has recently begun offering fixed pricing for SPRYNET and for WOW!, but does not yet have sufficient data available to determine the impact of such pricing on results of operations or liquidity. Because the new fixed monthly prices are above the current average monthly revenue per subscriber before the change to fixed pricing, management believes that revenues may increase. The Company's costs of providing the service may also increase as subscribers expand their usage of the service because they experience no marginal cost in doing so. Management believes that fixed pricing may increase both revenues and expenses, but does not currently expect this change to have a material impact on the Company's results of operations or liquidity. There can be no assurance, however, that revenues and expenses will respond to fixed pricing in the manner in which management anticipates.

GROWTH IN SUBSCRIBER BASE AND SUBSCRIBER RETENTION

     The Company has experienced rapid growth in its subscriber base. During 1995, the net number of the Company's and its licensee's subscribers grew by an average of 84,000 per month, and at an average of 166,000 per month for 1996. See also "--Projected Results for Fiscal Quarter

Ending July 31, 1996." One of the key components of increased subscriber growth is the extent to which those who try an online service remain customers.

     The Company promotes its services through a variety of marketing efforts such as direct mail, publication inserts, national television advertising and print advertisements in general interest, business and specialty periodicals. During 1996, the Company began a major new marketing and distribution effort to capitalize on the growing interest in online services and the Internet, investing over $160 million in 1996 for marketing and distribution, an increase of nearly fourfold over 1995. Major aspects of the new programs included substantial increases in distribution of trial software disks through direct mail and publication inserts. New CIS subscribers receive ten free hours of access in their first month. The Company believes that this industry-wide practice has been a significant factor in encouraging new signups.

     Similar to its competitors, the Company expects subscriber turnover as subscribers cancel for various reasons. While offering free access during an introductory period has significantly encouraged new signups, it has also resulted in a higher percentage of subscribers canceling in the first 90 days. Similarly, the types of marketing and promotion undertaken by the Company can also have an impact on subscriber retention rates. At April 30, 1996, the Company had retained approximately six out of ten customers that had subscribed in the previous 90 days, five out of ten customers that had subscribed in the previous year and two years and four out of ten customers that had subscribed in the previous three and four years. There can be no assurance that the Company's subscriber retention rates will not decline below these levels.

COMPONENTS OF REVENUE AND COSTS OF REVENUE

     Revenues from Online Services customers are based primarily on online usage and monthly fees. There are no material differences in revenues per customer between the identified Online Services subscriber groups (other than NiftyServe subscribers). Revenues from Network Services customers are based primarily on usage and value-added fees. Revenues per customer for Network Services customers can vary significantly based upon the individual customer's requirements.

     Management expects that the decline in revenue per customer in 1996 will continue next fiscal year, consistent with its goal to attract more customers and encourage more online usage through pricing and targeted service offerings. Variable costs of revenues for Online Services increase with usage due to royalty payments to information providers, bankcard costs based upon the number of customers, customer service costs, and data communication costs shared by Online and Network Services. While a significant portion of data communications costs is fixed in the short term, data communications costs are variable in the long term due to the significant growth in number of customers. Economies of scale and productivity improvements related to data communications and infrastructure mitigate the rate of increase in other categories included in costs of revenue.

     The major component of the costs of revenue for Network Services is the cost of network links. The ratios of these costs to revenue have not materially changed. The major components of the costs of revenue for CIS and SPRYNET and the recently launched WOW! services are the network, content acquisition and customer services costs as a function of member growth and retention. The CIS and WOW! services have the same basic cost structure, and the primary change in this structure has been an increase in content acquisition costs for CIS and an increase in customer service costs for WOW!. The SPRYNET service cost structure does not have a material content component.

STRATEGIC INITIATIVES

     On August 1, 1995, the Company announced a series of investment initiatives designed to enhance long-term competitiveness, take advantage of accelerating growth opportunities and enhance market share for its online services. They include: the launch of WOW!; a simplified and less expensive pricing structure; a new CIS interface; increased expenditures for marketing and infrastructure expansion; and the expansion of Internet access through CIS, WOW! and SPRYNET. These initiatives, which have been underway since early fall of 1995, are expected to reduce profitability over a twelve-to-eighteen-month period. Management anticipates that the expenses associated with these initiatives will be partially offset by a one-time benefit in 1996 from a change in accounting for direct response advertising costs.

NEW ACCOUNTING STANDARDS

     On May 1, 1995, the Company changed its method of accounting for direct response advertising costs to conform with the American Institute of Certified Public Accountants Statement of Position 93-7, "Reporting on Advertising Costs" ("SOP 93-7"). Under SOP 93-7, direct response advertising costs that meet certain criteria are recorded as assets and are amortized on a cost-pool-by-cost-pool basis over the period during which the future benefits are expected to be received. (See note 2 of notes to the consolidated financial statements.) Effective May 1, 1995, in compliance with SOP 93-7, acquisition costs for online subscribers are being deferred and charged to operations over 24 months beginning the month after such costs are incurred, with 60% amortized in the first twelve months.

     Effective February 1, 1996, the Company changed its policy of capitalizing subscriber acquisition costs related to magazine and newspaper advertisements and broadcast costs to expensing those costs which do not necessarily result in a direct revenue-generating response. Additionally, the Company began to capitalize related payroll, outsourcing, disk and CD-ROM costs for activities directly associated with direct-response advertising. All costs capitalized before this change will continue to be amortized. The net effect of these two changes increased marketing costs by $9 million for the fourth quarter ended April 30, 1996, and would have increased marketing costs by approximately $7 million for the nine months ended January 31, 1996. The launch of the new WOW! service in March 1996 resulted in most of the increase during the fourth quarter. This change will have a greater impact on the Company's marketing costs in 1997, as the Company expects to increase subscriber acquisition activity, including those subscriber acquisition expenditures which the Company will be expensing as incurred.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," effective for transactions entered into after December 15, 1995. This Statement requires the disclosure of the estimated fair value of stock-based compensation arrangements with employees and encourages, but does not require, the recognition of such expense. Certain Company employees participate in the Company's long-term incentive plan. The Company does not intend to adopt the recognition provisions of this Statement; therefore, the adoption of this Statement will have no effect on the Company's financial statements.

PROJECTED RESULTS FOR FISCAL QUARTER ENDING JULY 31, 1996

     On July 16, 1996, the Company announced that flat subscriber growth within its CIS online service, coupled with continued investments in the introduction of WOW! and infrastructure improvements, will result in a projected net loss from operations for the quarter ending July 31, 1996. The flat CIS online service subscriber growth reflects the planned delay in advertising and marketing programs until the release of CIM 3.0 (currently scheduled for late summer 1996), traditional industry-wide summer slowdown in signups, and a higher level of cancellations of subscribers acquired through the Company's recently expanded marketing effort. Revenue performance from Network Services and Online Services for WOW! and SPRYNET is consistent with management expectations.

     The Company is also in the process of taking action to reduce costs and to dispose of certain underperforming assets. These actions, after consideration of one-time costs and charges to implement such actions, are expected to further negatively impact first quarter and full year results for the fiscal year ending April 30, 1997, but benefit earnings of subsequent periods.

     Except for the historical information contained herein, the matters discussed herein are forward-looking statements which involve risks and uncertainties including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices and other factors discussed in the Company's filings with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

 FISCAL YEAR ENDED APRIL 30, 1996 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1995

     ONLINE SERVICES REVENUES. Online Services revenues for the year ended April 30, 1996 increased 41.8% over the prior year to $561.4 million from $396.0 million. The increase in revenues was primarily the result of the increase in the Company's subscriber base. The number of CIS subscribers at April 30, 1996, exclusive of NiftyServe subscribers, increased 43.9% to 3.2 million from 2.2 million in 1995.

     The average monthly CIS revenue per subscriber decreased to $17.01 for 1996 (an average of $16.45 for the fourth quarter) from $19.17 for 1995 due to a price reduction implemented in February 1995 and a new pricing structure introduced in September 1995. (Revenue per subscriber excludes royalties and subscribers from NiftyServe and SPRYNET.) During 1996, the average monthly usage per CIS subscriber increased 51.4% compared to 1995.

     NETWORK SERVICES REVENUES. Network Services revenues increased 34.6% to $198.8 million from $147.7 million for 1995, while the number of Network Services customers increased 30.0% to 966. The increase in revenues was due to the increase in the number of network customers and higher usage by existing customers.

     OTHER REVENUES. Other revenues decreased 16.0% to $32.9 million from $39.2 million due primarily to the sale of Collier-Jackson, Inc. in 1995 ($2.0 million revenue from this divested business and a $2.7 million pretax gain on sale), and $1.5 million from H&R Block Tax Services for development of tax preparation software in 1995. These amounts were partially offset by a $2.4 million gain on the sale of a minority-interest investment in 1996. Other revenues also include corporate remote computing services and fees from H&R Block Tax Services, Inc. for electronic tax filing support.

     COSTS OF REVENUES. Costs of revenues consist primarily of data communication costs, royalties paid to information and service providers, salaries associated with providing customer support and operating the data centers and property and other direct costs. Costs of revenues increased as a percent of total revenues to 48.9% in 1996 from 39.7% in 1995. Of the 9.2 percentage point increase, 5.8 percentage points reflect costs associated with increased network hours, and 2.1 percentage points reflect increased customer service costs.

     MARKETING. Marketing expenses include costs incurred to acquire and retain subscribers, other marketing expenses and the Network Services sales organization. Effective May 1, 1995, acquisition costs for online subscribers are being deferred and charged to operations over 24 months beginning the month after such costs are incurred, with 60% amortized in the first twelve months. See note 2 of notes to the consolidated financial statements. Marketing expenses as a percent of total revenues increased in 1996 to 22.1% (34.3% before deferral of subscriber acquisition costs) compared to 18.0% in 1995.
The increase in marketing expenses is primarily attributable to increased general consumer advertising on television and in periodicals, a greater use of publication inserts, expanded international marketing efforts, distribution of trial software disks through direct mail, the launch of WOW!, and special event promotions and advertising expenses incurred by SPRY.

     GENERAL AND ADMINISTRATIVE. As a percent of total revenues, general and administrative expenses decreased to 4.9% in 1996 from 5.3% in 1995. This decrease primarily reflected the favorable outcome of certain legal matters, sales tax audits and VAT issues which had been provided for in prior periods.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization as a percent of total revenues increased to 9.4% in 1996 compared to 7.8% in 1995. The increase was due to increased capital expenditures to double network capacity during 1996 to support the Company's rapid growth, and the amortization of goodwill related to the SPRY acquisition which is being amortized over five years.

     PRODUCT DEVELOPMENT. Product development costs as a percent of total revenues for 1996 increased to 3.6% from 3.2% in the prior year. The increase was due primarily to the acquisition of SPRY in April 1995 and increases in software development and personnel costs for the new WOW! online service as well as enhancements to the CIS interface.

     TAXES ON EARNINGS. The effective tax rate decreased to 40.3% in 1996 compared to 87.1% in 1995. The decrease resulted from a charge for purchased research and development in 1995 that was not deductible for income tax purposes.

 FISCAL YEAR ENDED APRIL 30, 1995 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1994

     ONLINE SERVICES REVENUES. Online Services revenues increased 48.3% to $396.0 million in 1995 from $266.9 million in 1994. The increase in Online Services revenues was due primarily to the increase in the number of subscribers. The number of CIS subscribers, exclusive of NiftyServe, increased 61.2% to 2.2 million from 1.4 million in 1994. The average monthly revenue per subscriber in 1995 was $19.17 compared to $19.35 in 1994, reflecting the impact of a price reduction in February 1994, partially offset by higher usage.

     NETWORK SERVICES REVENUES. Network Services revenues increased 35.0% to $147.7 million from $109.4 million in the prior year. The number of Network Services customers increased 26.8% over the prior year to 743 from 586. The increase in revenues was due to the increase in network customers and greater usage by existing customers.

     OTHER REVENUES. Other revenues decreased 26.9% as compared to the prior year to $39.2 million from $53.6 million, primarily due to the sale of Collier-Jackson, Inc. in June 1994.

     COSTS OF REVENUES. Costs of revenues as a percent of total revenues was 39.7% in 1995 compared to 41.7% in 1994. This decrease was due primarily to the sale of Collier-Jackson, Inc., partially offset by an increase in data communication costs from higher wide area network and online subscriber usage, royalties paid to information and content providers and customer support activities.

     MARKETING. Marketing expenses as a percent of total revenues increased to 18.0% from 15.3% in 1994. The increase in marketing expenses was due to an increase in expenditures to increase the online subscriber and network customer base.
                                     B-14

     GENERAL AND ADMINISTRATIVE. General and administrative expenses as a percent of total revenues decreased to 5.3% in 1995 from 7.6% in 1994. The decrease was due primarily to lower business taxes due to favorable resolution of various sales tax issues and legal matters.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense as a percent of total revenues increased to 7.8% in 1995 from 7.3% in 1994. Depreciation expense increased as a result of capital additions of computers, servers, network nodes and modems.

     PRODUCT DEVELOPMENT. Product development costs as a percent of total revenues decreased to 3.2% in 1995 from 3.7% in 1994. The decrease was due primarily to the completion of software that was developed for H&R Block Tax Services, Inc. in 1994.

     PURCHASED RESEARCH AND DEVELOPMENT. During 1995, the Company recorded a charge for purchased research and development in connection with the acquisition of SPRY. See note 3 of notes to the consolidated financial statements.

     TAXES ON EARNINGS. The effective tax rate increased to 87.1% in 1995 from 40.7% in 1994 as a result of the charge for purchased research and development that was not deductible for income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

     In April 1996, the Company sold 18.4 million shares of its common stock in a public offering and received $518.8 million net of underwriting fees and expenses.

     Historically, the Company had participated in H&R Block's centralized cash management system whereby cash received from operations was transferred to H&R Block's centralized cash accounts and cash disbursements were funded from the centralized cash accounts on a daily basis. Accordingly, cash requirements for operating purposes and for capital expenditures were met from this source. The Company began utilizing its own centralized cash management system following the public offering of its common stock in April 1996.

     In March 1995, the Company declared a non-cash dividend of $272.4 million to H&R Block Group which reduced "Due From Parent" by the same amount. At October 31, 1995, the Company's "Due to Parent" (which constituted payables to HRB Management) was $199.8 million. Interest income (expense) was not calculated prior to October 31, 1995 due to H&R Block Group's prior policy of not crediting (charging) interest with respect to intercompany accounts. Interest income (expense) related to intercompany accounts is not appropriate because it was not credited or charged, and management believes that it would not have been material in periods prior to October 31, 1995. Effective October 31, 1995, this intercompany balance was replaced with a $124.8 million contribution to capital and a $75.0 million intercompany payable. In April 1996, the Company repaid $205 million in intercompany accounts, which reflected the Company's continued investment in capital expenditures and marketing, and which included $5.6 million for interest from November 1, 1995. All outstanding intercompany balances were evidenced by an intercompany credit facility between the Company and HRB Management. Intercompany borrowings bear interest at the applicable prime rate, adjusted monthly. At April 30, 1996, the Company is owed $17.4 million by Parent.

     The Company's primary source of liquidity has historically been cash flow from operating activities. At April 30, 1996, the Company had cash, cash equivalents and investments totalling $310.0 million.

     In each of the years 1994 and 1995, the Company generated positive cash flow and advanced these funds to H&R Block. From 1994 through 1996, the Company generated $278.2 million in cash from operations, primarily net earnings, depreciation and amortization. Total cash invested during this period was $448.7 million, mainly reflecting capital expenditures for computers, network nodes and modems.

     Beginning in 1996, the Company significantly accelerated its expenditures to grow its subscriber base and to expand its infrastructure to support substantial increases in system usage. The Company invested approximately $160 million in 1996 for subscriber acquisition and marketing, a fourfold increase over 1995. The Company expects to spend approximately $175 million for subscriber acquisition and marketing in 1997.

     The Company also invested $219 million for capital expenditures in 1996 and expects to invest up to $190 million for capital expenditures in 1997. The planned expenditures for 1997 include approximately $50 million for deployment of TCP/IP across the Company's network. In addition, the Company estimates that the full deployment of TCP/IP across its network will cost approximately $200 million over the three years beginning in 1997. Management anticipates that capital expenditures will continue to increase in the near term due to equipment replacements and purchases of additional equipment to support an increased base of online subscribers, growth in corporate network customers and additional facilities.

     The Company's depreciation and amortization expense in future periods will increase due to the substantial capital investment and marketing initiatives described above. Management believes that these initiatives will result in higher revenues and improved cash flows in future periods. The Company believes that the proceeds from the public offering of common stock in April 1996 will be sufficient to meet the Company's presently anticipated funding requirements for approximately eighteen months to two years. Thereafter, if internally generated cash is insufficient to meet the Company's capital needs, the Company may be required to seek additional sources of funds.

     The Company agreed to an unsecured $25 million revolving credit facility with Bank One, Columbus, NA, in June 1996. Borrowings under the credit facility will bear interest at a floating rate equal to either the bank's prime rate or 0.25% over LIBOR. The Company is required to pay an unused commitment fee of 0.08% per annum for this facility. Borrowings under the credit facility may be used for general corporate purposes. The facility expires in June 1997, subject to renewal. There can be no assurance as to the availability of other external sources of financing or the terms under which it would be available.

     Approximately 20% of the Company's revenues were generated from sources outside of the United States and future growth potential for the Company's services is located outside of the United States. In the normal course of its business, the Company enters into hedging transactions to mitigate its exposure to exchange rate fluctuations.

                             BUSINESS OF COMPUSERVE

OVERVIEW

     CompuServe is a worldwide leader in the market for computer-based interactive services and data communications and is pioneering the development of consumer online and Internet access services. CompuServe was the first online service provider to establish a major international presence, and continues to be one of the largest global online and Internet service providers. CompuServe operates what its management believes is the most extensive network in the world dedicated solely to data transmission.

     CIS, CompuServe's flagship product, offers traditional online services and integrated Internet access. Through SPRYNET, CompuServe also offers a stand-alone Internet-access-only service. Management believes consumer online services are a preferred access vehicle to the Internet for the average user due to the ability of online services to focus and aggregate content and provide centralized billing and support. Management also believes CompuServe's business networking experience and infrastructure position it to be a leader in the commercialization of the Internet.

     CompuServe operates primarily through two divisions: Online Services and Network Services. Online Services offers worldwide online and Internet access services for consumers, while Network Services provides worldwide network access, management and applications, and Internet services to businesses.

ONLINE SERVICES

     CompuServe competes in the fastest growing markets in information technology: consumer online and Internet access services. Based on data from independent industry analysts, management believes that the worldwide subscriber base of consumer online services increased 66.3% from 6.6 million at December 31, 1994 to 11.0 million at December 31, 1995 while the Internet-access-only service subscriber base increased 140.0% from 250,000 at December 31, 1994 to 600,000 at December 31, 1995. Management believes the markets for online services and Internet access to be highly complementary and increasingly interrelated and that the expansion of each will support the growth and utility of the other.

     CIS

     CIS is one of the two largest consumer online services in the world.
As of April 30, 1996, the number of CIS subscribers, exclusive of the subscribers of NiftyServe, CompuServe's Japanese licensee, was approximately
3.2 million subscribers, an increase of approximately 43.9% over the number at fiscal year end in 1995. CIS targets the more experienced PC user in both the home and office who values breadth and depth of professional and business oriented content. CIS provides over 2,000 content areas such as finance, current events and online reference; approximately 900 managed forums where subscribers with similar interests can meet to exchange information, hold online discussions and download files and programs; e-mail; integrated Internet access; and electronic commercial services. CIS has been building its extensive content and associated relationships for over fifteen years. Management believes CIS offers the broadest and most comprehensive content in the consumer online industry, resulting in a service which would be difficult for any competitor to replicate.

     CompuServe, its licensee and its distributors provide local access to CIS in approximately 75 cities outside of the United States, from offices in 17 countries around the world. They offer multilingual interfaces, feature local content and provide customer service.

     CompuServe and its licensee had approximately 2.7 million subscribers outside of the United States as of April 30, 1996, 1.0 million of which were supported directly by CIS and the remainder of which were NiftyServe subscribers. CompuServe has licensed its core technology and network model relating to its online service to NiftyServe, a joint venture of Fujitsu Limited and Nissho Iwai. NiftyServe is licensed to operate its own online service in Japan based on CompuServe technology. In addition, NiftyServe has the exclusive right to distribute CIS in Japan. NiftyServe has also been authorized by CompuServe to license a subdistributor in Taiwan and another in Korea to distribute CIS in those countries. NiftyServe also has a right of first refusal to distribute CIS in 16 additional Asian countries should CompuServe decide to license a third-party distributor in those countries.

     NiftyServe's license with respect to CompuServe technology is perpetual. NiftyServe's license to act as a distributor of CIS is for an unlimited number of five-year renewable terms, and is next up for renewal in calendar 2001. NiftyServe has the right to terminate its license to distribute CIS at any time, upon one year's advance notice. CompuServe does not believe that the

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termination of this relationship would have an adverse effect on its financial condition or results of operations.

     NiftyServe pays CompuServe a royalty fee on the gross monthly usage revenues of the NiftyServe online service. During each of the last three years, such royalties accounted for less than 1% of CompuServe's total Online Services revenues. CompuServe pays NiftyServe a royalty for the CIS business that it generates and the associated support services that it provides to CIS subscribers.

     In addition, CompuServe has arrangements with various distributors in Australia, New Zealand, Hong Kong, Mexico, Argentina, Chile, Venezuela, Israel and South Africa, whose main function is to generate customers for CIS. CompuServe pays royalties to these distributors for the business that they generate and the associated support service that they provide to CIS subscribers in countries in which they operate.

     WOW!

     In March 1996, CompuServe launched WOW!, a new consumer online service targeted to the home market. As of April 30, 1996, there were approximately 63,000 WOW! subscribers. WOW! complements the existing CIS service by targeting the less experienced computer user who, management believes, is not adequately served by existing online services. The WOW! service employs a unique, intuitive navigation structure designed to mirror the manner in which non-computer trained individuals perceive the world. The underlying technology is transparent to the user. CompuServe has applied for a patent on the WOW! navigation structure.

     Focusing on the family, WOW! accommodates up to six individual users per household, providing different interfaces for children and adults. WOW! offers carefully selected and relevant content and emphasizes "communities of interest" that draw people together. Within each of the communities, content managers are responsible for maximizing subscriber satisfaction by representing the interests of the subscribers when making content decisions. Subscribers are able to perform any of six WOW! functions at the community level: Chat, Reference, Messaging, News, Internet and Shopping. Additional features include e-mail, a 24-hour news room in which content is compiled and rapidly deployed, seamless Internet browsing capabilities, electronic news clippings, context-sensitive online help and the ability of parents to restrict access by their children to certain content areas designated by the parents.

     SPRYNET

     SPRY, CompuServe's Internet subsidiary, provides Internet-access-only services through SPRYNET to those more technically sophisticated users who choose to access the Internet directly without availing themselves of services offered through CIS or WOW!. As of April 30, 1996, SPRYNET had approximately 130,000 subscribers. SPRYNET offers subscribers a choice of unlimited access to the Internet for a competitive fixed monthly fee, or a fixed amount of access for a monthly fee with a competitive hourly rate thereafter.

NETWORK SERVICES

     Network Services provides wide area network connectivity, applications and systems management to business clients needing to reach dispersed audiences around the world. CompuServe also provides Internet access and services to businesses. Examples of network services include supplying the point of sale network to Visa International Inc. for credit card authorizations, transmitting credit data for TRW Inc. to approximately 200,000 corporate clients and providing package tracking information to customers of Federal Express Corp. CompuServe has particular expertise in supporting groupware applications, such as Lotus Notes, in which a customer can replicate and provide access to important and often proprietary data to a large

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number of widely dispersed users without compromising the integrity of the original data. CompuServe's network supports both proprietary protocols for secure transmissions and open protocols for Internet access.

STRATEGY

     CompuServe's goal is to continue to lead in the development and implementation of personal and commercial applications with computer-based interactive technology. CompuServe intends to continue to grow its subscriber base for consumer online and Internet services, expand its market position in the corporate networking sector and continue to seek opportunities to increase the value of the new medium of computer-based interactive technology to individuals and businesses.

     CompuServe intends to accomplish these strategic goals through the following initiatives:

             FOCUSED INVESTMENTS IN SUBSCRIBER ACQUISITION AND RETENTION. Commencing in the summer of 1995, CompuServe began implementation of a strategy to provide the platform for significant long-term growth in its Online Services subscriber base. Initiatives included a substantial increase in investments in marketing, distribution, customer support and services to attract and retain subscribers. In addition, significant investments have been made in the development of a new CIS interface and WOW!. Most of these initiatives are continuing; in fiscal 1997, however, CompuServe plans to more narrowly focus its marketing for CIS on key market segments, improve its proprietary interface and improve its technical infrastructure by migrating from its existing proprietary platform to an open-standards, Internet-based platform.

             TARGETED SERVICE OFFERINGS. CompuServe offers differentiated online and Internet services to appeal to subscribers' varied interests and comfort levels with computer technology. CompuServe offers Internet-access-only for the technically sophisticated PC user who desires only direct access to the Internet, CIS for the experienced computer user who in addition to direct access to the Internet wants the benefits of CIS services and WOW!, targeted to the new and less experienced PC user. All services are further customized through content and pricing to better match the preferences of distinct subscriber segments. CompuServe will continue to review this mix, however, as the Internet-access-only service industry continues to change rapidly.

           ACCELERATED INTERNATIONAL EXPANSION. CompuServe is focusing its international efforts on Western Europe where it has a leading market position and existing infrastructure and where it believes the potential exists for significant international growth. Efforts abroad will include expanding local content offerings and continuing to examine new opportunities for synergistic marketing and distribution efforts. CompuServe is also continuing to upgrade its network by installing additional POPs in various European cities, including ISDN (Integrated Services Digital Network, an information transfer standard for transmitting digital voice and data over telephone lines) connections in some of these cities. Outside of Europe, CompuServe is focusing on specific countries or regions where it believes there is potential for significant growth in the subscriber base.

           INCREASE VALUE-ADDED NETWORK SERVICES. In addition to providing data networking services, CompuServe is expanding its offering of value-added networking services such as server maintenance, customized software and groupware solutions, and billing services with the goal of providing comprehensive solutions to corporations wishing to outsource their private networks. This strategy is intended to differentiate CompuServe from more commodity-oriented pure network providers, enhancing customer acquisition and providing an opportunity to expand operating margins.

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


           EXPANSION AND ENHANCEMENT OF NETWORK INFRASTRUCTURE. Over time, CompuServe intends to migrate to a full Internet TCP/IP transit network which will utilize ATM technology. ATM is a method of sending data at "broadband" speeds (T3, 45 mbps (megabits per second) and above) which will offer CompuServe enhanced scalability of its network because as network traffic grows, CompuServe will be able to move to higher-speed carrier services without changing to a new technology. Management believes that as the market fully develops for commercial Internet applications, an ATM-based TCP/IP network will position CompuServe to provide to end users a new generation network-centric application and data hosting environment. CompuServe is in the process of migrating its servers to the Windows NT environment. Finally, CompuServe is expanding its network infrastructure by significantly increasing the number of access ports, all of which will support speeds of 28.8 kbps (kilobits per second) in order to permit subscribers high quality access to both CompuServe's proprietary content and the Internet. Consistent with this action, CompuServe is also migrating from its legacy, proprietary back-end technical platform for building, maintaining and delivering content and interactive services to a new platform based on Internet-compliant open standards. Among other things, this will ease product maintenance as well as help speed times-to-market for new products, and it will broaden the methods by which both present and future customers can access CompuServe's information services.

           BUSINESS SYNERGIES. CompuServe leverages its network and host server infrastructure across all of its businesses to reduce time to market and exploit cost advantages. For example, CompuServe's extensive existing network enabled it to more rapidly roll out its Internet-access-only service. In addition, CompuServe's strong consumer and business presence allows CompuServe's sales force to cross-sell services and positions CompuServe to assume a leadership role in the commercialization of the Internet. Management believes that CompuServe's secure proprietary network for financial transactions and sensitive communications is a valuable complement to its growing emphasis on the Internet and open protocol systems.


THE MARKET

     ONLINE SERVICES MARKET

     Management believes that consumer online and Internet services are the first stage in the evolution of a fully-integrated new medium that will embrace online services, the Internet, multimedia and other interactive technologies. This new medium has the potential to provide, in a more appealing and cost- and time-efficient manner, many of the functions now provided by mail, telephone, television and written materials. The evolution of this new medium has enormous implications for the way individuals communicate, work, learn and relax.

       Key factors driving the demand for online and Internet services include:

            PC PENETRATION IN THE HOME AND OFFICE. The network-connected, multimedia PC has become the platform of choice for meeting a wide range of information, entertainment, and communication needs. Currently, more than 37 million American households have personal computers and, as of December 31, 1995, this number was expected to grow to over 50 million households by the year 2000. Almost all new PCs are being acquired with high speed modems and CD-ROM drives and with online/Internet access software included. As PC penetration increases, not only does the universe of potential subscribers increase, but an increased subscriber base substantially enhances the utility of the service as a vehicle for communication.

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

            EASE OF USE AND ENGAGING CONTENT. Graphical user interfaces (a means of communicating with a computer by manipulating icons, menus and windows rather than using text commands) combined with multimedia presentation have made PCs and applications running on them far easier to use. As the size of the online services market grows, more content is being produced for this market.

            INCREASED AWARENESS. Awareness of consumer online services has dramatically increased because of the combination of media publicity about the Internet and the significant amount of advertising being done by larger companies in the market promoting the concept of online interactivity. Additionally, there are now millions of subscribers to consumer online services worldwide who are likely to communicate the advantages of online services to non-users. Also, arrangements such as Microsoft's agreement with CompuServe to place CIS and WOW! icons in the online services folder on the Windows 95 desktop will greatly increase awareness of consumer online services as Windows 95 becomes increasingly prevalent on home PCs.

            THE INTERNET. As of calendar 1995, usage of the Internet, especially the World Wide Web, was expected to grow at a compounded rate of 70% per year through 2000. There are now about 10 million computers permanently attached to the Internet running on some 70,000 networks providing access. Management believes that value-added content aggregation, billing and support services represent a significant opportunity for qualified companies providing Internet access, such as CompuServe.

     NETWORK SERVICES MARKET

     Many of the factors driving growth in the Online Services market are directly or indirectly contributing to growth in demand for network services. Key market segments served by CompuServe are dial packet services, broadband data communication services, transaction processing services, international corporate connectivity and groupware applications.


       Key factors driving the demand for CompuServe's Network Services include:

            AVAILABILITY OF BROADBAND TELECOMMUNICATIONS. The availability of broadband telecommunications which permit large amounts of data to be transmitted to remote locations rapidly at a reasonable cost is increasing the attractiveness of network computing as an information disseminating tool.

            EXPECTATION OF CONNECTIVITY. The concept of network computing has been firmly established in most corporations, and businesses are seeking to expand connectivity beyond the local area network to a wide area network, not only within their enterprise, but also with customers and suppliers.

            EVOLVING TECHNOLOGY. Software tools which make shared access to and use of information readily accessible are dramatically increasing network usage. Examples of this type of software include groupware, such as Lotus Notes, which permits multiple users to collaborate and use information, and World Wide Web server and browser software, which permits linking to various databases of information through a World Wide Web home page.

            MOBILE COMPUTING. The prevalence of mobile computing has increased businesses' demands for widely deployed local access dial networks to connect business travelers to their home offices.

            POPULARITY OF CORPORATE OUTSOURCING. The computer networking market is rapidly evolving, and many corporations are finding it more cost-effective to turn to third-party

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       suppliers such as CompuServe which, with its superior expertise and experience, can more effectively manage hardware and software needs for data communications.

PRODUCTS AND SERVICES

     ONLINE SERVICES

     CompuServe offers an extensive range of communication, information, entertainment and commerce services to its subscribers.

     COMMUNICATION. Online services and the Internet are revolutionizing communication by linking together individuals around the globe at modest cost through e-mail, electronic bulletin boards and online discussions. These communication applications are the single greatest use of the CIS service, an area which management believes has significant potential for expansion through creative deployment of technology. Through e-mail, CIS subscribers can send messages to other subscribers or to non-subscribers through a variety of means, including the Internet. Online chat enables subscribers to hold virtual discussions with individuals or groups or merely monitor discussions taking place. Managed forums provide a location for people of similar interests to share information, ranging from expression of opinion to downloading computer programs.

     INFORMATION. CompuServe makes available to the mass market a vast universe of information available on CIS, WOW! and the Internet. Because of the medium's unique characteristics, online information is capable of being updated and expanded on a real-time basis. Management believes that CIS offers the broadest and deepest array of content in the consumer online industry, which is now augmented by information available on the Internet. Internet-sourced information is also available through either WOW! or SPRYNET. CIS provides subscribers local and worldwide news, sports and financial information, North American and international newspapers and periodicals and, via gateways to hundreds of other data bases, extensive reference resources. Management believes CIS is the preferred source for computing information and support among online and Internet users. CompuServe provides extensive databases of computer oriented information and offers the largest number of support areas dealing with computer hardware and software of any online service.

     CompuServe views its role as a content aggregator to be one of its principal value-added functions. In this role, CompuServe not only identifies information of interest to its subscribers, but also develops software applications to facilitate manipulation of that information and communication applications that facilitate the exchange and understanding of information. CompuServe believes these tools dramatically increase the utility of the information to its customers. For example, CompuServe Executive News Service enables subscribers to establish a personalized electronic "clipping folder" to automatically identify and store information from news wires such as AP and Reuters that will be of particular interest to the subscriber. In the financial area, CompuServe augments its financial market and economic news and analysis with portfolio tracking and financial planning software, interactive forums with financial experts, and electronic brokerage services.

     ENTERTAINMENT. Online services and the Internet are a new form of media to provide entertainment to consumers. CIS's entertainment news services, such as Entertainment Drive, Hollywood Hotline and Soap Opera summaries, are used extensively. Entertainment Drive offers CIS subscribers moderated chat sessions with celebrities and other content focused on the entertainment industry. Subscribers can also access movie reviews, restaurant ratings and a variety of interactive and multi-player games. Important relationships with content providers such as Time Warner provide CIS subscribers with a variety of other entertainment-oriented offerings. In addition, CompuServe believes that moderated forums and online chat serve as entertainment

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

outlets for many CIS subscribers. Yet additional entertainment opportunities are offered through CompuServe's WOW! service.

     COMMERCE. CompuServe has been a leader in establishing electronic commerce through its CIS service. CIS subscribers have access to an electronic mall, which gives them access (at no connect-time charge) to approximately 170 merchants who offer or advertise products online. Businesses utilizing CIS's online merchandising opportunities include Lands' End, J.C. Penney and Brooks Brothers. CompuServe also offers subscribers a number of travel related services. For example, CIS subscribers may check availability and make travel plans and reservations online via several interactive travel services including EasySabre, WorldSpan, Travel Shopper, and OAG Electronic Edition.

     NETWORK SERVICES

     CompuServe's Network Services offers its customers a fast and reliable data communication system that can be customized to meet their particular requirements. At its most basic level, Network Services provides data transport services across CompuServe's network. In addition, CompuServe also provides its customers with value-added services such as managed data network services, whereby equipment is procured, configured, installed and managed by CompuServe at the customer's location, and integrated communications solutions for its customers which incorporate client software with CompuServe's network services.

     CompuServe's value-added services enable customers to provide their employees with remote dial and private line access to central LAN or host servers. For example, CompuServe offers a crew scheduling service that allows pilots and flight attendants to access flight schedules from their home PCs and to submit requests for specific flights. This service is now used for crew scheduling by all of the top U.S. carriers as well as British Airways and Lufthansa. Other corporate customers using CompuServe's dial or leased line services include Charles Schwab, TRW Inc., United Stationers and Federal Express Corp. Other corporate customers utilize CompuServe's network to establish LAN-to-LAN connectivity as a high-speed alternative to leased long distance lines. CompuServe provides LAN-to-LAN connectivity and manages network equipment on the customer's premises for major businesses such as Burger King and Charles Schwab. An emerging market exists for CompuServe's Internet-based network services and expertise. Customers in this growing field include Amdahl, Informix, Oracle UK and Southwest Airlines.

     CompuServe is a leading provider of value-added data communication services for point of sale authorization of credit card purchases. Since 1984, Network Services has been providing point of sale authorization to Visa International, Inc. Other transaction processing customers of CompuServe include National Processing, Michigan National Bank and Harris Bank. In 1995, over 1.1 billion credit card transactions were processed over CompuServe's network.

     Network Services is also active in promoting and providing groupware services for its customer base. CompuServe's groupware services permit a customer to replicate and provide access to important and often proprietary data to a large number of widely-dispersed users without compromising the integrity of the original data. In this regard, Network Services is especially active in providing Lotus Notes replication services to its customers such as IBM, Boston Chicken, Inc. and the Arthur Andersen worldwide organization.

MARKETING AND DISTRIBUTION

     SUBSCRIBER ACQUISITION AND RETENTION

     CompuServe employs a number of approaches to position and strengthen its brands in the consumer marketplace. The goal of these programs is to promote subscriber acquisition and build

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

long-term loyalty and increased usage by providing the right combination of content and utility, customer support and pricing for the targeted market segments.

     MARKETING AND PROMOTION

     CompuServe promotes its online services through a variety of marketing efforts such as direct mail, publication inserts, national television advertising and print advertisements in general business and specialty periodicals. During fiscal 1996, CompuServe began a major new marketing and distribution effort to capitalize on the growing interest in online services and the Internet, spending approximately $160 million in 1996 for marketing and distribution, an increase of nearly fourfold over 1995. The goals of the new programs were to increase market awareness of the CompuServe name, communicate targeted messages to different consumer audiences, and make it easier for consumers to sample and subscribe to CompuServe's services. Major aspects of the new programs included substantial increases in distribution of trial software disks through direct mail, publication inserts and special event promotions, increased general consumer advertising on television and in periodicals in support of CIS and the WOW! introduction, and expanded international marketing efforts. CompuServe plans to more narrowly tailor these efforts for fiscal year 1997, as its management believes such action will enable CompuServe to better target appropriate and distinct market segments and help manage the cost of these programs. Also, new CIS subscribers receive ten free hours of access in their first month. CompuServe believes that this industry-wide practice has been a significant factor in encouraging new signups.

     In common with other companies with which CompuServe competes, CompuServe has come to expect subscriber turnover as subscribers cancel for various reasons. Some industry analysts believe that both existing and prospective online users will examine the World Wide Web and the Internet as an alternative to online service providers. Management of CompuServe believes this could be a cause of high online turnover, as well as a cause of slowing new subscriber growth. Also, while offering free access during an introductory period has significantly encouraged new signups, it has also resulted in a higher percentage of subscribers canceling in the first 90 days. Similarly, the types of marketing and promotion recently undertaken by CompuServe can also have an impact on subscriber retention rates. At April 30, 1996, CompuServe has retained approximately six out of ten customers that had subscribed in the previous 90 days, five out of ten customers that had subscribed in the previous year and two years, and four out of ten customers that had subscribed in the previous three and four years. There can be no assurance that CompuServe's subscriber retention rates will not decline below these levels. See "Certain Considerations -- Competition," below.

     CompuServe also cross-sells its online service through its Network Services sales force to corporate network customers. Microsoft has agreed with CompuServe to place the CIS and WOW! icons in the online services folder on the Windows 95 desktop, thus further enhancing market awareness and accessibility of these key services. In addition, CompuServe has co-marketing agreements with most major personal computer hardware and peripheral device manufacturers. For example, CompuServe bundles its online access software with the hardware shipped by PC manufacturers, which gives the new PC owner an easy and immediate opportunity to sign up for CompuServe service. CompuServe also has co-marketing agreements with a number of its content providers.

     CompuServe is also pursuing co-branding opportunities with, among others, a number of airline and hotel affinity programs. Under this strategy, CompuServe assists the program partner in establishing access to member accounts through CIS, and the affinity program partner assists CompuServe in marketing and distributing CIS access software to its members. CompuServe has entered into similar co-branding opportunities through SPRYNET with such companies as Marriott and PC World magazine.

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
     Most of the marketing initiatives begun in fiscal 1996 are continuing in fiscal 1997. However, CompuServe plans to delay certain advertising and marketing programs until the release of CompuServe Information Manager ("CIM") 3.0, currently scheduled for late summer 1996, and also plans to more narrowly focus its fiscal 1997 marketing for CIS on key market segments. In addition to the improvements expected from CIM 3.0, its proprietary interface, CompuServe also plans on continued improvements in its technical infrastructure. CompuServe expects to see developments to enhance the effectiveness of its overall marketing and distribution efforts, and technical infrastructure as described elsewhere herein.

     CUSTOMER SUPPORT

     To complement its marketing efforts, CompuServe has invested in customer service to improve customer retention. During 1996, CompuServe more than doubled its customer service personnel worldwide (including outsourced personnel), increased incoming telephone lines in the United States by 100% and introduced an improved automated call handling system. These efforts have reduced busy signals when customers call for assistance and enhanced response time to customer questions. CompuServe plans to continue to monitor its customer service function to optimize staffing in light of costs, benefits and the effects of improvements CompuServe is able to achieve in the quality of its online services and network and overall ease-of-use of its information services. Related to this customer service focus, the new CIS interface, CIM 3.0, will incorporate enhanced orientation and assistance features to facilitate use by new subscribers.

     PRICING

     CIS subscribers currently pay a membership fee of $9.95 per month entitling them to five hours of service with additional hours costing $2.95 per hour. CIS also offers a pricing package for more frequent users, charging $24.95 per month for 20 hours of service with additional hours costing $1.95 per hour. Certain CIS services are subject to surcharges in both pricing packages. SPRYNET offers three pricing packages: $19.95 per month for unlimited usage, $4.95 per month for three hours of service with additional hours costing $1.95, and $9.95 per month for seven hours of service with additional hours costing $1.95 per hour. WOW! is available for $17.95 per month for unlimited usage. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pricing," above.

     NETWORK SERVICES

     Network Services employs approximately 390 sales associates. CompuServe maintains 33 offices in North America and Europe, and has sales and support capabilities in each of its offices. CompuServe believes that its sales and support personnel are a key competitive advantage in the network services market. Unlike some of CompuServe's competitors, CompuServe's personnel are exclusively data communication oriented. CompuServe believes that this focus results in more rapid and effective customer support. Network Services' sales associates also afford CompuServe immediate contacts for potential cross-selling opportunities with Online Services.

DELIVERY OF ONLINE SERVICES

     INTERFACES TO COMPUSERVE'S SERVICES

     A major factor affecting subscriber satisfaction with an online service is the appearance and utility of the user interface which controls how a subscriber can navigate the service. Subscribers navigate within a service by clicking on icons or words, or by entering text-based instructions via a keyboard.

     In November 1995, CompuServe introduced for CIS the CIM 2.0.1 interface with an integrated Internet World Wide Web browser and the ability to move between CIS and related

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Internet areas.  CompuServe makes available at no additional charge to subscribers of CIS and WOW! parental control software that assists parents in controlling their children's access to content. In late summer 1996, CompuServe expects to introduce CIM 3.0 which will have an easier to use graphical interface, integrated Internet access and upgradable modules. CIM 3.0 will also feature the Internet Explorer browser from Microsoft, which will be closely integrated into CIM 3.0 for greatly enhanced ease of use.

     WOW!'s interface features two "views," one for adults and one for children. Each view is a simple and appealing graphical interface that permits the user to navigate the service in a minimum of steps without getting lost. While the views present different content and functions (e.g., the children's view does not permit users to conduct electronic commerce or engage in online chat, and Internet access is limited to sites deemed appropriate for children), both are built on a simple grid that identifies a "place" on WOW! as the intersection of content and function. Parents are able to enjoy the full power of an online service while providing their children with a safe interactive experience. WOW! currently is available only for computers using Microsoft's Windows 95 operating system and only in CD-ROM format which, management believes, represent the majority of PCs currently being sold for home use.
WOW! also features Microsoft's Internet Explorer browser.

     SPRYNET permits CompuServe's Internet-access-only customers to utilize CompuServe's Mosaic World Wide Web browser as well as any other browser the customer prefers, including the industry leaders, Microsoft's Internet Explorer and Netscape's Navigator.

     CompuServe supports open standards, and believes that access to CompuServe's proprietary online services will eventually be available through Internet browser software. Recently, CompuServe announced that its services would adopt Internet-based open standards. Ultimately, this will allow users who are subscribers to enter the fee-based service with standard browser software as well as the proprietary CIM software. The open standards approach also will allow developers to more easily create and provide content that can be offered by CompuServe. CompuServe and Microsoft jointly unveiled their alliance to deploy Microsoft's new Normandy platform for commercial Internet services. CompuServe is the first company to license the Normandy technologies, the most advanced Internet platform solution designed specifically for online/Internet service providers and commercial Web publishers.

     MULTIMEDIA AND CD-ROM

     CompuServe views CD-ROM as an opportunity to enhance the online experience of its subscribers. In 1994, CompuServe introduced its own subscription CD-ROM. This product allows CompuServe to present information with text, graphics, video and sound enabling the user to sample music, items for purchase online and software that would take considerable time to download. Links on the CD-ROM can be activated so that additional and more current information on the subject becomes available to the user. CompuServe has also entered into a series of arrangements with producers of CD-ROM products such as encyclopedias to include links to CIS to provide the latest updates on the subject, thereby keeping the purchaser's investment current.

     INTERNET ACCESS

     CompuServe provides Internet access services through WOW! and CIS and also through SPRYNET, CompuServe's stand-alone Internet-access-only service for both the consumer and business markets. A CIS subscriber using the current version of CIM (and a WOW! subscriber using the adult "view") may fully utilize the Internet. In addition, during an online session, a CIS subscriber using the current CIM version has seamless access to both CIS's proprietary content and some of the more popular Internet-based features. CompuServe believes CIS and WOW! provide

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subscribers a value-added approach to the Internet through its content direction, which makes finding useful material on the Internet easier.

CONTENT PROVIDERS AND ALLIANCES

     CompuServe actively recruits new information providers to expand and enhance the appeal of its consumer online service offerings. CompuServe currently has content agreements with more than 200 providers. While each agreement may contain its own unique terms, these contracts generally provide for a duration of one to two years, with automatic renewal, and usually provide for a range of fixed and variable fees, which depend upon subscriber usage of the content.

     CompuServe believes it is a leader in providing high quality branded content. For example, CompuServe has an exclusive arrangement with Time Warner to provide the online versions of its Time, Fortune, Money, People and Sports Illustrated magazines in the consumer online market. Due to the increasing competition in the consumer online industry and the growth of the World Wide Web on the Internet, CompuServe has seen an increase in the cost of well-known branded content.

     Whenever possible, CompuServe seeks exclusive arrangements with its content providers. Many providers are free to make the same or similar data available on an Internet site they might operate or sponsor. Other providers, and in particular the managers of forum areas on CIS, are contractually restricted from providing similar information in a manner competitive with CompuServe, often expressly including the Internet. Because CompuServe is a major Internet access provider, however, it can be beneficial to CompuServe even if a provider places similar content on the Internet since CompuServe often can arrange to be the Internet access provider of choice in such cases and is able to enter into other advantageous arrangements with these content providers, such as cross marketing.

     CompuServe also has arrangements with AT&T by which AT&T's WorldNet subscribers can access CIS on a discounted basis, and an alliance with Time, Inc. by which CompuServe subscribers can access -- at no additional charge -- Time's new Power Pathfinder service. These are examples of how CompuServe plans to integrate the increasing popularity of the World Wide Web and the entire Internet with its proprietary online services to produce a synergistic, value-added experience for both existing and new users worldwide.

     CompuServe believes that its relationships with content providers, which have been developed over 15 years, are an important competitive advantage.

OTHER BUSINESS

     In addition to Online Services and Network Services, CompuServe continues to provide certain computer hosting services to certain corporate customers. CompuServe's other businesses contribute a small percentage of its revenues and are expected to decline in importance in the future.

NETWORK, HOST SERVER INFRASTRUCTURE AND PROPERTIES

     CompuServe's customers connect to its network through their PCs -- the "client" computer. These connections are established through local access, or toll-free or long distance services where local access is unavailable. CompuServe has the capability to provide local access to over 90% of the U.S. population living in metropolitan areas of 25,000 people or more. CompuServe's network connects clients to computers that act as "servers" to store data to be accessed by clients. Servers comprise an array of computers owned by CompuServe, its corporate customers or entities connected to the Internet. Network connection is made through a variety of communications hardware, such as telephone lines, switches and routers, which serve to direct data and enable communication over a variety of computer operating systems. All other customers can access the

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

network through toll-free numbers. On average, CompuServe's customers are able to connect to the network on their first attempt between 95.5% and 96.5% of the time, with the lower success rate being during peak usage. Depending on the type of connection, customers may also experience a failure to successfully negotiate a connection an additional approximately two percent of the time. The network is deployed in over 460 POPs worldwide. The POPs are located throughout the world in leased office space. A number of these POPs are in H&R Block tax offices and are subject to arms-length leases, typically terminable upon 90 days notice by either party. CompuServe believes that any or all of these lease agreements could easily be replaced upon similar terms within the 90 days notice of termination required by the leases. The network consists of a backbone (a centralized high-speed network that interconnects smaller, independent networks) comprised of broadband lines leased from common carriers, approximately 7,500 digital switches (nodes) manufactured and deployed by CompuServe, and over 60,000 dial-in ports connected to local exchange carriers. Based on currently projected demand from more users wanting greater bandwidth, CompuServe expects to have approximately 85,000 dial-in ports by the end of fiscal year 1997, all accessible at 28.8 kbps access speeds. Via point-to-point protocol conversion, CompuServe enables its users to access the Internet from any of its dial-in ports.

     On average, the measured throughput of CompuServe's network, including CIS, is 90% of modem speed. However, customers may experience decreased throughput depending on the time of day, the area of the network accessed and temporary hardware or software problems. CompuServe continually monitors network throughput and makes necessary hardware and software adjustments to maximize network throughput.

     CompuServe maintains three physically distinct and remote data centers in the Columbus, Ohio vicinity, each one supplied with two independent sources of commercial power as well as diesel generators to provide emergency back-up power. Telecommunications connectivity for each center is from a separate Ameritech central office and all three centers are connected by a fiber optic ring for redundancy. Three types of host server technologies are currently employed: Systems Concepts SC-30/SC-40 36 bit servers run under a proprietary operating system; DEC Vax servers run VMS; and Intel 32 bit machines run Windows NT. In total, CompuServe operates approximately 1,575 servers and maintains approximately one terrabyte of storage. CompuServe is in the process of migrating its servers to the Windows NT environment.

     CompuServe's executive offices are located in an office complex in Columbus, Ohio owned by CompuServe. CompuServe also owns and occupies two other facilities in the Columbus area, one of which is a multi-building facility that, although currently under construction, is nearing completion and is already significantly populated. CompuServe plans to take occupancy of the remainder during calendar 1996. CompuServe leases office space in other buildings in the Columbus area and in a number of locations in the United States and Europe.

     Management of the software and hardware which comprise CompuServe's technology is a complex undertaking. CompuServe has generally released new software and deployed new computer and data communications hardware on a timely basis. When delays have been encountered, they have not been material to CompuServe's operations. Unlike its major OSP and ISP competitors, CompuServe has its own engineering and manufacturing capabilities that traditionally have permitted it to create proprietary hardware for its network. Examples include company developed communications switches. Although CompuServe believes that this expertise has in the past permitted it to more quickly implement a more reliable and cost-effective infrastructure, this has been challenged by CompuServe's new open standards initiative which recognizes that advances in architecture technology have been difficult to keep pace with while CompuServe is simultaneously competing in its core online services business. This has led CompuServe to adopt a buy-versus-build bias to its infrastructure, an approach that has been

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

carried over to CompuServe's network and hardware, as well as to its operating system and protocol decisions.

     CompuServe is also investigating acquisition and implementation of a new customer billing and information management system to upgrade or replace its current proprietary system which has become difficult to use and maintain.

EMPLOYEES

     As of April 30, 1996, CompuServe had approximately 3,650 full-time employees. None of CompuServe's employees are covered by collective bargaining agreements. CompuServe believes that its relations with its employees are good.

INTELLECTUAL PROPERTY

     CompuServe holds a variety of trademark, copyright, patent and other intellectual property rights. For example, CompuServe has registered the name CompuServe and has made application to register the name WOW! with the United States Patent and Trademark Office. CompuServe has developed proprietary hardware solutions, such as telecommunications switches and modems, and software which CompuServe believes have given it a competitive advantage. CompuServe has filed several patent applications covering certain elements of its technology. All of CompuServe's software is under the protection of the copyright laws and other laws.

     In addition to copyright and patent protection, CompuServe attempts to protect its proprietary technology under trade secret laws, employee and third-party non-disclosure agreements and other methods of protection. CompuServe grants its customers a license to use CompuServe's products and services under agreements that contain terms and conditions prohibiting the unauthorized reproduction of CompuServe's products. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of CompuServe's products or reverse engineer or obtain and use information CompuServe regards as proprietary. While CompuServe's competitive position may be affected by its ability to protect its proprietary information, due to the technological innovation within CompuServe's industry, CompuServe believes that patent and copyright protections are less significant to CompuServe's success than other factors, such as the knowledge, ability and experience of CompuServe's personnel, name recognition and ongoing product development and customer support.

     CompuServe believes that its software, products, and services do not infringe on the proprietary rights of third parties. From time to time, however, CompuServe has received communications from third parties asserting that features or content of certain of its services may infringe copyrights and other rights of such parties. To date, no such claims have had a material adverse effect on CompuServe's ability to develop, market and sell its products or operate its services. There can be no assurance that third parties will not assert infringement claims against CompuServe in the future with respect to current or future products or services. In fact, management believes there may be an increase in claims of this sort as the importance of software patents grows and as lucrative means of leveraging inventions, as applied to this still-developing interactive information industry, are sought. These kinds of assertions could require CompuServe to enter into royalty arrangements or result in costly litigation.

COMPETITION

     CompuServe competes in the online services industry as well as in the Internet and networking services industries. Each of these industries is highly competitive and includes a number of significant participants. CompuServe's primary direct competitors in the proprietary online services industry are America Online, Inc. and Prodigy Services Company. In the Internet-based online services industry, CompuServe has several competitors, principally MSN.

Among the larger ISPs competing with CompuServe in the Internet-access-only business are AT&T, MCI, NETCOM On-line Communications Services, Inc., Earthlink, BBN Corporation, AOL's GNN Service, PSINet Inc. and UUNET Technologies, Inc. CompuServe's Network Services business competes with local and international telecommunications companies and other data communications services, including AT&T, MCI, Sprint Corp., Advantis, Electronic Data Systems, Inc., and British Telecom plc. An increasing number of publishing, broadcasting and other media and technology companies are expected to enter the online services market, either directly or through alliances, in order to enhance distribution of their content and programming. Regional telephone operating companies, long distance carriers and cable companies may also enter the markets served by CompuServe. Many of the competitors and possible future competitors referred to above have significantly greater financial, technical, marketing and personnel resources than CompuServe.

     Microsoft's position as the leading personal computer operating system software company may continue to give MSN certain competitive advantages, including distribution and marketing synergies. Management believes that MSN may yet enjoy a cost advantage relative to other online services, including CompuServe's, in terms of distribution through computer manufacturers, as the MSN software is included with Microsoft's Windows 95 operating system. Other online services, including CompuServe, traditionally have needed to make payments to manufacturers (OEMs) to have their software pre-loaded onto new PCs. It is unclear whether Microsoft incurs any costs for the distribution of MSN through the OEM channel. Microsoft has agreed to bundle CompuServe's icons and interface software for CIS and WOW! on Windows 95. CompuServe cannot predict the extent to which technical, economic, competitive or other pressures will arise to affect the relative benefits of this development, nor to which technical development delays or problems will cause a similar reduction.

     CompuServe recently entered into a non-exclusive agreement with AT&T pursuant to which AT&T's WorldNet subscribers will be offered discounted access to CompuServe. CompuServe also signed license and marketing agreements with Microsoft and Netscape under which CompuServe will license the Microsoft and Netscape browsers. Under the Microsoft arrangements, CompuServe will place two icons in the Windows 95 desktop folder for online services -- one for CIS and one for WOW!. These arrangements will help provide simple and widespread access to CompuServe's CIS and WOW! services. CompuServe has also recently entered into an agreement with Time Inc. New Media, an affiliate of Time Warner Inc., whereby CompuServe will begin offering to CIS, SPRYNET and WOW! subscribers, at no cost, access to two new Time Inc. New Media Internet services that will be available to non-members on a paid subscription basis.

     CompuServe believes that the principal competitive factors in the consumer online services industry include the ability to aggregate engaging content, ease of use, established user base, brand name awareness, competitive pricing, customer service, and a low cost and reliable network infrastructure. CompuServe believes that its extensive existing network infrastructure and reliability, breadth and depth of content for CIS, brand name recognition and large user base have been its competitive advantages in the consumer online services industry. Recent changes to CompuServe's pricing structure, the introduction of WOW! and CIM 3.0, customer care initiatives and infrastructure improvements are expected to enhance CompuServe's position as a leader in the consumer online industry. The main competitive factors in the Network Services business are the number and location of POPs, speed, bandwidth and reliability of the network, sales and support able to meet the needs of the customers and competitive pricing. CompuServe believes that its ability to meet the needs of its customers with respect to these factors, as well as its ability to differentiate itself by providing value-added services to its customers, have been its competitive advantages in the Network Services business.

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

     In addition to competing against other OSPs and ISPs to attract subscribers, CompuServe also competes to retain subscribers once they have signed with one of CompuServe's services. Industry subscriber attrition rates, or the rates at which subscribers leave an online service, continue to be high. CompuServe is introducing a number of initiatives to reduce attrition and increase usage. There can be no assurance that these initiatives will be successful. Sustained high rates of attrition would materially and adversely affect CompuServe's business, financial condition and results of operations.

     CompuServe's management believes that competitive pressures on pricing will continue as current and new Internet and online providers seek to increase market share. Price changes and possible increased spending in areas, such as marketing and product development, could limit CompuServe's opportunities to enter into and renew agreements with content providers and distribution partners, develop new products and services, and continue to grow its subscriber base, all of which could result in increased attrition of CompuServe's subscribers. Any of these events could have a material adverse effect on CompuServe's business, financial condition and results of operations.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     In the United States, CompuServe is not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications and media industry, including the areas of privacy and regulation of content deemed to be inappropriate for children, indecent or in other ways improper, could affect CompuServe's business. A portion of the recently adopted telecommunications reform legislation in the United States, the Communications Decency Act, generally makes it illegal for persons to knowingly use an interactive computer service to send or display "indecent" communications to minors or to knowingly and intentionally permit a telecommunications facility controlled by such persons to be used for such purposes. A number of defenses are expressly provided in the Communications Decency Act that may be available to OSPs and ISPs. Soon after its enactment on February 8, 1996, the Communications Decency Act was challenged in federal court on constitutional grounds. Such challenge has caused its enforcement to be halted, although it is not certain that such cessation will continue throughout the entire litigation process. A special three-judge panel in June 1996 found that the Communications Decency Act was in large part unconstitutional; that decision is currently under appeal to the United States Supreme Court. CompuServe cannot predict whether the Communications Decency Act will ultimately be upheld or how a court would interpret the Communications Decency Act, including its defenses. There also are laws that make it illegal to traffic in obscene or child pornographic materials, including by computer. While CompuServe does not believe that its activities will violate these laws, it cannot predict how a court would interpret any of these laws in the online or Internet context or whether a court would hold that there is a duty on CompuServe to monitor material being transmitted or, if notified that illegal material is being transmitted, to attempt to stop or restrict such transmissions.

     In November 1995, CompuServe was presented by local authorities in Munich, Germany with a list of more than 200 Internet news groups that they asserted contained material that was illegal to make available to minors or was otherwise illegal to disseminate in Germany. In response, CompuServe temporarily suspended access to most of the news groups on the list pending further investigation. In addition, CompuServe has been advised that a prosecutor in Mannheim, Germany is investigating CompuServe and other providers of Internet access in Germany because of a World Wide Web home page containing neo-Nazi material. The prosecutor is investigating to determine whether providing access to this home page violates German laws prohibiting dissemination of certain neo-Nazi and other ethnically offensive material.

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     In response to market needs and CompuServe's desire to place greater access control in the hands of adults, and in contemplation of content regulation initiatives under way both in the United States and abroad, including the Communications Decency Act, CompuServe makes available at no additional charge to subscribers parental control tools that assist parents in controlling their children's access to content. CompuServe cannot predict whether providing parental control capabilities will satisfy present or future laws regulating access to indecent communications or other types of content.

     Additionally, the applicability to OSPs and ISPs of existing laws governing issues such as intellectual property ownership, defamation and personal privacy is uncertain. Courts have indicated that, under certain circumstances, OSPs and ISPs could be held responsible for the publication of defamatory material or for failure to prevent the distribution of material that infringes on others' copyrights. While CompuServe historically has generally avoided editing or otherwise monitoring the content accessed by its customers, it intends to engage more actively in the selection, presentation and editing of relevant content in connection with its information services, especially WOW!. The future interpretation by the courts relating to online defamation, privacy, copyright infringement and other legal issues is uncertain.

     CompuServe is aware of certain industry requests of the FCC to review the impact of Internet usage on U.S. telecommunications service including the generally lower cost structure for local connections regarding data versus voice transmission. FCC regulatory review and rulemaking could result in new regulation of the Internet and online industry, changes in current rules governing telecommunications or both. In turn, this could result in increased telecommunications costs for the Internet and online industry, including CompuServe. CompuServe cannot predict whether or to what extent any such new rulemaking will occur.

     The online and Internet industry currently is under close scrutiny and inquiry by the Federal Trade Commission, taxing authorities and a number of state attorneys general. Additional federal, state and local government agencies may also scrutinize such industry or initiate inquiries. Costs incurred as a result of government inquiries, initiatives, investigations or lawsuits relating to any of the foregoing (as well as process or business changes resulting therefrom) could have a material adverse effect on CompuServe's business, financial condition or results of operations.

LEGAL PROCEEDINGS

     In July 1996, the Company and H&R Block were each served with a Summons and Class Action Complaint in a case entitled Greenfield v. CompuServe Corporation, et al. and filed in the Court of Common Pleas, Franklin County, Ohio. Also in July 1996, a second suit was filed against the Company and H&R Block, in federal district court for the Southern District of Ohio, entitled Romine v. CompuServe Corporation, et al.. These Complaints also name the directors and certain officers of CompuServe at the time of the IPO and allege violations of the Securities Act of 1933, the Ohio Securities Code and common law. The defendants intend to vigorously defend the litigation.

              RELATIONSHIP WITH H&R BLOCK AND CERTAIN TRANSACTIONS

     The taxable income and losses of CompuServe and its consolidated subsidiaries, including SPRY (the "CompuServe Group"), will be included in the consolidated federal income tax returns filed by H&R Block and its consolidated subsidiaries (the "Parent Group") prior to the Distribution. In connection with the IPO and the decision by H&R Block to completely separate CompuServe from H&R Block, CompuServe and H&R Block have entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") which requires CompuServe to pay H&R Block an amount in respect of federal income taxes equal to the amount of the federal income taxes that CompuServe Group would be required to pay if CompuServe Group were to file its own

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

consolidated federal income tax return and was never part of the Parent Group. Effectively, this will result in CompuServe's annual income tax provision being computed as if CompuServe filed a separate tax, except that items such as net operating losses, capital losses, foreign tax return credits, investment tax credits or similar items which might not be immediately recognizable in a separate return, will be allocated according to the Tax Sharing Agreement and reflected in CompuServe's annual income tax provision to the extent that such items would reduce the current or future Parent Group federal income tax liability.

     Pursuant to a Registration Rights Agreement and prior to the Distribution, H&R Block may demand registration under the Securities Act of shares of CompuServe's capital stock held by it at any time, subject to its agreement not to sell any shares prior to the expiration of 180 days, subject to waiver by CompuServe, from April 18, 1996. CompuServe may postpone such a demand under certain circumstances. In addition, H&R Block may request CompuServe to include shares of CompuServe's capital stock held by H&R Block in any registration proposed by CompuServe of such capital stock under the Securities Act.

     CompuServe has entered into a number of agreements whereby CompuServe leases space to house telephone accessible points of presence in some of the local offices of H&R Block and its franchisees in cities throughout the country. CompuServe makes annual aggregate rental payments of approximately $148,000 in connection with such agreements.

     CompuServe has entered into a Credit Card Program Agreement with Block Financial Corporation ("Block Financial"), an affiliate of H&R Block, for the issuance by Block Financial of an CompuServe Visa or Mastercard credit card to employees and subscribers of CompuServe. CompuServe does not receive royalties in respect of this agreement.

     CompuServe provides certain programming and electronic processing services related to tax return filings with the Internal Revenue Service and in various state jurisdictions for an affiliate of H&R Block. The terms of this arrangement may be renegotiated annually. Revenues generated in connection with this arrangement amounted to approximately $13.1 million, $12.5 million, and $8.0 million for the years ended April 30, 1994, 1995 and 1996, respectively.

     An affiliate of H&R Block utilizes CompuServe's online service to offer its information and communication service products. Under the terms of a pending three-year agreement, CompuServe will receive royalties on certain revenues earned by the affiliate through CompuServe's online service. Conversely, CompuServe will pay royalties to the affiliate for revenues earned from connect time charges related to the affiliate's products. Revenues generated in connection with this arrangement amounted to approximately $21,000, and royalties paid in connection with this arrangement amounted to approximately $1,000, for the year ended April 30, 1996.

     CompuServe Incorporated (the "Operating Company"), a wholly owned subsidiary of CompuServe, previously incurred intercompany payables to HRB Management, Inc. in connection with the past receipt of cash advances for purchases of property and equipment, acquisitions, current income tax liabilities and fluctuating working capital needs, offset by payments made by the Operating Company from its operating bank accounts. HRB Management did not charge the Operating Company interest expense on the balance due. See note 11 of notes to the consolidated financial statements of CompuServe. At October 31, 1995, CompuServe's payable to HRB Management was approximately $199.8 million. Effective October 31, 1995, this intercompany balance was reduced by a contribution to capital of approximately $124.8 million. Since October 31, 1995, the remaining balance has borne interest at the prime rate at Commerce Bank of Kansas City, adjusted monthly. All outstanding intercompany balances were evidenced by an intercompany credit facility between CompuServe and HRB Management. Following the sale of

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

common stock in the IPO, CompuServe paid HRB Management $205 million to satisfy the balance owed, including interest of $5.6 million. At April 30, 1996, CompuServe was owed $17.4 million by H&R Block.

     CompuServe and HRB Management, a wholly-owned subsidiary of the H&R Block Group, Inc., have entered into a Corporate Services Agreement pursuant to which HRB Management will provide to CompuServe from time to time, upon request of CompuServe, certain routine and ordinary corporate services, including financial, accounting, tax and legal services. For these services, HRB Management will be reimbursed for its costs (including the pro rata costs of the HRB Management employees performing such services and allocable overhead). The initial term of this agreement is one year. Thereafter, unless either party provides the other with at least 60 days' prior written notice to the contrary, the agreement will be automatically renewed for successive one-year terms until terminated. No amounts were paid in fiscal year 1996.

                    DESCRIPTION OF COMPUSERVE CAPITAL STOCK

     The authorized capital stock of CompuServe consists of 250,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value. As of the date of this Appendix, and after giving effect to the issuance of 4,090,000 shares reserved pursuant to CompuServe option plans, there were 96,690,000 authorized and issued shares of Common Stock outstanding, 155,710,000 authorized but unissued and unreserved shares of Common Stock and 7,500,000 authorized but unissued and undesignated shares of Preferred Stock. CompuServe has reserved 2,500,000 shares of Series A Junior Participating Preferred Stock (the "Junior Participating Preferred Shares") for issuance pursuant to a rights agreement (the "Rights Agreement"); currently no Junior Participating Preferred Shares are outstanding. The additional shares of the Preferred Stock and Common Stock may be utilized for a variety of corporate purposes, including future public offerings and corporate acquisitions, and could be utilized, under certain circumstances, as a method of preventing or making more difficult a takeover or change in control of CompuServe.

COMMON STOCK

     As of the date hereof, 74,200,000 shares of Common Stock are issued and outstanding. All such shares are validly issued, fully paid and nonassessable. All shares of Common Stock are entitled to participate in dividends, subject to preference rights of holders of the Preferred Stock, when, as and if declared by the Board of Directors out of funds legally available therefor; are entitled to participate equally in the assets of CompuServe, after paying or setting aside sufficient assets to fully pay the preferential amounts owed to holders of Preferred Stock, in the event of liquidation; and have no right of conversion, redemption, preemptive or preferential rights to subscribe for any additional shares of any class of capital stock of CompuServe, whether now or hereafter authorized. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Such voting rights are non-cumulative, so that stockholders holding more than 50% of the outstanding shares entitled to vote may be able to elect all members of the Board of Directors.

PREFERRED STOCK

     No shares of Preferred Stock are outstanding. The Board of Directors is authorized to issue, by resolution and without any action by stockholders, up to 10,000,000 shares of Preferred Stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences, relative rights and limitations of the shares of each series of Preferred Stock, including rights that could adversely affect the voting power of the holders of Common Stock.


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

     The Junior Participating Preferred Shares which would be issuable upon exercise of Rights distributed pursuant to the Rights Agreement (should the Rights become exercisable) would not be redeemable. Each Junior Participating Preferred Share would entitle the holder thereof to receive a preferential quarterly dividend equal to the greater of $1.00 or 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of Common Stock or a subdivision of the outstanding shares of Common Stock), declared on the Common Stock during such quarter, adjusted to give effect to any dividend on the Common Stock payable in shares of Common Stock or any subdivision or combination of the Common Stock (a "Dilution Event"). Each one one-hundredth of a Junior Participating Preferred Share would entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of CompuServe, voting together as a single class with the holders of the Common Stock and the holders of any other class of capital stock having general voting rights, adjusted to give effect to any Dilution Event. In the event of liquidation of CompuServe, the holder of each Junior Participating Preferred Share would be entitled to receive a preferential liquidation payment equal to $1.00 per share, adjusted to give effect to any Dilution Event, plus an amount equal to accrued and unpaid dividends and distributions on such Junior Participating Preferred Share, whether or not declared, to the date of such payment. In the event of any merger, consolidation or other transaction in which the outstanding shares of Common Stock of CompuServe are exchanged for or changed into other stock, securities, cash or other property, each Junior Participating Preferred Share would be similarly exchanged or converted into 100 times the per share amount applicable to the Common Stock, adjusted to give effect to any Dilution Event.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     CompuServe's Certificate of Incorporation and By-laws require CompuServe to indemnify the current and former directors and officers of CompuServe, and permit CompuServe to indemnify any current or former employee or agent of CompuServe, to the fullest extent permitted by law. CompuServe's Certificate of Incorporation eliminates a director's liability for monetary damages for conduct as a director, unless the elimination of liability is prohibited by the Delaware General Corporation Law, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or knowing violation of law. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not eliminate or limit a director's liability for violation of certain laws, including federal securities laws. CompuServe believes that these provisions will assist CompuServe in attracting or retaining qualified individuals to serve as directors and officers.

     CompuServe's Certificate of Incorporation also requires the Board of Directors to be divided into three classes of directors serving three-year staggered terms, requires actions taken by stockholders to be effected only at annual or special meetings of such stockholders, but not by written consent, requires an affirmative vote of 80% of the stockholders entitled to vote to remove directors or to repeal or amend the Certificate of Incorporation and the By-laws and imposes various other procedural requirements on the taking of certain actions.

DELAWARE ANTI-TAKEOVER LAW

     CompuServe is a Delaware corporation that is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (CompuServe has not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.
The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

RIGHTS PLAN

     On March 12, 1996, the Board of Directors of CompuServe declared a dividend distribution of one Right for each outstanding share of Common Stock of CompuServe to stockholders of record at the close of business on the date the shares of Common Stock are first offered to the public, 1996 (the "Record Date"). Except as described below, each Right, when exercisable, entitles the registered holder to purchase from CompuServe one one-hundredth of a share of Junior Participating Preferred Shares, par value $.01 per share, at a price of $150 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement between CompuServe and Harris Trust and Savings Bank, as Rights Agent.

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Right certificates will be distributed. Until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the "Shares Acquisition Date") or (ii) 15 business days (or such later date as may be determined by action of the Board of Directors of CompuServe prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 10% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the Common Stock certificates together with a copy of the Summary of Rights Plan, and not by separate certificates.

     The Rights Agreement also provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, expiration or termination of the Rights), the transfer of any certificates for Common Stock, with or without a copy of this Summary of Rights Plan, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) the close of business on the tenth anniversary of the date of the Rights Agreement (the "Final Expiration Date"), (ii) the redemption of the Rights by CompuServe as described below or (iii) the exchange of all Rights for Common Stock as described below.

     In the event that any person (other than CompuServe, its affiliates or any person receiving newly issued shares of Common Stock directly from CompuServe) becomes the beneficial owner of 10% or more of the then outstanding shares of Common Stock, each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, Common Stock (or, in certain circumstances, cash, property or other securities of CompuServe) having a value equal to two times the exercise price of the Right.

     A person will not become an Acquiring Person under the Rights Agreement if such person obtained 10% or more of the Common Stock through (i) an issuance of Common Stock by CompuServe directly to such person (for example, in a private placement or an acquisition by CompuServe in which Common Stock is used as consideration) or (ii) a repurchase by CompuServe of Common Stock, provided that such person does not acquire any additional shares of Common Stock. The Rights Agreement also provides that neither H&R Block, nor any of its affiliates or associates, shall be deemed a "beneficial owner" of, or to "beneficially own," any shares of Common Stock at any time prior to such time as H&R Block shall distribute the outstanding Common Stock owned by H&R Block following completion of the IPO to H&R Block's stockholders.

     In the event that, at any time following the Shares Acquisition Date, CompuServe is acquired in a merger or other business combination transaction or 50% or more of CompuServe's assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

     Notwithstanding the foregoing, following the occurrence of any of the events set forth in the preceding two paragraphs (the "Triggering Events"), any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will immediately become null and void.

     The Purchase Price payable, and the number of shares of Junior Participating Preferred Shares or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, the Junior Participating Preferred Shares or the Common Stock, or a reverse split of the outstanding shares of Junior Participating Preferred Shares or the Common Stock.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     With certain exceptions, no adjustment to the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% to the Purchase Price. CompuServe will not be required to issue fractional shares of Junior Participating Preferred Shares or Common Stock (other than fractions in multiples of one one-hundredths of a share of Junior Participating Preferred Shares) and, in lieu thereof, an adjustment in cash may be made based on the market price of the Junior Participating Preferred Shares or Common Stock on the last trading date prior to the date of exercise.

     At any time after the date of the Rights Agreement until the earlier of the time that a person becomes an Acquiring Person or the Final Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), which may (at the option of CompuServe) be paid in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors. Upon the effectiveness of any action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of CompuServe, including, without limitation, the right to vote or to receive dividends.

     The provisions of the Rights Agreement may be amended by CompuServe, except that any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

     As of the date of this Appendix, there were 74,200,000 shares of Common Stock outstanding and 4,090,000 shares of Common Stock reserved for issuance under employee benefit plans. Each outstanding share of Common Stock on the Record Date will receive one Right. In the event of exercise of the Rights, 2,500,000 shares of Junior Participating Preferred Shares will be reserved for issuance.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire CompuServe without conditioning the offer on the Rights being redeemed, or a substantial number of Rights being acquired, by the Acquiring Person. Under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any Person becomes an Acquiring Person, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                    PAGE
                                                                    ----

      Independent Auditor's Report................................. B-41

      Consolidated Balance Sheets.................................. B-42

      Consolidated Statements of Earnings.......................... B-43

      Consolidated Statements of Stockholders' Equity.............. B-44

      Consolidated Statements of Cash Flows........................ B-45

      Notes to Consolidated Financial Statements................... B-46

COMPUSERVE CORPORATION
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED APRIL 30, 1996, 1995 AND 1994
AND INDEPENDENT AUDITORS' REPORT

[DELOITTE & TOUCHE LETTERHEAD]

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors
of CompuServe Corporation:

We have audited the accompanying consolidated balance sheets of CompuServe Corporation (a majority-owned subsidiary of H&R Block Group, Inc.) and subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CompuServe Corporation and subsidiaries at April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for direct response advertising during the year ended April 30, 1996.



/s/ Deloitte & Touche LLP


June 14, 1996

[DELOITTE & TOUCHE LOGO]

COMPUSERVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA

                                                                                       APRIL 30,
                                                                              --------------------------
ASSETS                                                                            1996          1995
                                                                              ------------  ------------
CURRENT ASSETS:
 Cash and cash equivalents                                                      $ 280,646       $4,913
 Investments                                                                       29,345
 Receivables, less allowance for doubtful accounts of $3,429, and $3,986,
  respectively                                                                    119,186       81,022
 Due from parent                                                                   17,377
 Prepaid expenses                                                                  14,103        5,056
 Other current assets                                                              25,233       14,768
                                                                                 ---------    ---------
      Total current assets                                                        485,890      105,759

INTANGIBLE ASSETS, less accumulated amortization of $10,610, and $7,006,
 respectively                                                                      22,809       14,353

PROPERTY AND EQUIPMENT, net                                                       348,059      198,710

OTHER ASSETS:
 Deferred subscriber acquisition costs, net                                        96,636
 Other assets                                                                      12,434        4,735
                                                                                ---------    ---------
      Total other assets                                                          109,070        4,735
                                                                                ---------    ---------
TOTAL                                                                           $ 965,828    $ 323,557
                                                                                =========    =========
LIABILITIES AND STOCKHOLDERS'  EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                               $  89,236    $  42,335
 Accrued salaries, wages and payroll taxes                                         15,475       18,699
 Accrued taxes                                                                      4,070        7,629
 Accrued royalties                                                                  6,361        6,334
 Deferred revenue                                                                   4,077        1,375
 Other accrued expenses                                                            19,180       13,514
                                                                                ---------    ---------
      Total current liabilities                                                   138,399       89,886

DEFERRED INCOME TAXES                                                              56,763       11,413

DUE TO PARENT                                                                                  142,400

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Common stock, par value $.01 per share: 250,000,000 shares authorized;
  shares issued and outstanding of 92,600,000 and 74,200,000, respectively            926          742
 Additional paid-in capital                                                       744,288      100,879
 Retained earnings (accumulated deficit)                                           27,121      (21,973)
 Cumulative translation adjustments                                                (1,669)         210
                                                                                ---------    ---------
      Total stockholders' equity                                                  770,666       79,858
                                                                                ---------    ---------
TOTAL                                                                           $ 965,828    $ 323,557
                                                                                =========    =========

See notes to consolidated financial statements.

COMPUSERVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA

                                                            YEAR ENDED APRIL 30,
                                                 ---------------------------------------
                                                    1996           1995          1994
                                                -----------    -----------   -----------
REVENUES:
 Online Services revenues                       $   561,428    $   395,954      $266,919
 Network Services revenues                          198,828        147,673       109,402
 Other revenues                                      32,909         39,166        53,565
                                                -----------    -----------   -----------
    Total revenues                                  793,165        582,793       429,886
                                                -----------    -----------   -----------
COSTS AND EXPENSES:
 Costs of revenues                                  387,470        231,189       179,366
 Marketing                                          175,213        104,828        65,591
 General and administrative                          39,634         30,750        32,641
 Depreciation and amortization                       74,708         45,310        31,447
 Product development                                 28,304         18,929        16,101
 Purchased research and development                                 83,508
                                                -----------    -----------   -----------
     Total costs and expenses                       705,329        514,514       325,146
                                                -----------    -----------   -----------
OPERATING EARNINGS                                   87,836         68,279       104,740

INTEREST EXPENSE TO PARENT                            5,555
                                                -----------    -----------   -----------
EARNINGS BEFORE TAXES                                82,281         68,279       104,740

TAXES ON EARNINGS                                    33,187         59,481        42,647
                                                -----------    -----------   -----------
NET EARNINGS                                    $    49,094    $     8,798        62,093
                                                ===========    ===========   ===========
EARNINGS PER COMMON SHARE                       $      0.66    $      0.12   $      0.84
                                                ===========    ===========   ===========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING                                     74,803,279     74,200,000    74,200,000

See notes to consolidated financial statements.

COMPUSERVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AMOUNTS IN THOUSANDS

                                                         RETAINED
                                           ADDITIONAL    EARNINGS     CUMULATIVE
                                  COMMON    PAID-IN    (ACCUMULATED  TRANSLATION
                                  STOCK     CAPITAL      DEFICIT)    ADJUSTMENTS     TOTAL
                                  -----   ----------  -------------  -----------  ---------
BALANCE AS OF
 APRIL 30, 1993                    $742   $   (741)   $  179,528      $   (140)   $ 179,389
Net earnings                                              62,093                     62,093
Change in foreign currency
 translation adjustment                                                    195          195
                                   ----   --------    ----------      --------    ---------
BALANCE AS OF
 APRIL 30, 1994                     742       (741)      241,621            55      241,677

Net earnings                                               8,798                      8,798
Dividends paid to Parent                                (272,392)                  (272,392)
Change in foreign currency
 translation adjustment                                                    155          155
Parent contribution to capital             101,620                                  101,620
                                   ----   --------    ----------      --------    ---------
BALANCE AS OF
 APRIL 30, 1995                     742    100,879       (21,973)          210       79,858

Net earnings                                              49,094                     49,094
Sale of common stock                184    518,635                                  518,819
Change in foreign currency
 translation adjustment                                                 (1,879)      (1,879)
Parent contribution to capital             124,774                                  124,774
                                   ----   --------    ----------      --------    ---------
BALANCE AS OF
 APRIL 30, 1996                    $926   $744,288    $   27,121      $ (1,669)   $ 770,666
                                   ====   ========    ==========      ========    ==========

See notes to consolidated financial statements.

COMPUSERVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
AMOUNTS IN THOUSANDS

                                                                                                YEAR ENDED APRIL 30,
                                                                                       ------------------------------------
                                                                                         1996          1995         1994
                                                                                       ----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings                                                                          $   49,094   $    8,798   $   62,093
 Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization                                                            74,708       45,310       31,447
  Amortization of deferred subscriber acquisition costs                                    22,585
  Provision for deferred taxes on earnings                                                 46,018       (1,912)       1,401
  Gain on sale of subsidiary                                                                            (2,680)
  Purchased research and development                                                                    83,508
  Changes in:
   Receivables                                                                            (38,164)     (29,576)     (16,368)
   Prepaid expenses                                                                        (9,047)      (2,510)          (8)
   Other current assets                                                                   (11,133)        (150)      (1,051)
   Deferred subscriber acquisition costs                                                 (119,221)
   Accounts payable                                                                        46,901        9,018       14,769
   Accrued salaries, wages and payroll taxes                                               (3,224)       5,004        4,897
   Accrued taxes                                                                           (3,559)      (2,671)       4,699
   Accrued royalties                                                                           27        2,123        1,912
   Deferred revenue                                                                         2,702       (6,545)         174
   Other accrued expenses                                                                   5,666        3,017          162
                                                                                       ----------   ----------   ----------
      Net cash provided by operating activities                                            63,353      110,734      104,127
                                                                                       ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                                     (219,172)    (101,603)     (76,526)
 Purchase of short term investments                                                       (29,345)
 Proceeds from sale of subsidiary                                                                        5,195
 Other, net                                                                               (22,919)      (3,546)        (754)
                                                                                       ----------   ----------   ----------
     Net cash used by investing activities                                               (271,436)     (99,954)     (77,280)
                                                                                       ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of common stock, net of costs of $33,181                              518,819
 Repayments to Parent                                                                    (205,000)
 Advances from Parent                                                                     169,997       (9,500)     (26,883)
                                                                                       ----------   ----------   ----------
    Net cash provided (used) by financing activities                                      483,816       (9,500)     (26,883)
                                                                                       ----------   ----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      275,733        1,280         (36)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                              4,913        3,633        3,669
                                                                                       ----------   ----------   ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                               $  280,646   $    4,913   $    3,633
                                                                                       ==========   ==========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid to Parent for income taxes                                                 $   33,187   $   59,481   $   42,647
                                                                                       ==========   ==========   ==========
  Interest paid to Parent                                                              $    5,555
                                                                                       ==========

See notes to consolidated financial statements.

COMPUSERVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED APRIL 30, 1996, 1995 AND 1994
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

1. ORGANIZATION

   CompuServe Corporation ("Company") is a majority-owned subsidiary of H&R Block Group, Inc. ("Parent"). Parent is a wholly-owned subsidiary of H&R Block, Inc. ("Block").

   On April 19, 1996, the Company entered into an agreement with Parent whereby Parent contributed all of its shares of CompuServe Incorporated ("Inc.") (at the time a wholly-owned subsidiary of Parent) to the Company in exchange for 74,199,000 shares of Company common stock. This transaction has been accounted for similar to a pooling of interests, and accordingly, the accompanying financial statements have been restated to include the accounts and operations of the combined companies for all periods prior to the transaction.

   In April 1995, Parent acquired SPRY, Inc. ("SPRY"), as described in Note 3. On January 30, 1996, Parent contributed its investment in SPRY to Inc. The accompanying consolidated financial statements include the accounts of SPRY since the date of acquisition by Parent.

   On April 19, 1996, the Company completed an initial public offering of 18,400,000 shares of its common stock at $30.00 per share. This transaction reduced the Parent's ownership in the Company to 80.1%. The Parent intends to distribute its remaining ownership interest in the Company by means of a split-off or spin-off within approximately twelve months of the initial public offering. The distribution will be subject to the receipt of a favorable ruling from the Internal Revenue Service or an opinion of counsel as to the tax-free nature of the transaction, certain other conditions and the absence of any change in market conditions or other circumstances that cause the Parent to conclude that the distribution is not in the best interests of its stockholders. Prior to the initial public offering, the Parent owned all 1,000 shares outstanding.

   The Company provides computer-based information and communication services to businesses and individual owners of personal computers, and operates primarily through two business groups: Online Services and Network Services.

   Online Services revenues are generated primarily from subscribers paying a monthly membership fee and charges based on usage as well as from fees received from a licensee and distributors of the Company's online service technology. Network Services revenues are generated by providing secure turnkey, value added global network interconnectivity and access services to individuals and major corporate customers internationally. Network revenues are generated based upon terms negotiated as to price and duration. Other revenues consist primarily of computer time sharing services to certain corporate customers and network services to Block.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

   MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. During the fourth quarter of fiscal 1996, the Company reduced certain accruals for incentive compensation and value added taxes totalling $7,000.

   REVENUE RECOGNITION - Revenues are recorded in the period in which the service is provided or the product is shipped.

   PROPERTY AND EQUIPMENT - Buildings, computer hardware, furniture and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 3 to 10 years for computer hardware, furniture and equipment and 45 years for buildings, using the straight-line method. Leasehold improvements are amortized over the period of the respective lease using the straight-line method. Maintenance and repairs are expensed as incurred. Expenditures which significantly increase the value of the assets or extend useful lives are capitalized.

   DEFERRED SUBSCRIBER ACQUISITION COSTS - Effective May 1, 1995, the Company prospectively changed its method of accounting for direct response advertising costs to conform with the American Institute of Certified Public Accountants Statement of Position 93-7, "Reporting on Advertising Costs," which specifies the accounting for direct response advertising. Under this accounting method, direct response advertising costs that meet certain criteria are reported as assets and are amortized on a cost-pool-by-cost-pool basis over the period during which the future benefits are expected to be received. The Company amortizes its subscriber acquisition costs over a 24-month period, on an accelerated basis (60% in the first twelve months), in order to match subscriber acquisition costs with associated Online Services revenues, beginning in the month subsequent to the expenditure. Subscriber acquisition costs include primarily magazine and newspaper advertisements, broadcast costs, direct mail costs including mailing lists and postage, payments to OEMs, and disk and CD-ROM costs related directly to new subscriber solicitations. These costs consist of incremental direct costs paid to independent third parties. No indirect costs are included in deferred subscriber acquisition costs. The net effect of the change in accounting increased assets by $96,636 at April 30, 1996 and increased net earnings by $57,692 for the year then ended. Amortization of direct response advertising assets was $22,585 for the year ended April 30, 1996 and is included in marketing costs. Direct response advertising costs incurred to obtain new online service subscribers are recoverable from monthly revenues generated from those subscribers within a short period of time after the related costs are incurred.

   The Company expenses advertising costs not classified as direct response the first time the advertising takes place.

   Effective February 1, 1996, the Company changed its policy of capitalizing subscriber acquisition costs related to magazine and newspaper advertisements and broadcast costs to expensing those costs which do not result in a direct revenue-generating response. Additionally, the Company began to capitalize related payroll, outsourcing and disk and CD-ROM costs for activities directly associated with direct-response advertising. All costs capitalized before this change will continue to be amortized.

   PRODUCT DEVELOPMENT COSTS - The Company capitalizes costs incurred for the development of computer software when the project has reached technological feasibility, and continues to capitalize such costs until the product is available for release to the general public. Capitalized costs include direct labor and related fringe benefits for software produced by the Company and the costs of software purchased from third parties. Research and development costs incurred prior to technological feasibility are expensed as incurred. The Company amortizes product development costs based upon the greater of the amount using (a) the rates that current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated life of the product commencing the month after the date of product release.

   Unamortized product development costs of $4,494 at April 30, 1996 are included in intangible assets with amortization expense of $449 recorded for the year then ended. Amounts of capitalizable product development costs were not material in previous years.

   INTANGIBLE ASSETS - The excess cost of purchased subsidiaries over the fair value of net tangible assets acquired and other intangibles is being amortized over periods ranging from 5 to 20 years on a straight-line basis. The amortization expense recorded for the years ended April 30, 1996, 1995 and 1994 was $3,123, $809 and $1,706, respectively.

   At each balance sheet date, a determination is made by management to ascertain whether intangibles have been impaired based on several criteria, including, but not limited to, revenue trends, undiscounted operating cash flows and other operating factors.

   Effective May 1, 1995, the Company early adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. The adoption of this Statement had no effect on the Company's financial condition or results from operations.

   FOREIGN CURRENCY TRANSLATION - Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at exchange rates prevailing at the end of the period. Substantially all revenues from foreign sources are billed and collected in U.S. dollars. Expense transactions conducted in foreign currency are translated at the average of exchange rates in effect during the period. Translation gains and losses are recorded directly to stockholders' equity.

   INTERNATIONAL REVENUES - The Company received revenues from foreign sources totalling $173,963, $107,863 and $65,461 for the years ended April 30, 1996, 1995 and 1994, respectively.

   TAXES ON EARNINGS -The Company files a consolidated Federal income tax return with its Parent on a calendar year basis. Therefore, the current liability for taxes on earnings recorded in the consolidated balance sheet at year end consists principally of taxes on earnings for the period January 1 to the end of each financial reporting period. The Company provides for taxes on earnings on a separate-company basis. Deferred taxes on earnings are provided for temporary differences between financial and tax reporting, which consist principally of deferred subscriber acquisition costs, depreciation, and differences between accrual and cash basis accounting. As a result of the Company filing a consolidated Federal income tax return with its Parent, the Company has recorded the current income tax payable as part of the Due From/To Parent balance in the consolidated balance sheets.

   Prior to May 1, 1993, taxes on earnings were determined under Accounting Principles Board Opinion Number 11, whereby the income tax provision was calculated using the deferred method. Effective May 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which provides for the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The cumulative effect of the change in method as of May 1, 1993 was not material.

   The Company has entered into a Tax Sharing Agreement Plan with its Parent (see Note 11).

   CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are held in one financial institution.

   INVESTMENTS - Investments consist of corporate debt securities and U.S. government agency obligations, maturing prior to April 30, 1997. The Company classifies these investments as available for sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, such investments are carried at market value, which approximates cost.

   DISCLOSURES REGARDING FINANCIAL INSTRUMENTS - For all financial instruments, including cash and cash equivalents, investments, receivables, accrued liabilities and accounts payable, the carrying value is considered to approximate fair value due to the relatively short maturity of the respective instruments.

   EARNINGS PER SHARE - Net earnings per common share is based on the weighted average number of shares outstanding during the periods presented. All share and per share information have been retroactively adjusted for the 74,199,000 common shares issued to Parent in exchange for all of the common shares of Inc. as described in Note 1.

   NEW ACCOUNTING STANDARD - In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", effective for transactions entered into after December 15, 1995. This Statement requires the disclosure of the estimated fair value of stock-based compensation arrangements with employees and encourages, but does not require, the recognition of such expense. The Company's employees participate in Company's and Parent's stock option plans. Within 90 days after Parent distributes its remaining interest in the Company, the employees will cease to participate in the Parent's plans. The Company does not intend to adopt the recognition provisions of this Statement; therefore, the adoption of this Statement will have no effect on the Company's financial condition or results from operations.

   RECLASSIFICATIONS - Reclassifications have been made to the 1995 financial statements to conform to the presentation used in 1996.

3. BUSINESS COMBINATION AND DISPOSAL

   On April 4, 1995, Parent acquired SPRY for $41,785 in cash and convertible preferred stock valued at $54,194. In addition, outstanding options for SPRY common stock were converted into options for Parent's convertible preferred stock, valued at $5,641. In January 1996, Parent contributed its investment in SPRY to Inc. This transaction has been accounted for at Parent's historical cost and, accordingly, the consolidated financial statements include the accounts of SPRY since the date of Parent's acquisition. In connection with the purchase, certain intangible assets, including software technology, tradenames and an assembled workforce totalling $11,656 were acquired. These intangibles are being amortized on a straight-line basis over five years. Research and development projects related to SPRY's next product generation were also acquired. These projects represent SPRY's research and development efforts prior to the merger, which had not yet reached the stage of technological feasibility and had no alternative future use; thus, the ultimate revenue generating capability of these projects was uncertain. The purchased research and development was valued at $83,508 using a discounted, risk-adjusted future income approach. The fiscal 1995 consolidated statement of earnings includes a charge for purchased research and development which is not deductible for income tax purposes. The fair value of assets acquired, including intangibles, was $106,371; liabilities assumed were $4,751. Liabilities assumed are non-cash items excluded from the consolidated statements of cash flows. Had the acquisition occurred at the beginning of fiscal 1994, operating results on a pro forma basis would not have been significantly different.

   In accordance with the terms of the merger agreement, certain SPRY employees are entitled to additional consideration of up to $3,100 if financial and operational goals set forth therein are achieved. The incentive compensation ultimately paid, if any, will increase the excess of cost over fair value of net intangible assets acquired related to SPRY. Subsequent to April 30, 1996, approximately $674 in incentive compensation was paid and increased intangible assets. A final payout, if any, is due in January 1997.

   On June 30, 1994, Inc. sold the stock of its wholly-owned subsidiary, Collier-Jackson, Inc., for $5,195 in cash. The operating results of Collier-Jackson are reflected in the consolidated statements of earnings through the date of disposition, and the gain on the sale of $2,680 is included in other revenues.

4. PROPERTY AND EQUIPMENT

   A summary of property and equipment follows:


                                                              APRIL 30,
                                                         -------------------
                                                           1996       1995
                                                         --------   --------
    Land                                                 $  4,504   $  4,504
    Buildings                                              69,698     47,211
    Computer equipment                                    407,375    241,385
    Furniture and equipment                                47,122     27,419
    Leasehold improvements                                 11,641      4,507
                                                         --------   --------
                                                          540,340    325,026
    Less accumulated depreciation and amortization        192,281    126,316
                                                         --------   --------
    Total                                                $348,059   $198,710
                                                         ========   ========


   Depreciation and amortization of property and equipment for the years ended April 30, 1996, 1995 and 1994 amounted to $69,823, $43,716 and $29,285, respectively.

   Software license fees with net unamortized values of $7,931 and $3,495 as of April 30, 1996 and 1995 are included in other assets. Amortization expense for the years ended April 30, 1996, 1995 and 1994 was $1,313, $784 and $456,
   respectively.

5. TAXES ON EARNINGS

   The provision for taxes on earnings is comprised of the following:


                                   YEAR ENDED APRIL 30,
                            --------------------------------
                               1996       1995       1994
                            ----------  ---------  ---------
Currently payable (credit):
 Federal                    $  (11,308) $  53,075  $  34,132
 State                          (1,523)     8,318      7,114
                            ----------  ---------  ---------
     Total                     (12,831)    61,393     41,246
Deferred:
 Federal                        40,557     (1,653)     1,159
 State                           5,461       (259)       242
                            ----------  ---------  ---------
     Total                      46,018     (1,912)     1,401
                            ----------  ---------  ---------
Total                       $   33,187  $  59,481  $  42,647
                            ==========  =========  =========

The following table reconciles the U.S. Federal income tax rate to the Company's effective income tax rate:



                                                     YEAR ENDED APRIL 30,
                                                  -------------------------
                                                   1996     1995     1994
                                                  -------  -------  -------
Statutory rate                                       35.0 %   35.0 %   35.0 %
Increase in income taxes resulting from:
 Purchased research and development                           42.8
 Goodwill amortization                                1.3       .4       .6
 State income taxes, net of Federal tax benefit       3.1      7.7      4.6
 Other                                                 .9      1.2       .5
                                                  -------  -------  -------
Effective rate                                       40.3 %   87.1 %   40.7 %
                                                  =======  =======  =======

A summary of deferred income taxes follows:

                                                           APRIL 30,
                                             -----------------------------------
                                               1996          1995         1994
                                             ---------    ----------   ---------
Gross deferred tax assets:
 Difference between accrual and cash basis
  accounting                                 $  (7,366)    $  (8,074)   $ (4,134)
 Other                                            (811)         (771)       (636)
                                             ---------    ----------   ---------
     Current                                    (8,177)       (8,845)     (4,770)
                                             ---------    ----------   ---------
 Deferred compensation                          (3,213)       (2,894)     (2,351)
 Other                                            (443)          (36)        (67)
                                             ---------    ----------   ---------
     Noncurrent                                 (3,656)       (2,930)     (2,418)
                                             ---------    ----------   ---------
                                               (11,833)      (11,775)     (7,188)
                                             ---------    ----------   ---------
Gross deferred tax liabilities:
 Depreciation                                   22,394        14,343      11,668
 Deferred subscriber acquisition costs          36,654
 Product development costs                       1,371
                                             ---------    ----------   ---------
     Noncurrent                                 60,419        14,343      11,668
                                             ---------    ----------   ---------
 Net deferred tax liabilities                $  48,586    $    2,568   $   4,480
                                             =========    ==========   =========

   Provision is not made for possible income taxes payable upon distribution of accumulated earnings of foreign subsidiaries. Such accumulated earnings aggregated $1,117 at December 31, 1995. Management believes that the taxes associated with repatriating these earnings would not be material.

6. FOREIGN EXCHANGE RISK MANAGEMENT

   During fiscal years 1994 and 1996, the Company purchased forward foreign exchange contracts to hedge currency fluctuations for expenses payable in selected currencies in fiscal years 1995 and 1996. No maturities extend beyond the fiscal year for which the expenses are hedged. Gains and losses from forward contracts are recognized in earnings upon maturity, and directly offset the currency fluctuation for expenses paid. There are no open forward contract commitments at April 30, 1996.

7. COMMITMENTS

   A portion of the Company's operations are conducted in leased premises. Total lease expense for the years ended April 30, 1996, 1995 and 1994 was $13,283, $8,397 and $6,429, respectively.

    Future minimum lease payments under noncancellable operating leases as of April 30, 1996 were as follows:

   Year Ended April 30,
   1997                                                              $ 8,774
   1998                                                                7,423
   1999                                                                4,587
   2000                                                                3,075
   2001                                                                2,643
   2002 and thereafter                                                 5,457
                                                                     -------
   Total                                                             $31,959
                                                                     =======

    In fiscal 1994, the Company began construction of a major multi-phased building facility in Hilliard, Ohio. The buildings are expected to be completed in fiscal 1997. At April 30, 1996, the Company had commitments for expenditures of approximately $9.6 million related to the completion of the buildings.

    At April 30, 1996, the Company had a commitment for an unsecured $25 million revolving line of credit with a bank. The line of credit bears interest at either the bank's prime rate or the London Interbank Offered Rate ("LIBOR") plus .25% and expires in June 1997.

8.  CONTINGENCIES

    The Company in the ordinary course of business is threatened with or named as a defendant in various lawsuits. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that the final resolution of any threatened or pending litigation is not likely to have a material adverse effect on the financial statements of the Company.

9.  EMPLOYEE BENEFIT PLAN

    The Company sponsors a 401(k) Investment Plan for all U.S. based employees. The Investment Plan allows for employees to defer up to 10 percent of their compensation. The Company matches 50 percent of employee contributions at management's discretion, up to 6 percent, with such amounts vesting ratably over five years of service. Contributions by the Company under the Investment Plan amounted to $1,126 and $1,239 for the years ended April 30, 1995 and 1994, respectively. There was no contribution for the year ended April 30, 1996.

10. LONG-TERM INCENTIVE PLAN

    In March 1996, the Company adopted the CompuServe Corporation Long-Term Incentive Plan and Outside Directors Plan (the "Plans") which authorize the grant of options or stock appreciation rights to key employees, officers and directors. The number of shares which may be awarded under the Plans shall not exceed 4,090,000 shares in the aggregate, and no more than 500,000 shares for stock options or stock appreciation rights may be awarded to any one individual in any one-year period.

    Under the terms of the Plans, options and stock appreciation rights are to be granted at exercise prices equal to the fair market value of such stock as of the date of grant. In 1996, the Compensation Committee of the Board of Directors granted to employees and directors options to purchase an aggregate of 3,677,142 and 30,000 shares of common stock, respectively, at $30 per share, none of which were exercisable at April 30, 1996. Options to employees vest ratably over a three year period commencing on

    April 19, 1998. Options to directors vest on the day preceding the Company's next annual meeting of stockholders.

11. RELATED PARTY TRANSACTIONS

    DUE FROM/TO PARENT - Amounts due to Parent consist of cash advances for purchases of property and equipment, acquisitions, current income tax liabilities and fluctuating working capital needs, offset by payments made by the Company from its operating bank accounts. Effective November 1, 1995, the Company was charged interest at the prime rate of Commerce Bank of Kansas City, adjusted monthly. Prior to this date, Parent did not charge (credit) the Company interest expense (income) on the balance. Following the sale of common stock as described in Note 1, the Company paid Parent $205,000 to satisfy the balance owed, including interest of $5,555. The supplemental earnings per share for the year ended April 30, 1996 would have been $0.64 assuming this balance and related interest expense would have been eliminated at the beginning of the period. At April 30, 1996, the Company is owed $17,377 by Parent.

    The fiscal 1995 financial statements include a dividend to Parent for $272,392, and Parent's contribution of its investment in SPRY of $101,620 to Inc. In October 1995, Parent made an additional contribution to Inc. of $124,774. These transactions were recorded in the Due To/From Parent account; accordingly, they are considered non-cash items excluded from the consolidated statements of cash flows.

    Prior to the Company's public offering of common stock in April 1996, the Parent provided various services to Inc., including certain tax, treasury and internal audit functions. The estimated costs of these services, which are not material, have not been reflected in the consolidated statements of earnings.

    TAX SHARING AGREEMENT - The Company and Block have entered into an Income Tax Sharing Agreement, pursuant to which the Company generally is obligated to pay Block the Company's liability for federal, state and local income taxes incurred during any taxable period.

    EXECUTIVE DEFERRED COMPENSATION PLAN - Certain key employees of the Company participate in Parent's Executive Deferred Compensation Plan until the expected split-off or spin-off date by the Parent. This Plan permits its participants to defer portions of compensation and earn interest on the deferred amounts. The salaries and the Company's matching of deferred salaries are included in the consolidated statements of earnings. Since Block is liable for all distributions made or to be made under the Plan, the Company has recorded the deferred compensation and the matching thereon as part of the Due From/To Parent balance in the consolidated balance sheets.

    STOCK OPTION PLANs - The Company's employees participated in several of the Parent's stock option plans for its common stock. Any remaining options not exercised by 90 days after the expected split-off or spin-off date by the Parent will expire. Under these plans, options were granted to selected employees to purchase Block's common stock for periods not exceeding ten years at a price not less than 100 percent of fair market value on the date of the grant.


    In connection with the acquisition of SPRY, outstanding options to purchase SPRY common stock under an employee stock option plan were converted on April 5, 1995 to purchase shares of Block's convertible preferred stock.

    COMPUTER PROGRAMMING AND PROCESSING SERVICES - The Company provides certain programming and electronic processing services related to tax return filings with the Internal Revenue Service and in various state jurisdictions for an affiliate of Parent. The terms of this arrangement are renegotiated annually. Revenues generated in connection with this arrangement amounted to $8,012, $12,500 and $13,101 for the years ended April 30, 1996, 1995 and 1994, respectively.

    SERVICE PROVIDER AGREEMENT - An affiliate of Parent utilizes the Company's online service to offer its information and communication service products. Under the terms of a three-year agreement, the Company will receive royalties on certain revenues earned by the affiliate through the Company's online service. Conversely, the Company will pay royalties to the affiliate for revenues earned from connect time charges related to the affiliate's products.

    CORPORATE SERVICES AGREEMENT - The Company and HRB Management, Inc., a wholly-owned subsidiary of Parent, entered into a corporate services agreement pursuant to which HRB Management, Inc. will provide to the Company from time to time, upon request of the Company, certain routine and ordinary corporate services, including financial, accounting, tax and legal services. For these services, Parent will be reimbursed for its costs (including the pro rata costs of Parent employees performing such services and allocable overhead). The initial term of this agreement is one year. Thereafter, unless either party provides the other with at least 60 days' prior written notice to the contrary, the agreement will be automatically renewed for successive one year terms until terminated. No amounts were paid in 1996.

12. SUBSEQUENT EVENTS (UNAUDITED)

    In July 1996, the Company and H&R Block were each served with a Summons and Class Action Complaint in a case entitled Greenfield v. CompuServe Corporation, et al. and filed in the Court of Common Pleas, Franklin County, Ohio. Also in July 1996, a second suit was filed against the Company and H&R Block, in federal district court for the Southern District of Ohio, entitled Romine v. CompuServe Corporation, et al. These complaints (the "Complaints") also name the directors and certain officers of CompuServe at the time of the IPO and allege violations of the Securities Act of 1933, the Ohio Securities Code and common law. The Company intends to vigorously defend the litigation.


                                     ******

                                                                    Appendix C

[GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL


July 16, 1996


Board of Directors
H&R Block, Inc.
4410 Main Street
Kansas City, MO  64111

Dear Sirs and Mesdames:

We are acting as financial advisor to H&R Block, Inc. ("Block" or the "Company") in connection with the proposed distribution of all of the common stock of CompuServe Corporation ("CompuServe") currently held by Block to the holders of the common stock of Block on a pro rata basis (the "Distribution"). You have requested our opinion as to certain financial aspects of the Distribution.

Goldman Sachs, as part of its investment banking business, is continually engaged in the evaluation of businesses and their financial structures in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Block and CompuServe, having performed ongoing investment banking services for Block and its CompuServe subsidiary for many years, including having acted as lead manager of the initial public offering of Interim Services Inc. in February 1994, which was then a wholly owned subsidiary of Block; having acted as lead manager for the initial public offering and sale (the "IPO") in April 1996 of CompuServe and acting as financial advisor to Block in connection with the Distribution.

In arriving at our opinion, we have, among other things: (i) conducted discussions with members of the current senior managements of Block and CompuServe with regard to the operations and prospects of each business; (ii) analyzed certain historical business and financial information related to Block and CompuServe provided to us by Block and CompuServe managements; (iii) reviewed certain projections for Block and CompuServe provided to us by Block and CompuServe managements; (iv) reviewed public information relating to Block and its subsidiaries, including Block's Annual Reports on Form 10-K for the three fiscal years ended April 30, 1995 and Quarterly Report on Form 10-Q for quarters ended July 31, 1995, October 31, 1995, and January 31, 1996; (v) reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to certain of the businesses conducted by Block and CompuServe and (vi) conducted such other studies, analyses and investigations as we deemed appropriate.

H&R Block, Inc.
July 16, 1996
Page Two



We have relied upon the accuracy and completeness of the historical and projected financial and other information regarding Block and CompuServe and their business lines and subsidiaries provided to us, and have not undertaken any independent verification of any such information. We have assumed and have not independently verified the reasonableness of the projections provided by management in connection with our analysis of Block and CompuServe. We have not made any appraisals, nor have we been furnished with independent appraisals, of any of the assets of Block or CompuServe. With your permission we have assumed projections will be realized in amounts shown and at times stated. Further, our opinion is based on economic, monetary and market conditions existing on the date of this opinion, and we have not undertaken to reaffirm or revise or supplement this opinion based upon any events occurring after the date hereof.

After the completion of the Distribution, Block will not own any of the CompuServe common stock. We have assumed with your consent that receipt of the CompuServe stock will be tax-free for federal income tax purposes to the stockholders of Block and that Block will not recognize income, gain or loss as a result of the Distribution.

Based upon and subject to the foregoing and in light of the fact that the Distribution will be on a pro rata basis to each of the holders of Block common stock, it is our opinion that the Distribution is fair to such holders.

This letter is solely for the information and assistance of the Board of Directors of Block in connection with its consideration of the Distribution and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/S/Goldman, Sachs & Co.

Goldman, Sachs & Co.

                                                                      APPENDIX D

                      H&R BLOCK SHORT-TERM INCENTIVE PLAN

                                   ARTICLE I

                                    GENERAL

Section 1.1 Purpose.

     The purpose of the H&R Block Short-Term Incentive Plan (the "Plan") is to attract and retain highly qualified individuals as executive officers; to obtain from each the best possible performance in order to achieve particular business objectives established for H&R Block, Inc. (the "Company") and its subsidiaries; and to include in their compensation package a bonus component intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which compensation would be deductible by the Company under the Code.

Section 1.2 Administration.

     The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee") consisting of at least two members, each of which shall be an "outside director" within the meaning of
Section 162(m) of the Code. The Committee shall adopt such rules and guidelines as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of the majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority to determine the terms and conditions of the Awards granted to eligible persons specified in Section 1.3 below.

Section 1.3 Eligibility.

     Awards may be granted only to employees of the Company or any of its subsidiaries who are at the level of Assistant Vice President or at a more senior level and who are selected for participation in the Plan by the Committee. A qualifying employee so selected shall be a "Participant" in the Plan.

                                   ARTICLE II

                                     AWARDS

Section 2.1 Awards

     The Committee may grant annual performance-based awards ("Awards") to Participants with respect to each fiscal year of the Company, or a portion thereof (each such fiscal year or a portion thereof to constitute a "Performance Period"), subject to the terms and conditions of the Plan. Awards shall be in the form of cash compensation. Within 90 days after the beginning of a Performance Period, the Committee shall establish (a) performance goals and objectives ("Performance Targets") for the Company and the subsidiaries and divisions thereof for such

Performance Period, and target awards ("Target Awards") for each Participant which shall be a specified dollar amount. The Committee shall specify the Performance Targets applicable to each Participant for each Performance Period and shall further specify the portion of the Target Award to which each Performance Target shall apply.

Section 2.2 Performance Targets

     Performance Targets established by the Committee each year shall be based of one or more of the following business criteria: (a) earnings, (b) revenues,
(c) sales of products, services or accounts, (d) numbers of income tax returns prepared, (e) margins, (f) earnings per share, and (g) total shareholder return. For any Performance Period, Performance Targets may be measured on an absolute basis or relative to internal goals, or relative to levels attained in fiscal years prior to the Performance Period.

Section 2.3 Employment Requirement

     To be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company or its subsidiaries through the end of the applicable Performance Period.

Section 2.4 Determination of Awards

     In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify the extent to which Performance Targets have been achieved. The Committee shall then determine a performance percentage ("Performance Percentage") to be multiplied by the portion of the Target Award to which the Performance Target relates in order to arrive at the actual Award payout for each such portion. The Performance Percentage shall be determined in accordance with the following schedule:


                       % of Performance   Performance
                       Target Achieved    Percentage
                       ----------------   -----------

                        Under 90%              0%
                           90%                50%
                           95%                90%
                           100%               100%
                           105%               120%
                           110%               140%
                           115%               170%
                        120% and above        200%



     At the time that Target Awards are determined, the Committee may specify that the Performance Percentage attributable to any one or more portions of a Participant's Target Award may not exceed the Performance Percentage attributable to any other portion of the Participant's Target Award. In the event such specification is made, actual Award payouts shall be determined accordingly.

Section 2.4 Limitations on Awards

     The aggregate amount of all Awards under the Plan to any Participant for any Performance Period shall not exceed $1,000,000.

Section 2.5 Payment of Awards

     Payment of Awards shall be made by the Company or the applicable employer subsidiary as soon as administratively practical following the certification by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with
Section 2.3 and 2.4. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

Section 2.6 Adjustment of Awards

     In the event of the occurrence during the Performance Period of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, other similar corporate transaction or event, any changes in applicable tax laws or accounting principles, or any unusual, extraordinary or nonrecurring events involving the Company which distorts the performance criteria applicable to any Performance Target, the Committee shall adjust the calculation of the performance criteria, and the applicable Performance Targets as is necessary to prevent reduction or enlargement of Participants' Awards under the Plan for such Performance Period attributable to such transaction or event. Such adjustments shall be conclusive and binding for all purposes.

                                  ARTICLE III

                                 MISCELLANEOUS

Section 3.1  No Rights to Awards or Continued Employment

     No employee of the Company or any of its subsidiaries shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company or any subsidiary of the Company.

Section 3.2 No Limits on Other Awards and Plans

     Nothing contained in this Plan shall prohibit the Company or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company and its subsidiaries, including any Participants.

Section 3.3 Restriction on Transfer

     The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution.

Section 3.4 Source of Payments

     The Company and its subsidiaries shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company or any of its subsidiaries, such rights shall be no greater than those of an unsecured creditor.

Section 3.5  Effective Date; Term; Amendment

     The Plan is effective as of June 19, 1996, subject to approval by the Company's shareholders at the Company's 1996 annual meeting of shareholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors of the Company. If approval of the Plan meeting the requirements of Section 162(m) of the Code is not obtained at the 1996 annual meeting of shareholders of the Company, then the Plan shall not be effective and any Award made on or after June 19, 1996, shall be void ab initio. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

Section 3.6 Prohibited or Unenforceable Provisions

     Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

Section 3.7 Section 162(m) Provisions

     Any Awards under the Plan shall be subject to the applicable restrictions imposed by Code Section 162(m) and the Treasury Regulations promulgated thereunder, notwithstanding any other provisions of the Plan to the contrary.

Section 3.8 Governing Law

     The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Missouri.

APPENDIX TO PROXY STATEMENT

                                  H&R BLOCK


                                        August 7, 1996



Dear Shareholder:

     The annual meeting of shareholders of H&R Block, Inc. will be held at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas
City, Missouri, at 9:00 a.m., Kansas City time, on Wednesday,
September 11, 1996.

     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting in person, please review the enclosed proxy materials, complete the proxy form attached below, and return it promptly in the envelope provided.

                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
- --------------------------------------------------------------------------------

The undersigned hereby appoints G. Kenneth Baum, Marvin L. Rich and Morton I. Sosland, and each of them, the proxies (acting by a majority or, if only one be present, then that one shall have all of the powers hereunder), each with full power of substitution, for and in the name of the undersigned to represent and to vote all shares of stock of H&R BLOCK, INC., a Missouri corporation, of the undersigned at the annual meeting of shareholders of said corporation to be held at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri, on September 11, 1996, commencing at 9:00 a.m., Kansas City time, and at any adjournment thereof, notice of said meeting and the proxy statement furnished therewith having been received by the undersigned; and, without limiting the authority hereinabove given, said proxies or proxy are expressly authorized to vote in accordance with the undersigned's direction as to those matters set forth on the reverse side hereof and in accordance with their best judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.

                                                 Dated ______________, 1996

                                                 ___________________________

                                                 ___________________________

                                                 (Please date and sign exactly
                                                 as name appears at the left
                                                 and return in the enclosed
                                                 postage paid envelope. If
                                                 shares are owned in joint
                                                 names, all joint owners should
                                                 sign.)



IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE, DETACH AND MAIL THE PROXY FORM BELOW AS SOON AS POSSIBLE.






                   PLEASE DETACH PROXY HERE, SIGN AND MAIL
- --------------------------------------------------------------------------------
                               H&R BLOCK, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED
AS SPECIFIED BELOW.  IF NO SUCH SPECIFICATION IS MADE, IT WILL BE VOTED FOR
EACH OF THE PROPOSALS.


1.  ELECTION OF CLASS I DIRECTORS.  / / FOR all nominees listed below (except as marked to the contrary below)
                                   / /  WITHHOLD AUTHORITY to vote for all nominees listed below

    INSTRUCTION:  To withhold authority to vote for any individual nominee(s), clearly cross out his (their) name(s) below.
    NOMINEES ARE:  HENRY W. BLOCH, ROBERT E. DAVIS AND FRANK L. SALIZZONI.

2.  APPROVAL OF THE DISTRIBUTION TO H&R BLOCK, INC. SHAREHOLDERS OF THE SHARES OF COMMON STOCK OF COMPUSERVE CORPORATION OWNED BY
    H&R BLOCK, INC. BY MEANS OF A PRO RATA DIVIDEND.
                     / / FOR           / / AGAINST       / / ABSTAIN

3.  APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
    FROM 200,000,000 TO 400,000,000.
                     / / FOR           / / AGAINST       / / ABSTAIN

4.  ADOPTION OF THE H&R BLOCK SHORT-TERM INCENTIVE PLAN.
                     / / FOR           / / AGAINST       / / ABSTAIN

5.  RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING APRIL 30,
    1997.
                     / / FOR           / / AGAINST       / / ABSTAIN

                                      BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM
